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                     AMENDED AND RESTATED CREDIT AGREEMENT

                             Dated October 23, 1996

                                     among

                             NATIONAL-OILWELL, L.P.

                      and NATIONAL OILWELL (U.K.) LIMITED

                                 as Borrowers,

                            THE LENDERS NAMED HEREIN

                                  as Lenders,

                                      and

                     GENERAL ELECTRIC CAPITAL CORPORATION,

                       as Administrative Agent and Lender


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
                               TABLE OF CONTENTS


1.     AMOUNT AND TERMS OF CREDIT   . . . . . . . . . . . . . . . . . . . .   2
       1.1    Credit Facilities   . . . . . . . . . . . . . . . . . . . . .   2
       1.2    Letters of Credit   . . . . . . . . . . . . . . . . . . . . .   4
       1.3    Prepayment  . . . . . . . . . . . . . . . . . . . . . . . . .   4
       1.4    Use of Proceeds   . . . . . . . . . . . . . . . . . . . . . .   5
       1.5    Interest on the Loans, Applicable Line Margin and
              L/C Margin  . . . . . . . . . . . . . . . . . . . . . . . . .   5
       1.6    Eligible Accounts   . . . . . . . . . . . . . . . . . . . . .   8
       1.7    Eligible Inventory, Eligible Equipment, Eligible
              Real Estate   . . . . . . . . . . . . . . . . . . . . . . . .   8
       1.9    Cash Management Systems   . . . . . . . . . . . . . . . . . .   9
       1.10   Receipt of Payments   . . . . . . . . . . . . . . . . . . . .  10
       1.11   Application and Allocation of Payments  . . . . . . . . . . .  10
       1.12   Loan Account and Accounting   . . . . . . . . . . . . . . . .  10
       1.13   Indemnity   . . . . . . . . . . . . . . . . . . . . . . . . .  11
       1.14   Access  . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       1.15   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .  13
       1.16   Capital Adequacy; Increased Costs; Illegality   . . . . . . .  14
       1.17   Effect of Amendment and Restatement   . . . . . . . . . . . .  16

2.     CONDITIONS PRECEDENT   . . . . . . . . . . . . . . . . . . . . . . .  16
       2.1    Conditions to the Effectiveness of Agreement  . . . . . . . .  16
       2.2    Further Conditions to Each Revolving Credit Advance
              and Term Loan C Advance   . . . . . . . . . . . . . . . . . .  18

3.     REPRESENTATIONS AND WARRANTIES   . . . . . . . . . . . . . . . . . .  19
       3.1    Existence and Standing; Compliance with Law   . . . . . . . .  19
       3.2    Chief Executive Offices   . . . . . . . . . . . . . . . . . .  19
       3.3    Power, Authorization, Enforceable Obligations   . . . . . . .  19
       3.4    Financial Statements and Projections  . . . . . . . . . . . .  20
       3.5    Collateral Reports  . . . . . . . . . . . . . . . . . . . . .  20
       3.6    Material Adverse Effect   . . . . . . . . . . . . . . . . . .  20
       3.7    Ownership of Property; Liens  . . . . . . . . . . . . . . . .  21
       3.8    Restrictions; No Default  . . . . . . . . . . . . . . . . . .  21
       3.9    Labor Matters   . . . . . . . . . . . . . . . . . . . . . . .  21
       3.10   Ventures, Subsidiaries and Affiliates; Outstanding
              Stock and Indebtedness  . . . . . . . . . . . . . . . . . . .  22
       3.11   Government Regulation   . . . . . . . . . . . . . . . . . . .  22
       3.12   Margin Regulations  . . . . . . . . . . . . . . . . . . . . .  22
       3.13   Taxes   . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       3.14   ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . .  23
       3.15   No Litigation   . . . . . . . . . . . . . . . . . . . . . . .  25
       3.16   Brokers   . . . . . . . . . . . . . . . . . . . . . . . . . .  25

       3.17   Employment Matters  . . . . . . . . . . . . . . . . . . . . .  25
       3.18   Patents, Trademarks, Copyrights and Licenses  . . . . . . . .  25
       3.19   Full Disclosure   . . . . . . . . . . . . . . . . . . . . . .  26
       3.20   Hazardous Materials   . . . . . . . . . . . . . . . . . . . .  26
       3.21   Insurance Policies  . . . . . . . . . . . . . . . . . . . . .  26
       3.22   Deposit and Disbursement Accounts   . . . . . . . . . . . . .  26
       3.23   Government Contracts  . . . . . . . . . . . . . . . . . . . .  27
       3.24   Customer and Trade Relations  . . . . . . . . . . . . . . . .  27
       3.25   Agreements and Other Documents  . . . . . . . . . . . . . . .  27
       3.26   Subordinated Debt   . . . . . . . . . . . . . . . . . . . . .  27
       3.27   Collateral  . . . . . . . . . . . . . . . . . . . . . . . . .  27
       3.28   FEIN  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28

4.     FINANCIAL STATEMENTS AND INFORMATION   . . . . . . . . . . . . . . .  28
       4.1    Reports and Notices   . . . . . . . . . . . . . . . . . . . .  28
       4.2    Communication with Accountants  . . . . . . . . . . . . . . .  28

5.     AFFIRMATIVE COVENANTS  . . . . . . . . . . . . . . . . . . . . . . .  28
       5.1    Maintenance of Existence and Conduct of Business  . . . . . .  28
       5.2    Payment of Obligations  . . . . . . . . . . . . . . . . . . .  29
       5.3    Books and Records   . . . . . . . . . . . . . . . . . . . . .  29
       5.4    Litigation  . . . . . . . . . . . . . . . . . . . . . . . . .  29
       5.5    Insurance   . . . . . . . . . . . . . . . . . . . . . . . . .  29
       5.6    Compliance with Laws  . . . . . . . . . . . . . . . . . . . .  31
       5.7    Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .  31
       5.8    Supplemental Disclosure   . . . . . . . . . . . . . . . . . .  31
       5.9    Employee Plans  . . . . . . . . . . . . . . . . . . . . . . .  32
       5.10   Environmental Matters   . . . . . . . . . . . . . . . . . . .  32
       5.11   Landlords' Agreements, Bailee Letters and Mortgagee
              Agreements  . . . . . . . . . . . . . . . . . . . . . . . . .  32
       5.12   Consigned Inventory   . . . . . . . . . . . . . . . . . . . .  33
       5.13   Leased Locations of Collateral  . . . . . . . . . . . . . . .  33

6.     NEGATIVE COVENANTS   . . . . . . . . . . . . . . . . . . . . . . . .  33
       6.1    Mergers, Subsidiaries, Etc  . . . . . . . . . . . . . . . . .  33
       6.2    Investments; Loans and Advances   . . . . . . . . . . . . . .  36
       6.3    Indebtedness  . . . . . . . . . . . . . . . . . . . . . . . .  36
       6.4    Employee Loans and Affiliate Transactions   . . . . . . . . .  37
       6.5    Capital Structure and Business  . . . . . . . . . . . . . . .  37
       6.6    Guaranties  . . . . . . . . . . . . . . . . . . . . . . . . .  38
       6.7    Liens   . . . . . . . . . . . . . . . . . . . . . . . . . . .  38
       6.8    Sale of Assets  . . . . . . . . . . . . . . . . . . . . . . .  39
       6.9    ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . .  39
       6.10   Financial Covenants   . . . . . . . . . . . . . . . . . . . .  39

       6.11   Hazardous Materials   . . . . . . . . . . . . . . . . . . . .  39
       6.12   Sale-Leasebacks   . . . . . . . . . . . . . . . . . . . . . .  40
       6.13   Cancellation of Indebtedness  . . . . . . . . . . . . . . . .  40
       6.14   Restricted Payments   . . . . . . . . . . . . . . . . . . . .  40
       6.15   Leases  . . . . . . . . . . . . . . . . . . . . . . . . . . .  41
       6.16   Fiscal Year   . . . . . . . . . . . . . . . . . . . . . . . .  42
       6.17   Change of Corporate Name or Location  . . . . . . . . . . . .  42
       6.18   Sale of Stock   . . . . . . . . . . . . . . . . . . . . . . .  42
       6.19   Cash Management   . . . . . . . . . . . . . . . . . . . . . .  42
       6.20   No Impairment of Upstreaming  . . . . . . . . . . . . . . . .  42
       6.21   Subordinated Debt   . . . . . . . . . . . . . . . . . . . . .  43
       6.22   Intercompany Loans  . . . . . . . . . . . . . . . . . . . . .  43
       6.23   Inconsistent Agreements   . . . . . . . . . . . . . . . . . .  44
       6.24   Acquisition Documents   . . . . . . . . . . . . . . . . . . .  44

7.     TERM   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  44
       7.1    Termination   . . . . . . . . . . . . . . . . . . . . . . . .  44
       7.2    Survival of Obligations Upon Termination of
              Financing Arrangements  . . . . . . . . . . . . . . . . . . .  44

8.     EVENTS OF DEFAULT: RIGHTS AND REMEDIES   . . . . . . . . . . . . . .  45
       8.1    Events of Default   . . . . . . . . . . . . . . . . . . . . .  45
       8.2    Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . .  48
       8.3    Waivers by Borrowers  . . . . . . . . . . . . . . . . . . . .  49

9.     ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF ADMINISTRATIVE
       AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  49
       9.1    Assignment and Participations   . . . . . . . . . . . . . . .  49
       9.2    Appointment of Administrative Agent   . . . . . . . . . . . .  50
       9.3    Administrative Agent's Reliance   . . . . . . . . . . . . . .  51
       9.4    Administrative Agent and Affiliates   . . . . . . . . . . . .  52
       9.5    Lender Credit Decision  . . . . . . . . . . . . . . . . . . .  52
       9.6    Indemnification   . . . . . . . . . . . . . . . . . . . . . .  52
       9.7    Successor Administrative Agent  . . . . . . . . . . . . . . .  53
       9.8    Setoff and Sharing of Payments  . . . . . . . . . . . . . . .  53
       9.9    Disbursement of Funds   . . . . . . . . . . . . . . . . . . .  54
       9.10   Advances; Payments; Information; Non-Funding Lenders  . . . .  54

10.    SUCCESSORS AND ASSIGNS   . . . . . . . . . . . . . . . . . . . . . .  58
       10.1   Successors and Assigns  . . . . . . . . . . . . . . . . . . .  58

11.    MISCELLANEOUS  . . . . . . . . . . . . . . . . . . . . . . . . . . .  58
       11.1   Complete Agreement; Modification of Agreement   . . . . . . .  58
       11.2   Amendments and Waivers  . . . . . . . . . . . . . . . . . . .  58

       11.3   Fees and Expenses   . . . . . . . . . . . . . . . . . . . . .  59
       11.4   No Waiver   . . . . . . . . . . . . . . . . . . . . . . . . .  60
       11.5   Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . .  61
       11.6   Severability  . . . . . . . . . . . . . . . . . . . . . . . .  61
       11.7   Conflict of Terms   . . . . . . . . . . . . . . . . . . . . .  61
       11.8   Authorized Signature  . . . . . . . . . . . . . . . . . . . .  61
       11.9   GOVERNING LAW   . . . . . . . . . . . . . . . . . . . . . . .  61
       11.10  Notices   . . . . . . . . . . . . . . . . . . . . . . . . . .  62
       11.11  Section Titles  . . . . . . . . . . . . . . . . . . . . . . .  62
       11.12  Counterparts  . . . . . . . . . . . . . . . . . . . . . . . .  63
       11.13  WAIVER OF JURY TRIAL  . . . . . . . . . . . . . . . . . . . .  63
       11.14  Press Releases and Public Announcements   . . . . . . . . . .  63
       11.15  Reinstatement   . . . . . . . . . . . . . . . . . . . . . . .  63
       11.17  Judgment Currency   . . . . . . . . . . . . . . . . . . . . .  64

                        INDEX OF EXHIBITS AND SCHEDULES


Exhibit A            -      Form of Amended Revolving Credit Note
Exhibit B            -      Form of Amended Term C Note


Schedule  1.1(a)     -      Responsible Individual
Schedule  3.2        -      Executive Offices
Schedule  3.4(a)     -      Financial Statements
Schedule  3.4(b)     -      Pro Forma
Schedule  3.4(c)     -      Projections
Schedule  3.7        -      Real Estate and Leases
Schedule  3.9        -      Labor Matters
Schedule  3.10       -      Ventures, Subsidiaries and Affiliates;
                            Outstanding Stock
Schedule  3.13       -      Tax Matters
Schedule  3.14       -      ERISA Plans
Schedule  3.15       -      Litigation
Schedule  3.16       -      Brokers Fees
Schedule  3.17       -      Employment Matters
Schedule  3.18       -      Intellectual Property
Schedule  3.20       -      Hazardous Materials
Schedule  3.21       -      Insurance Policies
Schedule  3.22       -      Deposit and Disbursement Accounts
Schedule  3.23       -      Government Contracts
Schedule  3.25       -      Material Agreements
Schedule  3.28       -      FEIN Numbers
Schedule  5.1               Trade Names
Schedule  6.2        -      Investments; Loans and Advances
Schedule  6.3        -      Indebtedness
Schedule  6.4(a)     -      Employee Loans and Affiliate Transactions
Schedule  6.6        -      Guaranties
Schedule  6.7        -      Existing Liens
Schedule  6.8        -      Asset Sale Program
Schedule  6.22       -      Intercompany Loans
Schedule  11.8       -      Authorized Signatures

Schedule A (Recitals)                      -      Definitions
Schedule B (Section 1.2)                   -      Letters of Credit Documents
Schedule C-1 (Section 1.6)                 -      Eligible Accounts
Schedule C-2 (Section 1.6)                 -      UK Eligible Accounts
Schedule D-1 (Section 1.7)                 -      Eligible Inventory
Schedule D-2 (Section 1.7)                 -      UK Eligible Inventory
Schedule E (Subsection 1.9(a))             -      Cash Management Systems
Schedule F (Subsection 2.1(b))             -      Schedule of Additional
                                                  Closing Documents
Schedule G (Subsection 4.1(a))             -      Financial Statements and
                                                  Projections -- Reporting
Schedule H (Subsection 4.1(b))             -      Collateral Reports
Schedule I (Section 6.10)                  -      Financial Covenants
Schedule J (Section 11.10)                 -      Notice Addresses
Schedule K (Subsection 9.10(a)(iii))       -      Wire Transfer Account
                                                  Information

              This AMENDED AND RESTATED CREDIT AGREEMENT, dated October 23, 1996 and effective as of the Closing Date among NATIONAL-OILWELL, L.P., a Delaware limited partnership, NATIONAL OILWELL (U.K.) Limited, an English corporation, GENERAL ELECTRIC CAPITAL CORPORATION, a New York corporation, for itself, as a Lender, and as Administrative Agent, THE BANK OF NEW YORK COMMERCIAL CORPORATION, BTM CAPITAL CORPORATION (f/k/a BOT FINANCIAL CORPORATION), THE MITSUBISHI TRUST AND BANKING CORPORATION, and SANWA BUSINESS CREDIT CORPORATION, as Lenders.

                                    RECITALS

              WHEREAS, NATIONAL-OILWELL, INC., f/k/a NOW HOLDINGS, INC., a Delaware corporation ("Holdings") entered into a certain Purchase Agreement dated as of September 22, 1995 (the "Purchase Agreement") with OILWELL, INC., a Delaware corporation ("Oilwell"), NATIONAL SUPPLY COMPANY INC., a Delaware corporation ("National Supply"), USX CORPORATION, a Delaware corporation ("USX"), and ARMCO INC., an Ohio corporation ("Armco") (Oilwell and National Supply are collectively referred to herein as "Sellers") to purchase all of the partnership interests (the "Partnership Interests") in National-Oilwell, a Delaware general partnership ("National-Oilwell") and all of the issued and outstanding capital stock (the "Purchased Stock") of National-Oilwell Pte. Ltd., a Singapore corporation ("Singapore") and National-Oilwell Pty. Ltd., an Australian corporation ("Australia");

              WHEREAS, Holdings assigned all of its right, title and interest in the Purchase Agreement to US Borrower;

              WHEREAS, Borrowers entered into a Credit Agreement dated as of December 29, 1995 (the "Prior Credit Agreement") with the Administrative Agent, the Lenders that are parties hereto, Goldman Sachs & Co., GECC Capital Markets Group, Inc. and certain other Lenders pursuant to which the Borrowers received credit facilities of up to $138,000,000;

              WHEREAS, each Borrower secured all of its obligations under the Prior Credit Agreement by granting to Administrative Agent, on behalf of Lenders, a security interest in and lien upon all of its personal and real property;

              WHEREAS, Holdings and the Partners guaranteed all of the obligations of Borrowers to Lenders under the Prior Credit Agreement and granted to Administrative Agent, on behalf of Lenders, a security interest in all of the capital stock of NOW International and the Partners and the partnership interests of US Borrower, respectively, to secure such guaranties;

              WHEREAS, NOW International guaranteed all of the obligations of Borrowers to Lenders under the Prior Credit Agreement and granted to Administrative Agent, on behalf of Administrative Agent and Lenders, a security interest in sixty-five percent (65%) of the capital stock of all foreign Subsidiaries, including UK Borrower, to secure such guaranty;

              WHEREAS, Holdings has completed an initial public offering (as more fully defined in Schedule A hereto, the "IPO") and in connection therewith US Borrower has repaid Term Loan A and Term Loan B under the Prior Credit Agreement;

              WHEREAS, Borrowers and the Lenders desire to amend and restate the Prior Credit Agreement to govern the terms of the Obligations that are outstanding thereunder and to provide a revolving credit facility to US Borrower of up to $105,000,000 (including the continuing Obligations outstanding under the Prior Credit Agreement) and a term loan to UK Borrower of up to $5,000,000 (including the continuing Obligations outstanding under the Prior Credit Agreement) as a subfacility of the revolving credit facility described above, the working capital and general business needs of US Borrower (including the funding of Permitted Acquisitions) and UK Borrower; and

              WHEREAS, capitalized terms used in this Agreement shall have the meanings ascribed to them in Schedule A. All Schedules, Exhibits and other attachments hereto, or expressly identified to this Agreement, are incorporated herein by reference, and taken together, shall constitute but a single agreement.

              NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, and for other good and valuable consideration, the parties hereto agree as follows:

1.     AMOUNT AND TERMS OF CREDIT

              1.1    Credit Facilities.

              (a) Revolving Credit Facility. (i) Upon and subject to the terms and conditions hereof, each Lender, severally and not jointly, agrees to make or continue to make available, from time to time, until the Commitment Termination Date, for US Borrower's use and upon the request of US Borrower therefor, its Pro Rata Share of advances (each, a "Revolving Credit Advance") in an aggregate amount which shall not at any given time exceed the lesser at such time of (A) the Maximum Revolving Credit Loan and (B) an amount equal to the Borrowing Base of US Borrower, less, in each case, the amount of the Letter of Credit Obligations ("Borrowing Availability"); provided that in no event shall the Revolving Credit Loan of any Lender exceed its Revolving Credit Loan Commitment less its Pro Rata Share of the Letter of Credit Obligations at such time. Until all amounts outstanding in respect of the Revolving Credit Loan shall become due and payable on the Commitment Termination Date, US Borrower may from time to time borrow, repay and reborrow under this Section 1.1(a). Each Revolving Credit Advance shall be made by delivery of a Borrowing Notice by US Borrower to the individual at the Administrative Agent identified on Schedule 1.1(a) at the address specified thereon, given no later than (x) 12:00 (noon) (New York time) on the Business Day of the proposed Revolving Credit Advance, in the case of an Index Rate Loan, or (y) 12:00 (noon) (New York time) on the day which is three (3) Business Days prior to the proposed Revolving Credit Advance in the case of a LIBOR Loan; provided that unless US Borrower shall also have complied with the requirements of Section 1.5(e), all such Revolving Credit Advances shall bear interest by reference to the Index Rate; provided further that any Revolving Credit Advance requested as a LIBOR Loan shall be in a minimum amount of $5,000,000 and multiples of $1,000,000 in excess of such amount. Each Borrowing Notice shall be given in writing (by telecopy or overnight courier) or by telephone confirmed immediately in writing.

              (ii) US Borrower shall execute and deliver to each Lender an amended and restated note to evidence the Revolving Credit Loan, such note to be in the principal amount of the Revolving Credit Loan Commitment of such Lender, dated October 23, 1996 and substantially in the form of Exhibit A (each an "Amended Revolving Credit Note" and, collectively, the "Amended Revolving Credit Notes"). The Amended Revolving Credit Notes shall represent the obligation of US Borrower to pay the amount of the Revolving Credit Loan Commitment or, if less, the aggregate unpaid principal amount of all Revolving Credit Advances made by Lenders to US Borrower and all other Obligations of US Borrower together with interest thereon as prescribed in Section 1.5. The date and amount of each Revolving Credit Advance and each payment of principal with respect thereto shall be recorded on the books and records of Administrative Agent, which books and records shall constitute prima facie evidence of the accuracy of the information therein recorded. The entire unpaid balance of the Revolving Credit Loan shall be immediately due and payable on the Commitment Termination Date.

              (b) Term Loan C. Upon and subject to the terms and conditions hereof, each Lender having a Term Loan C Commitment, severally and not jointly, agrees to make or continue to make as a subfacility of the Revolving Credit Loan Facility available, from time to time, for UK Borrower's use and upon the request of US Borrower therefor, its Pro Rata Share of advances under Term Loan C in an aggregate amount equal to its Term Loan C Commitment (collectively, "Term Loan C"); provided that the aggregate outstanding principal amount of Term Loan C shall not at any time exceed an amount equal to the UK Borrowing Base. Until all amounts outstanding in respect of Term Loan C shall become due and payable on the Commitment Termination Date, amounts advanced under the Term Loan C facility may be repaid and reborrowed. Term Loan C shall be evidenced by amended and restated notes, each dated October 23, 1996 and substantially in the form of Exhibit B (each an "Amended Term C Note"), and UK Borrower shall execute and deliver the same to each such Lender. All advances and payments under Term Loan C shall be in United States Dollars. All Borrowing Base Certificate calculations for UK Borrower shall be converted to United States Dollars at the then current exchange rates as quoted in the Wall Street Journal, with the basis for such calculation set forth on each Borrowing Base Certificate of UK Borrower.

The entire unpaid balance of Term Loan C shall be immediately due and payable on the Commitment Termination Date.

              (c) Reliance on Notices; Appointment of Borrower Representative. Administrative Agent shall be entitled to rely upon, and shall be fully protected in relying upon, any Borrowing Notice or similar notice believed by Administrative Agent to be genuine. Administrative Agent may assume that each Person executing and delivering such a notice was duly authorized, unless the responsible individual acting thereon for Administrative Agent has actual knowledge to the contrary.

UK Borrowers hereby designate Borrower Representative as its representative and agent on its behalf for the purposes of issuing Borrowing Notices, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions (including in respect of compliance with covenants) on behalf of Borrowers under the Loan Documents. Borrower Representative hereby accepts such appointment. Administrative Agent and each Lender may regard any notice or other communication pursuant to any Loan Document from Borrower Representative as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to Borrower Representative on behalf of such Borrower or Borrowers. UK Borrower agrees that each notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by Borrower Representative shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.

              1.2 Letters of Credit. Subject to the terms and conditions of Schedule B, US Borrower shall have the right to request the issuance of Letters of Credit and Lenders agree to incur Letters of Credit Obligations with respect thereto.

              1.3 Prepayment. (a) In the event that the outstanding balance of the Revolving Credit Loan shall, at any time, exceed the lesser at such time of (i) the Maximum Revolving Credit Loan and (ii) the Borrowing Base of US Borrower, less, in each case, the outstanding amount of the Letter of Credit Obligations, US Borrower shall immediately and without notice or demand of any kind (x) repay the Revolving Credit Loan in the amount of such excess and (y) if any excess remains after repaying the Revolving Credit Loan, cash collateralize the Letter of Credit Obligations in such amount as may be necessary to eliminate such remaining excess. In the event that the outstanding balance of Term Loan C shall, at any time, exceed the UK Borrowing Base, UK Borrower shall immediately and without notice or demand of any kind repay Term Loan C in the amount of such excess.

              (b) (i) Except for the proceeds of assets of NOW Canada (other than property or assets of NOW Canada, if any, included in the Asset Sale Program) required to be paid to General Electric Capital Canada Inc. pursuant to the NOW Canada Credit Agreement and proceeds of assets and property subject to subsection 1.3(b)(ii), immediately upon receipt by US Borrower or any Subsidiaries of Net Proceeds of any asset disposition permitted by subsection 6.8(ii), (iii) or (iv) (including all Net Proceeds of the Asset Sale Program), US Borrower shall prepay the Revolving Credit Loan in an amount equal to one hundred percent (100%) of such Net Proceeds; provided that the Maximum Revolving Credit Loan shall not be reduced as a result of any such prepayment, and such amounts may be reborrowed.

              (ii) Immediately upon receipt by UK Borrower or any of its Subsidiaries of Net Proceeds of any asset disposition permitted by subsections 6.8(ii), 6.8(iii) or 6.8(iv) (other than assets of UK Borrower, if any, included in the Asset Sale Program) or receipt by UK Borrower of any payment by NOW Canada on its intercompany Indebtedness to UK Borrower permitted by subsection 6.22(iii), UK Borrower shall prepay Term Loan C in an amount equal to one hundred percent (100%) of such Net Proceeds or of such payment, as applicable.

              (c) (i) Except for the insurance proceeds of assets and property of NOW Canada (other than property or assets of NOW Canada, if any, included in the Asset Sale Program) required to be paid to General Electric Capital Canada Inc. pursuant to the NOW Canada Credit Agreement and proceeds of assets and property subject to subsection 1.3(c)(ii), immediately upon receipt by US Borrower or any of its Subsidiaries of insurance proceeds received in the event of loss or the seizure or requisition of any property or assets of US Borrower or any Subsidiary, US Borrower shall prepay the Revolving Credit Loan to the extent required in accordance with Section 5.5; provided that the Maximum Revolving Credit Loan shall not be reduced as a result of any such prepayment and such amounts may be reborrowed.

              (ii) Immediately upon receipt by UK Borrower or any of its Subsidiaries of insurance proceeds received in the event of loss or the seizure or requisition of any property or assets of UK Borrower or any of its Subsidiaries (other than property or assets included in the Asset Sale Program), UK Borrower shall prepay Term Loan C in an amount equal to such insurance proceeds.

              (d) Upon at least fifteen (15) days' prior written notice to Administrative Agent, UK Borrower shall have the right at any time to voluntarily prepay all or part of Term Loan C in a minimum amount of $500,000 and integral multiples thereof; provided that any such voluntary prepayment shall be accompanied by the payment of any LIBOR funding breakage costs in accordance with subsection 1.13(c).

              (e) Upon at least fifteen (15) days' prior written notice to Administrative Agent, US Borrower may voluntarily permanently reduce the Revolving Credit Loan Commitment in whole, or in part ratably among Lenders in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof; provided that the amount of the Revolving Credit Loan Commitment may not be reduced below the aggregate principal amount of the outstanding Revolving Credit Loan; provided further that any such voluntary reduction shall be accompanied by the payment of any LIBOR funding breakage costs in accordance with subsection 1.13(c); provided further that any Letter of Credit Obligations outstanding as of the date of such reduction, to the extent necessary, shall be canceled and returned or cash collateralized in the manner described in Schedule B. Upon any such permanent reduction or termination of the Revolving Credit Loan Commitment, US Borrower's right to receive Revolving Credit Advances shall simultaneously terminate or be permanently reduced to the same degree, as the case may be.

              1.4 Use of Proceeds. US Borrower may utilize the proceeds of all Revolving Credit Advances (i) for the financing of ordinary working capital and general partnership needs of US Borrower (but excluding in any event any direct or indirect redemption of partnership interests or purchase of any Stock of Holdings or either Partner other than as permitted by Section 6.14; (ii) for intercompany loans as permitted by this Agreement; and (iii) for Permitted Acquisitions. UK

Borrower may utilize the proceeds of Term Loan C to repay existing Indebtedness owing to US Borrower and for ordinary working capital purposes.

              1.5 Interest on the Loans, Applicable Line Margin and L/C Margin. (a) US Borrower and UK Borrower shall pay interest to Administrative Agent, for the ratable benefit of Lenders with respect to the Loans made by each Lender, in arrears on each applicable Interest Payment Date, at a rate equal to: (i) the Index Rate plus the Applicable Index Margin per annum or, at the election of US Borrower in accordance with subsection 1.5(e), the applicable LIBOR Rate plus the Applicable LIBOR Margin per annum.

              The Applicable Line Margin, Applicable L/C Margin, Applicable Index Margin, and Applicable LIBOR Margin will be .375%, 1.375%, .75%, and 2.00% per annum, respectively, as of the Closing Date. The Applicable Margins will be adjusted (up or down) prospectively on a quarterly basis as determined by Holdings' consolidated financial performance for the trailing four quarters, commencing with the first day of the first calendar month that occurs more than five (5) days after delivery of Holdings' quarterly Financial Statements to Lenders for the Fiscal Quarter ending March 31, 1997. Adjustments in Applicable Margins will be determined by reference to the following grid:


 IF FUNDED          APPLICABLE    APPLICABLE    APPLICABLE      APPLICABLE
 ---------          ----------    ----------    ----------      ----------
 DEBT/EBIT          LINE          L/C MARGIN    INDEX           LIBOR
 ---------          -----         -----------   ------          ------
 RATIO IS:          MARGIN IS:    IS:           MARGIN IS:      MARGIN IS:
 ---------          ----------    ---           ----------      ----------
      =(1.25           0.250%        0.875%         0.25%          1.50%
  )1.25 but =(3.00     0.375%        1.375%         0.75%          2.00%
       )3.00           0.50%         1.875%         1.25%          2.50%



              All adjustments in the Applicable Margins after March 31, 1997, will be implemented quarterly on a prospective basis, commencing with the first day of the first calendar month that occurs more than five (5) days after the date of delivery to Lenders of the quarterly unaudited or annual audited (as applicable) Financial Statements of Holdings evidencing the need for an adjustment. Concurrently with the delivery of those Financial Statements, US Borrower shall deliver to Administrative Agent and Lenders a certificate, signed by its Chief Financial Officer or Treasurer, setting forth in reasonable detail the basis for the continuance of, or any change in, the Applicable Margins. Failure to timely deliver such Financial Statements shall, in addition to any other remedy provided for in this Agreement, result in an increase in the Applicable Margins to the highest level set forth in the foregoing grid, until the first day of the first calendar month commencing at least five (5) days after the date of the delivery of those Financial Statements demonstrating that such an increase is not required. If a Default or Event of Default shall have occurred or be continuing at the time any reduction in the Applicable Margins is to be implemented, that reduction shall be deferred until the first day of the first calendar month following the date on which such Default or Event of Default is waived or cured.

              (b) If any payment on any Loan becomes due and payable on a day other than a Business Day, the maturity thereof will be extended to the next succeeding Business Day (except as set forth in the definition of LIBOR Period) and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

              (c) All computations of Fees calculated on a per annum basis and all calculations of interest shall be made by Administrative Agent on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest or Fees are payable. The Index Rate shall be determined each day based upon the Index Rate as in effect each day. Each determination by Administrative Agent of an interest rate hereunder shall be conclusive, absent manifest error.

              (d) So long as any Event of Default shall have occurred and be continuing, the Letter of Credit Fees and the interest rates applicable to the respective Loans and any other Obligations shall be increased by two percent (2%) per annum above the Letter of Credit Fees or the rate of interest, as the case may be, otherwise applicable hereunder ("Default Rate").

              (e) Provided no Default or Event of Default shall have occurred and be continuing, US Borrower may elect by delivery of a Borrowing Notice to Administrative Agent not later than 12:00 noon (New York time) on the third (3rd) Business Day prior to (i) the date of any proposed Revolving Credit Advance or Term Loan C advance all or any part of which is to bear interest at the LIBOR Rate, (ii) the end of each LIBOR Period with respect to any LIBOR Loans, or (iii) the date on which US Borrower wishes to convert any Index Rate Loan to a LIBOR Loan, to have all or some portion of the Revolving Credit Loan or Term Loan C bear or continue to bear, as applicable, interest at the LIBOR Rate for the next succeeding LIBOR Period as designated by US Borrower in such Borrowing Notice. Each Borrowing Notice shall be given in writing (by telecopy or overnight courier) or by telephone confirmed immediately in writing. If no Borrowing Notice is received with respect to a LIBOR Loan by 12:00 (noon) (New York time) on the third (3rd) Business Day prior to the end of the LIBOR Period with respect to such LIBOR Loan, such LIBOR Loan shall be converted to an Index Rate Loan at the end of the LIBOR Period. US Borrower shall have the option to
(i) convert at any time all or any part of its outstanding Loan or Loans equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from LIBOR Loans to Index Rate Loans or from Index Rate Loans to LIBOR Rate Loans, or (ii) upon the expiration of any LIBOR Period applicable to a LIBOR Loan, to continue all or any portion of such Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a LIBOR Loan, and the succeeding LIBOR Period(s) of such continued Loan shall commence on the last day of the LIBOR Period of the Loan to be continued; provided that LIBOR Loans may be converted into Index Rate Loans only on the expiration date of a LIBOR Period applicable thereto; provided further, that no outstanding Loan may be made or continued as, or be converted into, a LIBOR Loan when any Default or Event of Default has occurred and is continuing.

              (f)    Notwithstanding anything to the contrary set forth in this
Section 1.5, if, at any time until payment in full of all of the Obligations and the termination of the Commitments, the rate of interest payable hereunder exceeds the highest rate of interest permissible under any law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto (the "Maximum Lawful Rate"), then in such event and so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Administrative Agent, on behalf of Lenders, from the making of such advances hereunder is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this subsection 1.5(f)) the interest rate payable since the Funding Date as otherwise provided in this Agreement. Thereafter, the interest rate payable hereunder shall be the rate of interest provided in subsections 1.5(a) through (e) of this Agreement, unless and until the rate of interest again exceeds the Maximum Lawful Rate, in which event this subsection 1.5(f) shall again apply. In no event shall the total interest received by any Lender pursuant to the terms hereof exceed the amount which such Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. In the event the Maximum Lawful Rate is calculated pursuant to this subsection 1.5(f), such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made.
In the event that a court of competent jurisdiction, notwithstanding the provisions of this subsection 1.5 (f), shall make a final determination that a Lender has received interest hereunder or under any of the other Loan Documents in excess of the Maximum Lawful Rate, Administrative Agent shall, to the extent permitted by applicable law, promptly apply such excess first to any interest due and not yet paid hereunder in respect of the Loans, then to the outstanding principal of the Loans, then to Fees and any other unpaid Obligations and thereafter shall refund any excess to the applicable Borrower or as a court of competent jurisdiction may otherwise order.

              1.6 Eligible Accounts. Based on the most recent Borrowing Base Certificate delivered by the applicable Borrower to Administrative Agent and on other information available to Administrative Agent, Administrative Agent shall in its reasonable discretion determine which Accounts shall be deemed to be "Eligible Accounts" for purposes of determining the amounts, if any, which are (i) permitted to be outstanding to US Borrower under the Revolving Credit Loan and (ii) permitted to be outstanding to UK Borrower under Term Loan C. In determining whether a particular Account constitutes an Eligible Account, Administrative Agent shall not include any such Account which meets any of the criteria set forth in Schedule C-1 or Schedule C-2, as applicable. Administrative Agent reserves the right, at any time and from time to time after the Closing Date, in the exercise of its reasonable credit judgment (i) to adjust any eligibility criteria or to establish new eligibility criteria as to any Borrower, which are more restrictive than those set forth in Schedule C-1 and Schedule C-2, and (ii) establish reserves against Borrowing Availability.

              1.7 Eligible Inventory, Eligible Equipment, Eligible Real Estate. (a) Based on the most recent Borrowing Base Certificate delivered by the applicable Borrower to Administrative

Agent and on other information available to Administrative Agent, Administrative Agent shall in its reasonable discretion determine which Inventory of such Borrower shall be deemed to be "Eligible Inventory" for purposes of determining the amounts, if any, which are (1) permitted to be outstanding to US Borrower under the Revolving Credit Loan and (2) permitted to be outstanding to UK Borrower under Term Loan C. In determining whether any particular Inventory constitutes Eligible Inventory, Administrative Agent shall not include Inventory which meets any of the criteria set forth in Schedule D-1 or Schedule D-2, as applicable. Administrative Agent reserves the right, at any time and from time to time after the Closing Date, in the exercise of its reasonable credit judgment, (i) to adjust any eligibility criteria or to establish new eligibility criteria as to any Borrower, which are more restrictive than those set forth in Schedule D-1 and Schedule D-2, and (ii) establish reserves against Borrowing Availability.

              (b) Administrative Agent reserves the right at any time from and after the Closing Date, in the exercise of its reasonable credit judgment,
(i) to adjust any eligibility criteria or to establish new eligibility criteria (which adjustment or new criteria may be more restrictive) with respect to Eligible Equipment, Eligible On-Lease Inventory and Eligible Real Estate, and
(ii) establish reserves with respect to Eligible Equipment, Eligible On-Lease Inventory and Eligible Real Estate, including without limitation, repair reserves, reserves to assure payment of Liens, including Permitted Encumbrances with respect thereto, and environmental remediation reserves with respect to Eligible Real Estate.

              1.8 Fees. (a) US Borrower shall pay to GE Capital, individually, the fees specified in the GE Capital Fee Letter, at the times specified for payment therein.

              (b) As additional compensation for Lenders' costs and risks in making the Revolving Credit Loan available to US Borrower, US Borrower agrees to pay to Administrative Agent, for the ratable benefit of Lenders, in arrears, on the first Business Day of each month prior to the Commitment Termination Date and on the Commitment Termination Date, a fee for US Borrower's non-use of available funds (the "Non-Use Fee") in an amount equal to the Applicable Line Margin from time to time in effect (calculated on the basis of a 360-day year for actual days elapsed) of the difference between the respective daily averages of (i) the Maximum Revolving Credit Loan (as it may be adjusted from time to time hereunder) and (ii) the amount of the Revolving Credit Loan and Letter of Credit Obligations outstanding during the period for which the Non-Use Fee is due.

              (c) US Borrower shall pay to Administrative Agent, for the ratable benefit of Lenders, Letter of Credit fees equal to the Applicable L/C Margin from time to time in effect and expenses, all as set forth in Schedule B.

              1.9 Cash Management Systems. (a) US Borrower has established and will maintain until the Termination Date, the cash management systems described on Schedule E. All available funds received each day in US Borrower's depository accounts shall be swept to the Collection Account and applied to outstanding Obligations in accordance with Section 1.11.

              (b) UK Borrower has established and will maintain until Term Loan C has been paid in full, the cash management systems subject to a charge in favor of Administrative Agent for the ratable benefit of Lenders. Unless Administrative Agent shall elect to release such funds to UK Borrower, all available funds received each day in UK Borrower's depository accounts shall be swept to the Collection Account and applied against outstanding Obligations in accordance with Section 1.11.

              1.10 Receipt of Payments. Borrowers shall make each payment under this Agreement not later than 12:00 noon (New York time) on the day when due in lawful money of the United States of America in immediately available funds to the Collection Account. For purposes of computing interest and fees for either Borrower and for determining the amount of funds available for borrowing by US Borrower pursuant to subsection 1.1(a), (a) all payments (including cash sweeps) consisting of cash, wire or electronic transfers in immediately available funds shall be deemed received on the date of deposit thereof in the Collection Account and notice to Administrative Agent of such deposit before the time specified above, and (b) all payments consisting of checks, drafts, or similar non-cash items shall be deemed received on the day of receipt of good funds following deposit of any such item of payment in the Collection Account and notice to Administrative Agent of such deposit.

              1.11 Application and Allocation of Payments. So long as any Event of Default has occurred and is continuing, each Borrower irrevocably waives the right to direct the application of any and all payments at any time or times hereafter received from or on behalf of such Borrower and agrees that Administrative Agent shall have the continuing exclusive right to apply any and all such payments against the then due and payable Obligations of such Borrower as the Requisite Lenders may deem advisable notwithstanding any previous entry by Administrative Agent upon the Loan Account or any other books and records. In the absence of a specific determination by the Requisite Lenders to the contrary with respect to US Borrower, the same shall be applied in the following order: (i) to then due and payable Fees and expenses; (ii) to then due and payable interest payments; (iii) to then due and payable Obligations other than Fees, expenses and interest and principal payments; and (iv) to the principal balance of the Revolving Credit Loan. In the absence of a specific determination by the Requisite Lenders to the contrary with respect to UK Borrower, the same shall be applied in the following order: (i) to then due and payable Fees and expenses; (ii) to then due and payable interest payments on Term Loan C; (iii) to then due and payable Obligations other than Fees, expenses and interest and principal payments; and (iv) to principal payments on Term Loan C. Administrative Agent is authorized to, and at its option may, charge to the Revolving Credit Loan balance on behalf of US Borrower amounts equal to all Fees, expenses, Charges, costs or interest owing by US Borrower under this Agreement or any of the other Loan Documents if and to the extent US Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause total Revolving Credit Advances to exceed Borrowing Availability or the Maximum Revolving Credit Loan amount. At Administrative Agent's option and to the extent permitted by law, any charges so made shall constitute part of the Revolving Credit Loan hereunder.

              1.12 Loan Account and Accounting. Administrative Agent shall maintain a loan account (the "Loan Account") on its books to record: (a) all Revolving Credit Advances and Term Loan C advances; (b) all payments made by each Borrower, and (c) all other appropriate debits and credits as provided in this Agreement with respect to the Revolving Credit Loan and Term Loan C or any other Obligations. All entries in the Loan Account shall be made in accordance with Administrative Agent's customary accounting practices as in effect from time to time. Each Borrower shall pay all of its Obligations as such amounts become due or are declared due pursuant to the terms of this Agreement.

              The balance in the Loan Account, as recorded on Administrative Agent's most recent printout or other written statement, shall be presumptive evidence of the amounts due and owing to Administrative Agent and Lenders by each Borrower; provided that any failure to so record or any error in so recording shall not limit or otherwise affect such Borrower's obligations to pay its Obligations. Administrative Agent shall render to US Borrower a monthly accounting of transactions under the Revolving Credit Loan and Term Loan C setting forth the balance of the Loan Account. Each and every such accounting shall (absent manifest error) be deemed final, binding and conclusive upon each Borrower in all respects as to all matters reflected therein, unless US Borrower, within thirty (30) days after the date any such accounting is rendered, shall notify Administrative Agent in writing of any objection which Borrowers may have to any such accounting, describing the basis for such objection with specificity. In that event, only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers. Administrative Agent's determination, based upon the facts available, of any item objected to by Borrowers in such notice shall (absent manifest error) be final, binding and conclusive on Borrowers.

              1.13 Indemnity. (a) Borrowers shall, jointly and severally, indemnify and hold Administrative Agent, Lenders, their respective Affiliates, and each such Person's respective officers, directors, employees, partners, attorneys, agents and representatives (each, an "Indemnified Person"), harmless from and against any and all suits, actions, proceedings, claims, damages, losses, liabilities and expenses (including reasonable attorneys' fees and disbursements and other costs of investigation or defense, including those incurred upon any appeal) which may be instituted or asserted against or incurred by any such Indemnified Person as the result of credit having been extended under this Agreement and the other Loan Documents or in connection with or arising out of the transactions contemplated hereunder and thereunder or any actions or failures to act in connection therewith, including any and all Environmental Liabilities and Costs (the "Indemnified Liabilities"); provided that neither Borrower shall be liable for any indemnification to such Indemnified Person to the extent that any such suit, action, proceeding, claim, damage, loss, liability or expense results solely from such Indemnified Person's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted. To the extent that either Borrower is strictly liable under any Environmental Laws, Borrowers' obligations to indemnify under this subsection 1.13(a) shall likewise be without regard to fault on the part of Borrowers and without regard to the violation of law which results in liability to Borrowers. To the extent that the undertaking to indemnify, pay and hold harmless set forth in this subsection 1.13(a) may be unenforceable because it is violative of any law or public policy, Borrowers shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all indemnified liabilities incurred by the Indemnified Persons or any of them. Borrowers also agree to reimburse the Indemnified Persons periodically for any accrued and unpaid Indemnified Liabilities. Notwithstanding any other provision of this Agreement to the contrary, the provisions of and undertakings and indemnifications set forth in this subsection 1.13(a) shall survive the satisfaction and payment of the Obligations and the termination of this Agreement, and shall continue to be the liability, obligation and indemnification of Borrowers. All of the foregoing costs and expenses shall be part of the Obligations and shall be secured by the Collateral. NONE OF ADMINISTRATIVE AGENT, ANY LENDER, OR ANY OTHER INDEMNIFIED PERSON SHALL BE RESPONSIBLE OR LIABLE TO ANY OTHER PARTY HERETO, ANY SUCCESSOR, ASSIGNEE OR THIRD PARTY BENEFICIARY OF SUCH PERSON OR ANY OTHER PERSON ASSERTING CLAIMS DERIVATIVELY THROUGH SUCH PARTY, FOR INDIRECT, PUNITIVE, EXEMPLARY OR CONSEQUENTIAL DAMAGES WHICH MAY BE ALLEGED AS A RESULT OF CREDIT HAVING BEEN (OR HAVING NOT BEEN) EXTENDED OR TERMINATED UNDER THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

              (b) Each Borrower hereby acknowledges and agrees that neither Administrative Agent nor any Lender (i) is now, and has ever been, in control of any of the Real Estate or any Borrower's or any Subsidiary's affairs, and
(ii) has the capacity through the provisions of the Loan Documents to influence any Borrower's conduct with respect to the ownership, operation or management of any of its Real Estate.

              (c) Each Borrower understands that in connection with Lenders' arranging to provide the LIBOR Rate interest option with respect to the Revolving Credit Loan and Term Loan C from time to time at the option of either Borrower on the terms provided herein, Lenders may enter into funding arrangements with third parties ("Funding Arrangements") on terms and conditions which could result in losses to such Lenders if such LIBOR Rate funds do not remain outstanding at the interest rates provided herein for the entire LIBOR Period with respect to which the LIBOR Rate has been fixed. Consequently, in order to induce Lenders to provide such LIBOR Rate option on the terms provided herein and in consideration of Lenders entering into such Funding Arrangements from time to time, if any LIBOR Loans of a Borrower are repaid in whole or in part prior to the last day of any such LIBOR Period therefor (whether such repayment is made pursuant to any provision of this Agreement or any other Loan Document or is the result of acceleration, by operation of law or otherwise), such Borrower shall indemnify and hold harmless each Lender from and against and in respect of any and all losses, costs and expenses resulting from, or arising out of or imposed upon or incurred by such Lender by reason of the liquidation or reemployment of funds acquired or committed to be acquired by such Lender to fund such LIBOR Loans pursuant to the Funding Arrangements. The amount of any losses, costs or expenses resulting in an obligation of either Borrower to make a payment pursuant to the foregoing sentence shall not include any losses attributable to lost profit to Lenders but shall represent the excess, if any, of (A) such Lender's cost of borrowing the LIBOR Rate funds pursuant to the Funding Arrangements over (B) the return to such Lender on its reinvestment of such funds; provided that if any Lender terminates any Funding

Arrangements in respect of the LIBOR Loans, the amount of such losses, costs and expenses shall include the cost to such Lender of such termination. In reinvesting any funds borrowed by any Lender pursuant to the Funding Arrangements, such Lender shall take into consideration the remaining maturity of such borrowings. As promptly as practicable under the circumstances, each Lender shall provide the applicable Borrower with its written calculation of all amounts payable pursuant to the next preceding sentence, and such calculation shall be final, conclusive and binding on the parties hereto absent manifest error.

              1.14 Access. (a) Each Borrower shall provide full access during normal business hours, from time to time upon one (1) Business Day's prior notice, to Administrative Agent and any of its officers, employees and agents, as frequently as Administrative Agent determines, in its reasonable discretion, to be appropriate (unless a Default or Event of Default shall have occurred and be continuing, in which event Administrative Agent and its officers, employees, designees, agents and representatives shall have access at any and all times and without any advance notice), and to any Lender upon one
(1) Business Day's prior notice and the consent of such Borrower, which consent shall not be unreasonably withheld, to the properties, facilities, books, records, advisors and employees (including officers) of such Borrower and its Subsidiaries, to its Collateral, to the accountants (including Ernst & Young) of such Borrower and its Subsidiaries and to the work papers of such accountants and, upon the occurrence of an Event of Default and during the continuance thereof, suppliers and customers. Without limiting the generality of the foregoing, each Borrower shall (i) permit Administrative Agent, and any of its officers, employees, agents and representatives, to inspect, audit and make extracts from all of such Borrower's and its Subsidiaries' corporate or partnership records, files and books of account and (ii) permit Administrative Agent, and any of its officers, employees, agents and representatives, to inspect, review and evaluate the Accounts, Inventory at such Borrower's and its Subsidiaries' locations and at premises not owned by or leased to such Borrower or Subsidiary. Each Borrower shall make available to Administrative Agent and its counsel, as quickly as is possible under the circumstances, originals or copies of all books, records, board minutes, contracts, insurance policies, environmental audits, business plans, files, financial statements (actual and pro forma), filings with federal, state and local regulatory agencies, and other instruments and documents which Administrative Agent may request. Each Borrower shall deliver any document or instrument necessary for Administrative Agent, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for such Borrower, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by such Borrower. Each Borrower shall instruct their certified public accountants to make available to Administrative Agent such information and records as Administrative Agent may request. So long as no Event of Default shall have occurred and be continuing, Administrative Agent will give notice to US Borrower of any such request promptly after such request has been made; provided that the failure to give such notice shall not invalidate Administrative Agent's request to the accountants.

              (b) A fee of $650 per day per individual (plus all reasonable out-of-pocket costs and expenses) in connection with Administrative Agent's field examinations permitted under subsection 1.14(a) and subsection 4(c) of the Security Agreement shall be charged against the

Revolving Credit Loan in connection with each field audit conducted by Administrative Agent after the Closing Date; provided that so long as no Default or Event of Default shall have occurred and be continuing, Borrowers shall not be responsible for reimbursing Administrative Agent for the cost of more than one (1) field examination in any twelve (12) month period.

              1.15 Taxes. (a) Any and all payments by either Borrower hereunder or under the Amended Revolving Credit Notes or the Amended Term C Notes shall be made in accordance with this Section 1.15, without set-off or counterclaim and free and clear of and without deduction for any and all present or future Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder or under the Amended Revolving Credit Notes or the Amended Term C Notes, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 1.15) Administrative Agent or Lenders, as applicable, receive an amount equal to the sum they would have received had no such deductions been made, (ii) such Borrower shall make such deductions, and (iii) such Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable law.

              (b) Each Borrower shall indemnify and pay, within thirty (30) days of demand therefor, Administrative Agent and each Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 1.15) paid by Administrative Agent or such Lender, as appropriate, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted. Upon payment to Administrative Agent of the full amount of such Taxes, Borrowers shall be entitled to contest such Taxes and retain all refunds with respect thereto.

              (c) Within thirty (30) days after the date of any payment of Taxes pursuant to subsection 1.15(a), US Borrower shall furnish to Administrative Agent, at its address referred to in Section 11.10, (i) with respect to domestic Taxes, the original or a certified copy of a receipt evidencing payment thereof and (ii) with respect to foreign Taxes, a certified copy of the payment instrument and, within two(2) Business Days of receipt thereof, the original or a certified copy of a receipt evidencing payment thereof.

              1.16 Capital Adequacy; Increased Costs; Illegality. (a) In the event that any Lender shall have determined that the adoption after the Closing Date of any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order regarding capital adequacy, reserve requirements or similar requirements or compliance by any Lender with any request or directive regarding capital adequacy, reserve requirements or similar requirements (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) from any central bank or governmental agency or body having jurisdiction does or would have the effect of increasing the amount of capital, reserves or other funds required to be maintained by such Lender or any Person controlling such Lender and thereby reducing the rate of return on such Person's capital as a consequence of its obligations hereunder, then Borrowers shall from time to time within fifteen (15) days after notice and demand on US Borrower by such Lender (together with the certificate referred to in the next sentence and with a copy to Administrative Agent) pay to Administrative Agent, for the account of such Lender, additional amounts sufficient to compensate such Lender for such reduction. A certificate as to the amount of such cost and showing the basis of the computation of such cost submitted by such Lender to US Borrower and Administrative Agent shall, absent manifest error, be final, conclusive and binding for all purposes.

              (b) If, due to either (i) the introduction of or any change in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or the making, funding or maintaining of any Loan, then Borrowers shall from time to time, upon demand by such Lender (with a copy of such demand to Administrative Agent), pay to Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to US Borrower and Administrative Agent by such Lender, shall be conclusive and binding on Borrowers for all purposes, absent manifest error. Each Lender agrees that, as promptly as practicable after it becomes aware of any circumstances referred to in clause (i) or (ii) above which would result in any such increased cost to such Lender, such Lender shall, to the extent not inconsistent with such Lender's internal policies of general application, use reasonable commercial efforts to minimize costs and expenses incurred by it and payable to it by Borrowers pursuant to this subsection 1.16(b).

              (c) Notwithstanding anything to the contrary contained herein, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender to agree to make or to make or to continue to fund or maintain any LIBOR Loan, then, unless such Lender is able to agree to make or to make or to continue to fund or to maintain such LIBOR Loan at another branch or office of such Lender without, in such Lender's opinion, adversely affecting it or its Loans or the income obtained therefrom, on notice thereof and demand therefor by such Lender to Borrowers through Administrative Agent, (i) the obligation of such Lender to agree to make or to make or to continue to fund or maintain LIBOR Loans shall terminate and (ii) each Borrower shall forthwith prepay in full all outstanding LIBOR Loans, together with interest accrued thereon, of such Lender unless Borrowers, within five (5) Business Days after the delivery of such notice and demand, convert all such Loans into a Loan bearing interest based on the Index Rate.

              (d) Upon the Administrative Agent obtaining actual knowledge of the occurrence of any of the events set forth in this Section 1.16, Administrative Agent shall promptly notify US Borrower of the occurrence of such event. Borrowers shall have the right within five (5) days of receipt of such notice to convert any outstanding LIBOR Loans to Index Rate Loans; provided that Borrowers shall be liable for breakage costs as provided in subsection 1.13(c).

              (e) Foreign Lenders. Each Lender organized under the laws of a jurisdiction outside the United States (a "Foreign Lender") as to which payments to be made under this Agreement or under the Notes are exempt from United States withholding tax or are subject to

United States withholding tax at a reduced rate under an applicable statute or tax treaty shall provide to US Borrower and Administrative Agent a properly completed and executed Internal Revenue Service Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the Internal Revenue Service or the United States certifying as to such Foreign Lender's entitlement to such exemption or reduced rate of withholding with respect to payments to be made to such Foreign Lender under this Agreement and under the Notes (a "Certificate of Exemption"). Prior to becoming a Lender under this Agreement and within fifteen (15) days after a reasonable written request of US Borrower or Administrative Agent from time to time thereafter, each Foreign Lender that becomes a Lender under this Agreement shall provide a Certificate of Exemption to US Borrower and Administrative Agent. No Person may become a Lender hereunder if such Person is unable to deliver a Certificate of Exemption.

              If a Foreign Lender does not provide a Certificate of Exemption to Borrowers and Administrative Agent within the time periods set forth in the preceding paragraph, Borrowers shall withhold taxes from payments to such Foreign Lender at the applicable statutory rate and Borrowers shall not be required to pay any additional amounts as a result of such withholding; provided that all such withholding shall cease upon delivery by such Foreign Lender of a Certificate of Exemption to US Borrower and Administrative Agent.

              1.17   Effect of Amendment and Restatement.   This Agreement
amends and restates in its entirety the Prior Credit Agreement and upon the effectiveness of this Agreement, the terms and provisions of the Prior Credit Agreement shall be superseded hereby. The Obligations outstanding under the Prior Credit Agreement that remain outstanding upon the effectiveness of this Agreement shall constitute Obligations hereunder governed by the terms hereof and shall continue to be secured by the Collateral. Such Obligations shall be continuing in all respects, and this Agreement shall not be deemed to evidence or result in a novation or repayment and re-borrowing of those Obligations. All references to the "Credit Agreement" contained in the Loan Documents delivered in connection with the Prior Credit Agreement shall be deemed to refer to this Amended and Restated Credit Agreement without further amendment of those Loan Documents.

2.     CONDITIONS PRECEDENT

              2.1    Conditions to the Effectiveness of Agreement.

              Notwithstanding any other provision of this Agreement and without affecting in any manner the rights of Administrative Agent and Lenders hereunder, this Agreement shall not become effective until the following conditions have been satisfied, in Administrative Agent's sole discretion (including the delivery of documents in form and substance satisfactory to the Administrative Agent). If the Closing Date does not occur on or prior to December 31, 1996, this Agreement shall be void ab initio and of no force or effect and the Prior Credit Agreement shall continue to govern the Obligations outstanding thereunder.

              (a) Credit Agreement. This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers, Administrative Agent and Lenders.

              (b) Loan Documents. Administrative Agent shall have received such reaffirmations of guaranties, and other documents, instruments, agreements and legal opinions as Administrative Agent shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all reaffirmations of guaranties, and other documents, instruments, agreements and legal opinions listed in the Schedule of Documents attached hereto as Schedule F, each in form and substance satisfactory to the Administrative Agents.

              (c) IPO. The IPO shall have been consummated; all of the Net Proceeds thereof shall have been contributed to the equity of US Borrower, and US Borrower shall have used the Net Proceeds to pay Indebtedness and the costs, fees and expenses of the Related Transactions.

              (d)    Term Loans A and B and Subordinated Loan.   Term Loan A,
Term Loan B and the Subordinated Loan (as each such term is defined in the Prior Credit Agreement), together with all interest, fees and expenses accrued or payable with respect thereto, shall have been paid in full.

              (e) Payment of Fees. US Borrower shall have paid to GE Capital the fees required to be paid on the Closing Date in the respective amounts specified in the GE Capital Fee Letter.

              (f) Officer's Certificate. Administrative Agent shall have received duly executed originals of a certificate of the Chief Executive Officer, Chief Financial Officer or Treasurer of US Borrower, dated the Closing Date, stating that since December 31, 1995, (i) there has been no material adverse change in the aggregate in the business, assets, liabilities, results of operations, financial or other condition or prospects of Borrowers taken as a whole; (ii) no litigation has been commenced which, if successful, would have a Material Adverse Effect or would challenge any of the transactions contemplated by this Agreement and the other Loan Documents; (iii) there have been no distributions to either of the Partners; and (iv) there has been no material increase in liabilities, liquidated or contingent, and no material decrease in assets of the Borrowers taken as a whole.

              (g) Financial Condition. Borrowers shall have provided Administrative Agent and Lenders with their current operating statements, a consolidated and consolidating balance sheet and statement of cash flows, projections and a Borrowing Base Certificate certified by each Borrower's Chief Executive Officer, Chief Financial Officer or Treasurer, in each case in form and substance satisfactory to the Administrative Agent, and the Administrative Agent shall be satisfied, in their sole discretion, with all of the foregoing, including:

              (i)  the Pro Forma as of the Closing Date in accordance with
       Section 3.4 hereof;

              (ii)  Projections in accordance with Section 3.4 hereof; and

              (iii) a certificate of the Chief Executive Officer, Chief Financial Officer or Treasurer of US Borrower, based on such Pro Forma and Projections, to the effect that (A) the Pro Forma fairly presents the financial condition of US Borrower and the Subsidiaries as of the date thereof after giving effect to the transactions contemplated by this Agreement; and (B) the Projections are reasonable estimates of the future financial performance of US Borrower and the Subsidiaries subsequent to the date thereof.

              (h) Corporate Proceedings. All corporate, partnership and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be satisfactory in form and substance to the Administrative Agent, and Administrative Agent shall have received all information and copies of all documents and papers which Administrative Agent or any Lender may have requested in connection therewith, and such documents and papers, where appropriate, shall be certified by proper corporate or partnership officers or Governmental Authorities.

              (i) Total Expenses. Total fees, costs and expenses of the Related Transactions (excluding fees paid to Administrative Agent and Lenders and underwriters' discounts and commissions paid to non-Affiliates) payable on the Closing Date shall not exceed $1,000,000.

              (j) Partnership Agreement. Administrative Agent shall have received a copy, certified on the Closing Date by the Chief Executive Officer, Chief Financial Officer or Treasurer of US Borrower, of the Partnership Agreement.

              2.2 Further Conditions to Each Revolving Credit Advance and Term Loan C Advance. It shall be a further condition to the initial and each subsequent Revolving Credit Advance and Term Loan C advance, as the case may be, and to the incurrence of the initial and any subsequent Letter of Credit Obligations that the following statements shall be true on the date of each such advance or funding, as the case may be:

              (a) All of Borrowers' representations and warranties contained herein or in any of the other Loan Documents shall be true and correct on and as of the Closing Date and the date on which each such Revolving Credit Advance or Term Loan C advance is made (or such Letter of Credit Obligations are incurred) as though made on and as of such date, except to the extent that any such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement.

              (b) No Material Adverse Effect shall have occurred since the Closing Date.

              (c) No event shall have occurred and be continuing, or would result from the making of any Revolving Credit Advance (or the incurrence of any Letter of Credit Obligations), which constitutes or would constitute a Default or an Event of Default.

              (d) After giving effect to such Revolving Credit Advance, Term Loan C advance or such Letter of Credit Obligations the aggregate principal amount of the Revolving Credit Loan shall not exceed the maximum amount permitted by subsection 1.3(a) without requiring that a payment be made to Administrative Agent or any Lender.

The request and acceptance by US Borrower or UK Borrower of the proceeds of any Revolving Credit Advance or Term Loan C advance, respectively, or the incurrence of any Letter of Credit Obligations shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrowers that the conditions in this Section 2.2 have been satisfied and
(ii) a reaffirmation by Borrowers of the granting and continuance of Administrative Agent's Liens, on behalf of itself and Lenders, pursuant to the Collateral Documents.

3.     REPRESENTATIONS AND WARRANTIES

              To induce Lenders to make or continue the Revolving Credit Loan and Term Loan C and to incur or continue Letter of Credit Obligations, each Borrower makes the following representations and warranties to Administrative Agent and each Lender as of and after the Closing Date (unless another date is otherwise specifically referenced), each and all of which shall survive the execution and delivery of this Agreement.

              3.1 Existence and Standing; Compliance with Law. US Borrower is a duly organized Delaware limited partnership, validly existing and in good standing under the laws of Delaware and has been duly qualified to conduct business and is in good standing in each jurisdiction where it owns or leases Real Estate and in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification. Each Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has been duly qualified to conduct business and is in good standing in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification. UK Borrower is a corporation duly organized and validly existing under the laws of its jurisdiction of incorporation. Each Borrower and each Subsidiary (i) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (ii) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (iii) is in compliance with the Partnership Agreement or its certificate or articles of incorporation and by-laws, or its Memorandum and Articles of Association or comparable organizational documents, as applicable; and (v) is in compliance with all applicable provisions of law where the failure to comply could have a Material Adverse Effect.

              3.2 Chief Executive Offices. The current location of each Borrower's chief executive office and principal place of business is set forth in Schedule 3.2.

              3.3 Power, Authorization, Enforceable Obligations. The execution, delivery and performance by Holdings, each Borrower and each Subsidiary of the Loan Documents to which it is a party and all other instruments and documents to be delivered by each such Person, and the creation of all Liens provided for therein: (i) are within such Person's power; (ii) have been duly authorized by all necessary or proper corporate or partnership action, as applicable, and shareholder or partner approval, as applicable;
(iii) are not in contravention of any provision of the Partnership Agreement or such Person's certificate or articles of incorporation or by-laws or its memorandum and articles of association or comparable organizational documents, as applicable; (iv) will not violate any law or regulation, or any order or decree of any court or governmental instrumentality; (v) will not conflict with or result in the breach or termination of, constitute a default under or accelerate any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Person is a party or by which such Person or any of its property is bound; (vi) will not result in the creation or imposition of any Lien upon any of the property of such Person other than those in favor of Administrative Agent, on behalf of itself and Lenders, all pursuant to the Loan Documents; and (vii) do not require the consent or approval of any Governmental Authority or any other Person. On or prior to the Closing Date, each of the Loan Documents shall have been duly executed and delivered for the benefit of or on behalf of Holdings, each Borrower and each Subsidiary (as applicable) and each Loan Document shall then constitute a legal, valid and binding obligation of Holdings, each Borrower and such Subsidiary, to the extent it is a party thereto, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws affecting the rights of creditors generally or by application of general principles of equity.

              3.4 Financial Statements and Projections. The financial statements (the "Financial Statements"), except for the Projections, concerning Holdings, Borrowers and the Subsidiaries which are referenced below have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as disclosed therein and except, with respect to unaudited financial statements, for the absence of footnotes and normal year-end audit adjustments) and do present fairly in all material respects the financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended:

              (a) The unaudited balance sheet of Holdings on a consolidated and consolidating basis as of August 31, 1996, delivered on the Closing Date and attached hereto as Schedule 3.4(a).

              (b) The Pro Forma delivered on the Closing Date and attached hereto as Schedule 3.4(b) was prepared by US Borrower assuming the consummation of the Related Transactions and based on the unaudited consolidated balance sheet of Holdings dated August 31, 1996; the underlying balance sheet was prepared in accordance with GAAP, with only such adjustments thereto as would be required to reflect the Related Transactions.

              (c) The Projections of Holdings and its Subsidiaries delivered on the Closing Date and attached hereto as Schedule 3.4(c) for the period from October 1, 1996 through December 31, 1996 and for the three Fiscal Years thereafter, after giving effect to the Related Transactions.

              3.5 Collateral Reports. Borrowers have delivered the Collateral Reports identified on Schedule H and each such Collateral Report complies with the description thereof contained on Schedule H.

              3.6 Material Adverse Effect. Since December 31, 1995, Borrowers and the Subsidiaries, taken as a whole have not in the aggregate incurred any obligations, contingent liabilities, liabilities for Charges, long-term leases or unusual forward or long-term commitments which are not reflected in the pro forma balance sheet of Borrowers and the Subsidiaries and which could, alone or in the aggregate, have or result in a Material Adverse Effect. No Material Adverse Effect has occurred between December 31, 1995 and the Closing Date.

              3.7 Ownership of Property; Liens. The real estate ("Real Estate") listed on Schedule 3.7 constitutes all of the real property owned or leased by Borrowers and the Material Subsidiaries or where any Collateral is located (other than Inventory in transit). Each Borrower and each Material Subsidiary (i) owns good and marketable fee simple title to all of its owned Real Estate, and valid and marketable leasehold interests in all of its Leases (both as lessor and lessee, sublessor and sublessee or assignee), all as described on Schedule 3.7, and (ii) has, with respect to US Borrower, good and marketable title to, or valid leasehold interests in, all of its other properties and assets and, with respect to UK Borrower, beneficial ownership with full title guarantee of all of its other properties and assets. Neither General Partner nor Limited Partner owns any assets or property other than its partnership interest in US Borrower, and on and after the Closing Date neither will own any other assets or property. NOW International owns no assets or property other than the capital stock of the Subsidiaries described on Schedule
3.10 and on and after the Closing Date will not own any other assets or property. None of the properties and assets of Borrowers or any Material Subsidiary are subject to any Liens, except Permitted Encumbrances; and each Borrower or Subsidiary has received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Borrower's or Subsidiary's, right, title and interest in and to all such Real Estate and other assets or property. The estimated fair market value of each parcel of owned Real Estate is set forth on Schedule 3.7. Except as described on Schedule 3.7, (i) neither of the Borrowers and no Material Subsidiary and no other party to any such Lease described on Schedule 3.7 is in default of its obligations thereunder or has delivered or received any notice of default under any such Lease (which has not been waived or cured), and no event has occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such Lease; (ii) neither of the Borrowers and no Material Subsidiary owns or holds or is obligated under or a party to, any option, right of first refusal or any other contractual right to purchase, acquire, sell, assign or dispose of any Real Estate owned or leased by such Borrower or Subsidiary except as set forth in Schedule 3.7; and (iii) no portion of any Real Estate owned or leased by either Borrower or any Material Subsidiary has suffered any material damage by fire or other casualty loss or a Release which has not heretofore been completely repaired and restored to its original condition or is being remedied. All material permits required to have been issued or appropriate to enable the Real Estate owned or leased by such Borrower or Subsidiary to be lawfully occupied and used for all of the purposes for which they are currently occupied and used, have been lawfully issued and are, as of Closing Date, in full force and effect.

              3.8 Restrictions; No Default. No contract, lease, agreement or other instrument to which either Borrower or any Material Subsidiary is a party or by which it or any of its properties or assets is bound or affected and no provision of applicable law or governmental regulation has or results in a Material Adverse Effect, or could have or result in a Material Adverse Effect. Neither of the Borrowers and no Material Subsidiary is in default in any material respect and, to such Borrower's knowledge, no third party is in default, under or with respect to any material contract, agreement, lease or other instrument to which it is a party.

              3.9 Labor Matters. No strikes or other labor disputes against either Borrower or any Material Subsidiary are pending or, to either Borrower's knowledge, threatened. Hours worked by and payment made to employees of US Borrower have not been in violation of the Fair Labor Standards Act. All payments due from such Borrower or its Material Subsidiaries on account of employee health and welfare insurance have been paid or accrued as a liability on the books of such Person. Except as set forth in Schedule 3.9, neither of the Borrowers and none of the Material Subsidiaries has any obligations under any collective bargaining agreement or any employment agreement. There is no organizing activity involving either Borrower or any Material Subsidiary pending or, to either Borrower's knowledge, threatened by any labor union or group of employees. Except as set forth in Schedule 3.9, there are no representation proceedings pending or, to either Borrower's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of either Borrower or any Material Subsidiary has made a pending demand for recognition. Except as set forth in Schedule 3.9, there are no complaints or charges against any Borrower or any Material Subsidiary pending or threatened to be filed with any federal, state, local or foreign court, governmental agency or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by any Borrower or any Material Subsidiary.

              3.10 Ventures, Subsidiaries and Affiliates; Outstanding Stock and Indebtedness. Except as set forth in Schedule 3.10, neither Holdings nor either Borrower has any Subsidiaries, is engaged in any joint venture or partnership with any other Person, or is an Affiliate of any other Person. Other than the Material Subsidiaries, no Subsidiary of either Borrower has assets with a value in excess of $500,000. All of the issued and outstanding Stock of each Borrower and each Subsidiary is owned by each of the stockholders named on Schedule 3.10. No Partner's interest in US Borrower is subject to any option, warrant, interest, right to call or commitment of any kind or character. Except as set forth in the Shareholders Agreement, there are no outstanding rights to subscribe or purchase, options, warrants or similar rights or agreements pursuant to which either Borrower or any Subsidiary may be required to issue or sell any Stock or other equity security of itself or any of its Subsidiaries. As of the Closing Date, all outstanding Indebtedness of each Borrower and the Subsidiaries is described in Section 6.3 (including
Schedule 6.3).

              3.11 Government Regulation. Neither of the Borrowers and no Material Subsidiary is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940 as amended. Neither of the Borrowers and no Material Subsidiary is subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, or any other federal or state statute that restricts or limits its ability to incur Indebtedness or to perform its obligations hereunder, and the making or continuation of the Revolving Credit Advances and Term Loan C by Lenders, the incurrence or continuation of the Letter of Credit Obligations, the application of the proceeds thereof and repayment thereof by either Borrower and the consummation of the transactions contemplated by this Agreement and the other Loan Documents will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission.

              3.12 Margin Regulations. Neither of the Borrowers and no Material Subsidiary is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of "purchasing" or "carrying" any "margin security" as such term is defined in Regulation U or G of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") as now and from time to time hereafter in effect (such securities being referred to herein as "Margin Stock"). Neither of the Borrowers and no Material Subsidiary owns any Margin Stock, and the proceeds of the Revolving Credit Advances and Term Loan C will not be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the loans or other extensions of credit under this Agreement to be considered a "purpose credit" within the meaning of Regulation G, T, U or X of the Federal Reserve Board.

              3.13 Taxes. Except as described on Schedule 3.13, all federal, state, local and foreign tax returns, reports and statements, including, but not limited to, information returns required to be filed by Holdings, each Partner, each Borrower or any Material Subsidiary, have been filed with the appropriate Governmental Authority and all Charges and other impositions shown thereon to be due and payable have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), and Holdings, each Partner, each Borrower and each Material Subsidiary has paid when due and payable all Charges required to be paid by it excluding, in each case, Charges or other amounts being contested in accordance with
Section 5.2(b). Proper and accurate amounts have been withheld by each Borrower or each Material Subsidiary from its respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. Schedule 3.13 sets forth as of the Closing Date those taxable years for which Holdings', either Partner's, or US Borrower's tax returns are currently being audited by the IRS or any other applicable Governmental Authority and any assessments or threatened assessments in connection with such audit, or otherwise currently outstanding. Except as described on Schedule 3.13, Holdings, the Partners and US Borrower have not executed or filed with the IRS any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any Charges. Neither Holdings, Borrowers, any Material Subsidiary nor the Acquired Companies are liable for any Charges: (i) under any agreement (including, without limitation, any tax sharing agreements) or (ii) to the best of each Borrower's or each Material Subsidiary's knowledge, as a transferee other than as a result of the transactions contemplated by the Purchase Agreement. As of the Closing Date, none of Holdings, either Partner, US Borrower, any Material Subsidiary or the Acquired Companies has agreed or been requested to make any adjustment under IRC Section 481(a) by reason of a change in accounting method or otherwise which would have a Material Adverse Effect.

              3.14 ERISA. (a) Schedule 3.14 lists all Plans maintained or contributed to by either Borrower or any Subsidiary and all Qualified Plans maintained or contributed to by any ERISA Affiliate, and separately identifies the Title IV Plans, Multiemployer Plans, any multiple employer plans subject to
Section 4064 of ERISA, unfunded Pension Plans, Welfare Plans and Retiree Welfare Plans. Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the IRC, and, except as set forth in Schedule 3.14, to the best knowledge of each Borrower, nothing has occurred which would cause the loss of such qualification or tax-exempt status. Each Plan is in compliance with the applicable provisions of ERISA and the IRC, including the filing of reports required under the IRC or ERISA except where a failure to comply would not have a Material Adverse Effect, and with respect to each Plan, other than a Qualified Plan, all required contributions and benefits have been paid in accordance with the provisions of each such Plan. Neither of the Borrowers, and no Subsidiary or ERISA Affiliate thereof, with respect to any Qualified Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the IRC or
Section 302 of ERISA or the terms of any such Plan. With respect to all Retiree Welfare Plans, the present value of future anticipated expenses pursuant to the latest actuarial projections of liabilities does not exceed $4,000,000, and copies of such latest projections have been provided to Administrative Agent; with respect to Pension Plans, other than Qualified Plans, the present value of the liabilities for current participants thereunder using PBGC interest assumptions does not exceed $1,000,000. Neither of the Borrowers and no Subsidiary or ERISA Affiliate thereof has engaged in a prohibited transaction, as defined in Section 4975 of the IRC or Section 406 of ERISA, in connection with any Plan, which would subject either Borrower or any Subsidiary (after giving effect to any exemption) to a material tax on prohibited transactions imposed by Section 4975 of the IRC or any other material liability.

              (b) Except as set forth in Schedule 3.14: (i) no Title IV Plan has any Unfunded Pension Liability; (ii) no ERISA Event or event described in
Section 4062(e) of ERISA with respect to any Title IV Plan has occurred or is reasonably expected to occur; (iii) there are no pending, or to the knowledge of US Borrower, threatened claims, actions or lawsuits (other than claims for benefits in the normal course), asserted or instituted against (x) any Plan or its assets, (y) any fiduciary with respect to any Plan or (z) either Borrower, any Subsidiary or any ERISA Affiliate with respect to any Plan wherein the amount at issue exceeds $100,000; (iv) neither US Borrower nor any ERISA Affiliate thereof has incurred or reasonably expects to incur any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal from a Multiemployer Plan; (v) within the last five years neither US Borrower, any Subsidiary nor any ERISA Affiliate thereof has engaged in a transaction which resulted in a Title IV Plan with Unfunded Pension Liabilities being transferred outside of the "controlled group" (within the meaning of Section 4001(a)(14) of ERISA) of any such entity; (vi) no Plan which is a Retiree Welfare Plan provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant's termination of employment (except as may be required by Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant); (vii) US Borrower, each Subsidiary and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the IRC and the regulations thereunder except where the failure to comply could not have or result in any Material Adverse Effect; and (viii) no liability under any Plan of US Borrower has been funded, nor has such obligation been satisfied, with the purchase of a contract from an insurance company that is not rated AAA by the Standard & Poor's Corporation or the equivalent by another nationally recognized rating agency. Schedule 3.14 lists all pension plans maintained or contributed to by the Material Subsidiaries (other than NOW International). Each such Plan is in compliance in all material respects with all applicable laws, and, with respect to each such Plan, all required contributions and benefits have been paid in accordance with the provisions of such plans. No such Material Subsidiary has taken any action or engaged in any transaction which would subject such Person to any material liability with respect to any such plans.

              3.15 No Litigation. Except as set forth in Schedule 3.15, no action, claim or proceeding involving claims in excess of $250,000 is now pending or, to the best knowledge of either Borrower, threatened in writing against the Acquired Companies or against such Borrower or any Subsidiary, before any court, board, commission, agency or instrumentality of any federal, state, local or foreign government or of any agency or subdivision thereof, or before any arbitrator or panel of arbitrators, nor, to the best knowledge of either Borrower, does a state of facts exist which is reasonably likely to give rise to such action, claim or proceedings. None of the actions, claims or proceedings set forth in Schedule 3.15 (i) challenges such Borrower's or such Subsidiary's right or power to enter into or perform any of its obligations under the Loan Documents, or the validity or enforceability of any Loan Document or any action taken thereunder, or (ii) if determined adversely, would have or result in a Material Adverse Effect. Schedule 3.15 sets forth summaries of Holdings and its Subsidiaries' liability reserves taken in accordance with GAAP as of June 1, 1996 for each of the following: (i) workers compensation, (ii) vehicle accidents, (iii) general liability, (iv) product liability, (v) domestic warranty claims and (vi) foreign warranty claims. To the best of Borrowers' knowledge, the reserves on the books of Holdings and its Subsidiaries are adequate to cover all litigation pending or threatened in writing with respect to Holdings and its Subsidiaries as of the Closing Date.

              3.16 Brokers. Except as set forth in Schedule 3.16, no broker or finder acting on behalf of Holdings, either Borrower or any Subsidiary brought about the obtaining, making or closing of the loans made pursuant to this Agreement or the transactions contemplated by the Loan Documents and none of Holdings, either Borrower or any Subsidiary has obligations to any Person in respect of any finder's or brokerage fees in connection therewith.

              3.17 Employment Matters. Except as set forth in Schedule 3.17, there are no consulting or management agreements binding upon either Borrower or any Material Subsidiary in excess of $250,000 in any Fiscal Year which cannot be canceled without liability or any employment contracts binding upon either Borrower or any Material Subsidiary with any management employee or Affiliate of Holdings. A true and complete copy of each such agreement has been furnished to Administrative Agent.

              3.18 Patents, Trademarks, Copyrights and Licenses. Except as otherwise set forth in Schedule 3.18, each Borrower and each Material Subsidiary owns all material licenses, patents, patent applications, copyrights, service marks, trademarks, trademark applications, and trade names necessary to continue to conduct its business as heretofore conducted by it or proposed to be conducted by it, each of which is listed, together with Copyright Office or Patent and Trademark Office application or registration numbers, where applicable, on Schedule 3.18. Schedule 3.18 also lists all material tradenames or other names under which either Borrower or any Material Subsidiary conducts business. Except as set forth in Schedule 3.18, to the best of each Borrower's knowledge, neither the conduct of its business nor the conduct of any Material Subsidiary's business infringes upon any intellectual property right of any other Person.

              3.19 Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, the Financial Statements, the Collateral Reports or any written statement furnished by or on behalf of Holdings, either Borrower, either Partner or any Subsidiary pursuant to the terms of this Agreement, which has previously been delivered to Administrative Agent, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made. There is no fact known to either Borrower (other than matters of a general economic nature) that has had or will have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to Administrative Agent or Lenders for use in connection with the transactions contemplated by this Agreement.

              3.20 Hazardous Materials. As of the Closing Date, except as set forth in Schedule 3.20, (i)the Real Estate is free of contamination from any Hazardous Material except for contamination which will not materially impact the value of an individual parcel of Real Estate with a value of $1,000,000 or more, and (ii) each Borrower, its Subsidiaries and the Real Estate are in compliance in all material respects with the Environmental Laws. To the best of Borrowers' knowledge the aggregate costs of remediation and removal for all Environmental Liabilities and Costs will not exceed $1,000,000 in any of the next three (3) Fiscal Years. Neither of the Borrowers and no Subsidiary has caused or suffered to occur any Release with respect to any Hazardous Material at, under, above or upon any Real Estate which Release could reasonably be expected to have a material adverse impact on the value of an individual parcel of Real Estate with a value of $1,000,000 or more. As of the Closing Date, neither of the Borrowers and no Subsidiary is involved in operations that are likely to result in the imposition of any Lien on its assets or any material liability being imposed on such Borrower or such Subsidiary, under any Environmental Law, and neither of the Borrowers and no Subsidiary has permitted any tenant or occupant of such premises to engage in any such activity. Borrowers have provided to Administrative Agent copies of all existing environmental reports, reviews and audits prepared within the past year and all reasonably available and current written information pertaining to actual or potential Environmental Liabilities and Costs, in each case relating to either Borrower or any Subsidiary.

              3.21 Insurance Policies. Schedule 3.21 lists all liability and casualty insurance of any nature (other than freight insurance and non-material policies of insurance regarding foreign Subsidiaries) maintained for current occurrences by either Borrower or any Material Subsidiary, as well as a summary of the terms of such insurance.

              3.22 Deposit and Disbursement Accounts. Schedule 3.22 lists all banks and other financial institutions at which either Borrower or any Material Subsidiary maintains deposits and/or other accounts, including any disbursement accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

              3.23 Government Contracts. Except as set forth in Schedule 3.23, none of the Accounts are subject to the Federal Assignment of Claims Act (31 U.S.C. Section 3727).

              3.24 Customer and Trade Relations. As of the Closing Date, there exists no actual or threatened termination or cancellation of, or any material adverse modification or change in: (a) the business relationship of either Borrower or any Material Subsidiary with any customer or group of customers whose purchases during the preceding twelve (12) months caused them to be ranked among the ten largest customers of Borrowers and the Material Subsidiaries taken as a whole; or (b) the business relationship of either Borrower or any Material Subsidiary with any supplier material to the operations of such Borrower or Subsidiary.

              3.25 Agreements and Other Documents. As of the Closing Date, Borrowers have provided or made available to Administrative Agent or its counsel, on behalf of Lenders, accurate and complete copies (or summaries) of all of the following agreements or documents to which either Borrower or any Material Subsidiary is subject and each of which are listed on Schedule 3.25:
(a) Plans; (b) supply agreements with a term of one (1) year or more involving receipts in excess of $1,000,000 not terminable by such Borrower or Subsidiary, as appropriate, within sixty (60) days following written notice issued by such Borrower or such Subsidiary; (c) purchase agreements with a term of one (1) year or more involving payments of $1,000,000 or more and not terminable by such Borrower or such Subsidiary, as appropriate, within 60 days following written notice issued by such Borrower or such Subsidiary; (d) Leases involving lease payments of more than $100,000 per annum; (e) any lease of equipment having a remaining term of one year or longer involving lease payments of $100,000 or more per annum; (f) all material licenses and permits necessary for the conduct of such Borrower's or such Subsidiary's businesses; (g) instruments or documents evidencing Indebtedness of such Borrower or such Subsidiary and any security interest granted by such Borrower or such Subsidiary with respect thereto; and (h) instruments and agreements evidencing the issuance of any equity securities, warrants, rights or options to purchase equity securities of such Borrower or such Subsidiary.

              3.26   Subordinated Debt.   The subordination provisions of the
Sellers' Notes are enforceable against the holders of the Sellers' Notes by the holder of any Notes. All Obligations, including the Obligations to pay principal of and interest on the Loans and Letter of Credit Obligations, constitute senior Indebtedness entitled to the benefits of subordination created by the Sellers' Notes. The principal of and interest on the Notes, all Letter of Credit Obligations and all other Obligations will constitute "senior debt" as that or any similar term is or may be used in any other instrument evidencing or applicable to any Subordinated Debt of US Borrower. The consummation of the Related Transactions will not cause any principal or interest to be due and payable with respect to the Sellers' Notes. Borrowers acknowledge that the Administrative Agent and each Lender are entering into this Agreement and are extending the Commitments in reliance upon the subordination provisions of the Sellers' Notes and this Section 3.26.

              3.27 Collateral. The Liens granted to Administrative Agent, on behalf of itself and Lenders, pursuant to the Collateral Documents are fully perfected first priority Liens in and to the Collateral described therein, subject only to Liens set forth in Schedule 6.7 and the Liens granted to Administrative Agent, on behalf of itself and Lenders, pursuant to the Mortgages are fully perfected first priority Liens in and to the Mortgaged Property described therein and Permitted Encumbrances. The amendment and restatement of the Prior Credit Agreement in accordance herewith does not affect the enforceability or priority of the Liens securing payment of the Obligations.

              3.28 FEIN. Schedule 3.28 lists the federal employer identification number of US Borrower and each Subsidiary with such a number.

4.     FINANCIAL STATEMENTS AND INFORMATION

              4.1 Reports and Notices. (a) Borrowers each hereby covenant and agree that from and after the Closing Date and until the Termination Date, they shall deliver to Administrative Agent and/or Lenders, as required, financial statements, notices and Projections at the times, to the Persons and in the manner set forth in Schedule G.

              (b) Borrowers each hereby covenant and agree that from and after the Closing Date, they shall deliver to Administrative Agent and/or Lenders, as required, the various Collateral Reports at the times, to the Persons and in the manner set forth in Schedule H.

              4.2 Communication with Accountants. Each Borrower authorizes Administrative Agent and each Lender to communicate directly with its independent certified public accountants, including Ernst & Young LLP, through the partner in charge of Borrowers' account, and authorizes those accountants and advisors to disclose to Administrative Agent and each Lender any and all financial statements and other supporting financial documents and schedules relating to any Borrower and its Subsidiaries (including, without limitation, copies of any issued management letters) with respect to the business, financial condition and other affairs of each Borrower and each Subsidiary. Each Borrower has obtained a letter from such accountants, on which Administrative Agent is designated as a recipient, acknowledging that such Borrower intends the financial statements certified by such accountants to benefit or influence Lenders and that Lenders may rely upon such certification.

5.     AFFIRMATIVE COVENANTS

              Borrowers each jointly and severally covenant and agree that, without the prior written consent of Administrative Agent and the Requisite Lenders, from and after the Closing Date and until the Termination Date:

              5.1 Maintenance of Existence and Conduct of Business. Each Borrower shall, and shall cause each Material Subsidiary to: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its partnership or corporate existence, as applicable, and its rights and franchises; (b) continue to conduct its business substantially as now conducted or as otherwise permitted hereunder; (c) at all times maintain, preserve and protect all of its material copyrights, patents, trademarks, trade names and all other material intellectual property and rights as licensee or licensor thereof and preserve all the remainder of its assets and properties, used or useful in the conduct of its business, and keep the same in good repair, working order and condition (taking into consideration ordinary wear and tear) and from time to time make, or cause to be made, all necessary or appropriate repairs, replacements and improvements thereto consistent with industry practices; and (d) transact business only in such corporate, partnership and trade names as are set forth in Schedule 5.1.

              5.2 Payment of Obligations. (a) Subject to Section 5.2(b), each Borrower shall, and shall cause each Subsidiary to, pay and discharge or cause to be paid and discharged promptly all (A) Charges imposed upon it, its income and profits, or any of its property (real, personal or mixed), and (B) lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

              (b) Each Borrower and any Subsidiary may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 5.2(a); provided that at the time of commencement of any such action or proceeding, and during the pendency thereof (i) no Default or Event of Default shall have occurred and be continuing, (ii) adequate reserves with respect thereto are maintained on the books of such Borrower or such Subsidiary, as the case may be, in accordance with GAAP, (iii) such contest is maintained and prosecuted continuously and with diligence, (iv) none of the Collateral becomes subject to forfeiture or loss as a result of such Charges or claims, (v) no Lien shall be imposed to secure payment of such Charges or claims other than inchoate tax liens, and (vi) such Borrower or such Subsidiary, as the case may be, shall promptly pay or discharge such contested Charges and all additional charges, interest, penalties and expenses, if any, and such Borrower shall deliver to Administrative Agent evidence acceptable to Administrative Agent of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to such Borrower or such Subsidiary, as the case may be, or the conditions set forth in this Section 5.2(b) are no longer met.

              5.3 Books and Records. Each Borrower shall keep adequate records and books of account with respect to such Borrower's and the Subsidiaries' business activities, in which proper entries, reflecting all financial transactions, are made in accordance with GAAP and on a basis consistent with the Financial Statements referred to in Schedule 3.4.

              5.4 Litigation. Each Borrower shall notify Administrative Agent in writing, promptly upon learning thereof, of any litigation commenced or threatened against such Borrower or any Subsidiary, and of the institution against it of any suit or administrative proceeding that (a) seeks damages of $500,000 or more or (b) seeks injunctive relief.

              5.5 Insurance. (a) Borrowers shall, at their sole cost and expense, maintain existing or comparable policies of insurance described on
Schedule 3.21 (other than those, if any, designated as non-material on Schedule 3.21) in form and with insurers satisfactory to Administrative Agent. Such policies shall be in such amounts as are set forth in Schedule 3.21. Borrowers shall notify Administrative Agent promptly of any occurrence causing a material loss or decline in value of either Borrower's or any Material Subsidiary's real or personal property and the estimated (or actual, if available) amount of such loss or decline. In the event either Borrower at any time or times hereafter shall fail to obtain or maintain any of the policies of insurance required above or to pay any premium in whole or in part relating thereto, Administrative Agent, without waiving or releasing any Obligations or Default or Event of Default hereunder, may at any time or times thereafter (but shall not be obligated to) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Administrative Agent deems advisable. All sums so disbursed, including attorneys fees, court costs and other charges related thereto, shall be payable, on demand, by Borrowers to Administrative Agent and shall be additional Obligations hereunder secured by the Collateral; provided that, if and to the extent Borrowers fail to promptly pay any of such sums upon demand therefor, Administrative Agent is authorized to, and at its option may, make or cause to be made Revolving Credit Advances on behalf of US Borrower for payment thereof.

              (b) Administrative Agent reserves the right at any time, upon any change in either Borrower's risk profile (including, without limitation, any change in the product mix maintained by either Borrower or any laws affecting the potential liability of such Borrower), to require additional forms and limits of insurance to, in Administrative Agent's reasonable opinion, adequately protect both Administrative Agent and Lenders' interests in all or any portion of the Collateral and to ensure that each Borrower and each Subsidiary is protected by insurance in amounts and with coverage customary for its industry. If requested by Administrative Agent, each Borrower shall deliver to Administrative Agent from time to time a report of a reputable insurance broker, satisfactory to Administrative Agent, with respect to its insurance policies.

              (c) Borrowers shall deliver to Administrative Agent certificates to (i) all "All Risk" and business interruption insurance naming Administrative Agent, on behalf of itself and Lenders, as loss payee, and (ii) all general liability and other liability policies (excluding directors' and officers' insurance) naming Administrative Agent, on behalf of itself and Lenders, as additional insured.

              (d) Subject to the terms of this Section 5.5(d), so long as no Default or Event of Default has occurred and is continuing, Borrowers are hereby authorized by Administrative Agent and Lenders to settle, adjust or compromise any claim up to $2,000,000 (i) under any property insurance required to be carried by this Section 5.5 including the filing of appropriate proceedings by Borrowers or their Subsidiaries and (ii) for the proceeds of any award or payment with respect to any condemnation or other eminent domain proceedings by any Governmental Authority. Borrowers or their Subsidiaries shall have the right to use such proceeds to repair or replace the damaged or destroyed property, provided that a Default or an Event of Default shall not have occurred and be continuing at the time the proceeds are paid. If, however, the proceeds of any such claim, award or payment, are greater than $2,000,000 but not greater than $12,500,000, Borrowers shall settle, adjust or compromise such claims subject to the reasonable approval of Administrative Agent and all proceeds, awards and payments shall be paid directly to Administrative Agent to be deposited in a cash collateral account as security for the Obligations; provided that, so long as no Default or Event of Default has occurred and is continuing at the time Administrative Agent receives such amount, Administrative Agent shall release such funds to Borrowers to the extent necessary to permit Borrowers to replace, repair, restore or rebuild such property damaged, destroyed or taken (a "Restoration") in a diligent and expeditious manner with materials and workmanship of equal or better quality as existed before such damage, destruction or taking; provided further that if such Restoration shall not have been initiated within forty-five (45) days of receipt of such insurance proceeds, Administrative Agent may apply such amounts, or any part thereof, to the Obligations as set forth in Section 5.5(e).

              (e) Notwithstanding anything contained in Section 5.5(d) to the contrary if (i) a Default or Event of Default shall have occurred and be continuing at the time of making any such claim or at the time of receipt of the proceeds of any such claim, award or payment, (ii) such proceeds are more than $12,500,000 or (iii) the damage, destruction or taking giving rise to such proceeds would have a Material Adverse Effect, Borrowers shall direct all insurers under their "All Risk" policies of insurance and all Governmental Authorities to pay all proceeds of such claims, awards or payments payable thereunder directly to Administrative Agent, and Borrowers appoint Administrative Agent (and all officers, employees or agents designated by Administrative Agent) as Borrowers' true and lawful agent and attorney-in-fact for the purpose of making, settling and adjusting all such claims under such "All Risk" policies and condemnation and eminent domain proceedings and endorsing the name of Borrowers on any check or other item of payment for the proceeds therefrom, and all proceeds of any such claim, award or payment shall be applied to the Obligations in accordance with subsection 1.3(c)(i) or 1.3(c)(ii), as applicable, unless the Requisite Lenders agree to permit part or all of such proceeds to be used for the applicable Restoration.

              5.6 Compliance with Laws. Each Borrower shall, and shall cause each Subsidiary to, comply in all material respects with all federal, state, local and foreign laws and regulations applicable to it, including, without limitation, those relating to licensing, ERISA, Environmental Laws and labor matters.

              5.7 Agreements. Each Borrower shall, and shall cause each Subsidiary to, perform, within all required time periods (after giving effect to any applicable grace periods), all of its obligations and enforce all of its rights under each material agreement to which it is a party including, without limitation, any lease or customer contract. Neither of the Borrowers and no Subsidiary shall terminate or modify any term or provision of any agreement to which it is a party which termination or modification could have a Material Adverse Effect.

              5.8 Supplemental Disclosure. At the request of Administrative Agent (in the event that such information is not otherwise delivered by Borrowers to Administrative Agent pursuant to this Agreement), so long as there are Obligations outstanding hereunder, but not more frequently than quarterly absent the occurrence and continuance of a Default or an Event of Default, Borrowers will supplement each schedule or representation herein with respect to any matter hereafter arising which, if existing or occurring on the Closing Date, would have been required to be set forth or described in such schedule or as an exception to such representation or which is necessary to correct any information in such schedule or representation which has been rendered inaccurate thereby; provided that such supplement to such schedule or representation shall not be deemed an amendment thereof unless expressly consented to in writing by Administrative Agent and Requisite Lenders, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver of any Default or Event of Default disclosed therein.

              5.9 Employee Plans. Each Borrower shall notify Administrative Agent of (i) all material claims, actions, or lawsuits asserted or instituted, and of any threatened material litigation or claims, against such Borrower, any Subsidiary or ERISA Affiliate thereof in connection with any Plan maintained, at any time, by such Borrower, such Subsidiary or ERISA Affiliate, or to which such Borrower, such Subsidiary or ERISA Affiliate has or had at any time any obligation to contribute, or/and against any such Plan itself, or against any fiduciary of or service provider to any such Plan and (ii) the occurrence of any material "Reportable Event" with respect to any Pension Plan of such Borrower or any Subsidiary or ERISA Affiliate thereof.

              5.10 Environmental Matters. Each Borrower shall, and shall cause each Subsidiary to, (i) comply in all material respects with the Environmental Laws applicable to it, (ii) notify Administrative Agent promptly after such Borrower or such Subsidiary becomes aware of any Release of a reportable quantity of Hazardous Materials upon or at any premises owned or occupied by it or of any other quantity of Hazardous Materials that may materially impact the value of such premises, and (iii) promptly forward to Administrative Agent a copy of any order, notice, permit, application, or any communication or report received by such Borrower or such Subsidiary in connection with any such Release or any other matter relating to the Environmental Laws that may materially affect such premises or such Borrower or such Subsidiary. The provisions of this Section 5.10 shall apply whether or not the Environmental Protection Agency, any other federal agency or any state, local or foreign environmental agency has taken or threatened any action in connection with any Release or the presence of any Hazardous Materials. If an Event of Default shall have occurred and be continuing, Administrative Agent may at its discretion have access to properties owned or leased by either Borrower or the Subsidiaries for the purpose of assessing compliance with applicable Environmental Laws, including without limitation, the preparation of phase two environmental audits. The applicable Borrower shall reimburse Administrative Agent for all reasonable costs and expenses incurred in conducting such assessments.

              5.11 Landlords' Agreements, Bailee Letters and Mortgagee Agreements. Each Borrower shall use its best efforts to obtain a landlord's agreement in form and substance acceptable to Administrative Agent from the lessor of each leased property currently being used by such Borrower or any Subsidiary where Collateral is located in the United States or the United Kingdom. Each Borrower shall use its best efforts to obtain a bailee letter in form and substance acceptable to Administrative Agent and with respect to any mill, processor, customer or toll manufacturing facility where Collateral is located in the United States or the United Kingdom. Each Borrower shall use its best efforts to obtain a mortgagee's agreement in form and substance satisfactory to Administrative Agent from the mortgagee of each property owned by such Borrower or any Subsidiary where Collateral is located in the United States or the United Kingdom. With respect to mortgaged or leased premises or premises under the control of third parties at which such Collateral is located in the United States or the United Kingdom, if Borrowers are unable to obtain a landlord or mortgagee agreement or bailee letter, all Inventory and Equipment at that location shall automatically be deemed ineligible without further action by Administrative Agent or any Lender for purposes of calculating (i) Borrowing Availability and (ii) the amount permitted to be outstanding under Term Loan C.

              5.12 Consigned Inventory. With respect to consigned Inventory at any location with an aggregate value in excess of $100,000, each Borrower shall perfect its interest in such Inventory by filing and delivering notice to the creditors of record of the consignee, all as provided in Section 9-114 of the Code or other applicable domestic or foreign law, and in form and substance satisfactory to Administrative Agent, and such Borrower shall execute and deliver all financing statements, security agreements, amendments thereto, or other documents (and pay the cost of filing or recording the same in all public offices deemed necessary by Administrative Agent), as Administrative Agent may request, in form and substance satisfactory to Administrative Agent, to perfect and maintain the Liens on Collateral granted by such Borrower to Administrative Agent.

              5.13 Leased Locations of Collateral. Each Borrower shall, and shall cause each Subsidiary to, timely and fully pay and perform its obligations under all leases and other agreements with respect to each leased location or public warehouse where any Collateral is or may be located. Borrowers shall promptly deliver to Administrative Agent copies of (i) any and all default notices received under or with respect to any such leased location or public warehouse, and (ii) such other notices or documents as Administrative Agent may request in its reasonable discretion.

6.     NEGATIVE COVENANTS

              Each Borrower jointly and severally covenants and agrees that, without the prior written consent of Administrative Agent and the Requisite Lenders, from and after the Closing Date until the Termination Date:

              6.1 Mergers, Subsidiaries, Etc. Neither Borrower shall, or shall cause or permit any Subsidiary to, directly or indirectly, by operation of law or otherwise, (i) form or acquire any Subsidiary, or (ii) merge with, consolidate with, acquire all or substantially all of the assets or Stock of, or otherwise combine with, any Person except that any Subsidiary (other than NOW Canada, Venezuela, UK Borrower, Singapore, Australia and the NOW International) may merge into US Borrower; provided that US Borrower is the surviving Person in such merger. Notwithstanding the foregoing, but subject to all other provisions of this Agreement, US Borrower may acquire all or substantially all of the assets of any Person (the "Target") (in each case, a "Permitted Acquisition") or make Investments in newly formed Subsidiaries subject to the satisfaction of the following conditions:

              (i) Administrative Agent shall receive at least thirty (30) days' prior written notice of the date upon which such proposed Permitted Acquisition will be made, which notice shall include a reasonably detailed description of such proposed Permitted Acquisition;

              (ii) such Permitted Acquisition shall only involve assets or businesses located in the United States (which assets may be contributed to a Subsidiary) or assets located in a foreign country (which assets shall be contributed to a Subsidiary of NOW International) and comprising, in each case, a business, or those assets of a business, of the type engaged in by US Borrower as of the Closing Date, and which business would not subject Administrative Agent or any Lender to regulatory or third party approvals in connection with the exercise of its rights and remedies under this Agreement or any other Loan Documents other than approvals applicable to the exercise of such rights and remedies with respect to US Borrower prior to such Permitted Acquisition;

              (iii) no additional Indebtedness, contingent obligations or other liabilities shall be incurred, assumed or otherwise be reflected on a consolidated balance sheet of US Borrower and Target after giving effect to such Permitted Acquisition, except (A) Revolving Credit Advances and (B) ordinary course trade payables and accrued expenses of the Target to the extent no Default or Event of Default shall have occurred and be continuing or would result after giving effect to such Permitted Acquisition;

              (iv) the assets acquired in such Permitted Acquisition shall be free and clear of all Liens (other than Permitted Encumbrances);

              (v) except as provided in clause (ii) above with respect to a Subsidiary of NOW International, such Subsidiary is incorporated under the laws of a State in the United States and substantially all of its assets are located in the United States;

              (vi) at or prior to the closing of any Permitted Acquisition, Administrative Agent will be granted a first priority perfected Lien (A) by the newly formed Subsidiary of US Borrower on all assets of such newly formed Subsidiary or by US Borrower on the assets acquired directly by US Borrower, as applicable, subject, in each case, only to Permitted Encumbrances, or (B) by NOW International, in the case of a newly formed foreign Subsidiary, on sixty-five percent (65%) of the capital stock of such foreign Subsidiary, and Holdings, NOW International and US Borrower shall have executed such other documents and taken such actions as may be required by Administrative Agent in connection therewith;

              (vii) each newly formed Subsidiary of US Borrower shall have issued a guaranty of the Obligations to Administrative Agent for the ratable benefit of the Lenders in form and substance satisfactory to Administrative Agent;

              (viii) Concurrently with delivery of the notice referred to in clause (i) above, US Borrower shall have delivered to Administrative Agent and Lenders, in form and substance satisfactory to Administrative
       Agent:

                     (A) a pro forma consolidated balance sheet of Holdings and its Subsidiaries (the "Acquisition Pro Forma"), based on recent financial data, which shall be complete and shall accurately and fairly represent the assets, liabilities, financial condition and results of operations of Holdings and its Subsidiaries in accordance with GAAP consistently applied, but taking into account such Permitted Acquisition and the funding of all Loans in connection therewith, and such Acquisition Pro Forma shall reflect that (x) average daily unused Borrowing Availability of US Borrower for the 90-day period preceding the consummation of such Permitted Acquisition would have exceeded $12,500,000 on a pro forma basis (giving effect to such Permitted Acquisition and all Revolving Credit Loans funded in connection therewith as if made on the first day of such period) and the Acquisition Projections (as hereinafter defined) shall reflect that such unused Borrowing Availability of $12,500,000 shall continue for at least 90 days after the consummation of such Permitted Acquisition, giving effect to the payment of all trade payables and accrued expenses in the ordinary course of business, and (y) on a pro forma basis, Borrowers would have been in compliance with the financial covenants set forth in Schedule I for the four quarter period reflected in the Compliance Certificate most recently delivered to Administrative Agent pursuant to Schedule G prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition and all Revolving Credit Loans funded in connection therewith as if made on the first day of such period);

                     (B) updated versions of the most recently delivered Projections covering the three (3) year period commencing on the date of such Permitted Acquisition and otherwise prepared in accordance with the Projections (the "Acquisition Projections") and based upon historical financial data of a recent date satisfactory to Administrative Agent, taking into account such Permitted Acquisition; and

                     (C) a certificate of the Chief Financial Officer or Treasurer of Holdings and US Borrower to the effect that: (x) US Borrower will be Solvent upon the consummation of the Permitted Acquisition; (y) the Acquisition Pro Forma fairly presents the financial condition of Holdings and US Borrower (on a consolidated basis) as of the date thereof after giving effect to the Permitted Acquisition; and (z) the Acquisition Projections are reasonable estimates of the future financial performance of Holdings and its Subsidiaries subsequent to the date thereof based upon the historical performance of Holdings, its Subsidiaries and the Target and show that Holdings and Borrower shall continue to be in compliance with the financial covenants set forth in Schedule I for the three (3) year period thereafter;

              (ix) at least seven (7) days prior to the date upon which such Permitted Acquisition will be made, US Borrower shall have delivered to Administrative Agent, in form and substance satisfactory to Administrative Agent, a certificate of the Chief Financial Officer or Treasurer of Holdings and US Borrower to the effect that Holdings and US Borrower have completed their due diligence investigation with respect to the Target and such Permitted Acquisition, which investigation was conducted in a manner similar to that which would have been conducted by a prudent purchaser of a comparable business and the results of which investigation were delivered to Administrative Agent and Lenders;

              (x) on or prior to the date of such Permitted Acquisition, Administrative Agent shall have received, in form and substance satisfactory to Administrative Agent, all opinions, certificates, lien search results and other documents reasonably requested by Administrative Agent; a pro forma Borrowing Base Certificate of US Borrower giving effect to such Permitted Acquisition, accompanied by all related financial and collateral information requested by Administrative Agent (for which Administrative Agent reserves the right to audit any such information);

              (xi) after giving effect to any such Investment (other than with respect to a Permitted Acquisition), US Borrower shall have Borrowing Availability in an amount equal to or greater than its working capital requirements for the next thirty (30) days, based upon US Borrower's historical cash needs and taking into account all of its payment obligations under the Loan Documents and under any of its other Indebtedness; and

              (xii) at the time of such transaction and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing.

              The Accounts, Inventory and Equipment purchased from the Target and located in the United States shall be included in US Borrower's Borrowing Base; provided that such Accounts, Inventory, and Equipment are of the same types and quality as those owned by US Borrower and otherwise meet all of the criteria for eligibility set forth herein and in Schedule C-1 and Schedule D-1 and the definition of Eligible Equipment, as applicable.

              6.2 Investments; Loans and Advances. Except as otherwise permitted by Section 6.1, 6.3, 6.4, or 6.22 neither Borrower shall, or shall cause or permit any Subsidiary to, make any Investment except: (i) Investments in Subsidiaries and other Investments, each as in existence on the Closing Date and disclosed on Schedule 6.2, (ii) mergers or consolidations permitted by
Section 6.1, and (iii) demand deposit accounts maintained in the ordinary course of business.

              6.3 Indebtedness. Neither Borrower shall, or shall cause or permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except (i) Indebtedness secured by Liens permitted under subsection 6.7(iii), (ii) the Revolving Credit Loan, Term Loan C and the other Obligations, (iii) Indebtedness of US Borrower pursuant to the Sellers' Notes,
(iv) Indebtedness of NOW Canada pursuant to the NOW Canada Credit Agreement,
(v) Indebtedness for borrowed money incurred by Singapore; provided that the aggregate principal amount of (x) Letter of Credit Obligations incurred by US Borrower pursuant to Section 1.2 on behalf of Singapore, (y) Indebtedness incurred by Singapore pursuant to this subsection 6.3(v) and (z) intercompany Indebtedness incurred by Singapore pursuant to subsection 6.22(ii) at any one time outstanding shall not exceed $2,000,000, (vi) Indebtedness for borrowed money incurred by Australia; provided that the aggregate principal amount of
(x) Letter of Credit Obligations incurred by US Borrower pursuant to Section
1.2 on behalf of Australia, (y) Indebtedness incurred by Australia pursuant to this subsection 6.3(vi) and (z) intercompany Indebtedness incurred by Australia pursuant to subsection 6.22(iii) at any one time outstanding shall not exceed $3,000,000, (vii) Indebtedness for borrowed money incurred by Venezuela; provided that the aggregate principal amount of (x) Letter of Credit Obligations incurred by US Borrower pursuant to Section 1.2 on behalf of Venezuela; (y) Indebtedness incurred by Venezuela pursuant to this subsection 6.3(vii) and (z) intercompany Indebtedness incurred by Venezuela pursuant to subsection 6.22(vii) at any one time outstanding shall not exceed $4,000,000,
(viii) other Indebtedness permitted by Section 6.22, (ix) obligations under or in connection with Currency Agreements, (x) obligations under or in connection with Interest Rate Agreements, (xi) deferred taxes, (xii) unfunded pension fund and other employee benefit plan obligations and liabilities to the extent they are permitted to remain unfunded under applicable law; (xiii) Indebtedness existing on the Closing Date and disclosed on Schedule 6.3; and (xiv) other unsecured Indebtedness incurred by US Borrower not to exceed $1,000,000 in the
aggregate.   Except as permitted by this Agreement with respect to the Loans, neither Borrower shall, or shall cause or permit any Subsidiary to, directly or indirectly voluntarily prepay, defease or in substance defease, purchase, redeem, retire or otherwise acquire, any Indebtedness.

              6.4 Employee Loans and Affiliate Transactions. (a) Except as permitted by Sections 6.2, 6.14 and 6.22, neither Borrower shall, or shall cause or permit any Subsidiary to, directly or indirectly, enter into or be a party to any transaction with an Affiliate of either Borrower except in the ordinary course of and pursuant to the reasonable requirements of such Borrower's or such Subsidiary's business and upon fair and reasonable terms that shall be fully disclosed to Administrative Agent in advance to the extent that any such transaction involves payments in excess of $250,000 (excluding purchases and sales of Inventory between US Borrower and its foreign Subsidiaries solely in the ordinary course of business and between Borrowers and operating companies in which DPI and First Reserve or funds under their management are investors) in the aggregate and are no less favorable to such Borrower or such Subsidiary than would be obtained in a comparable arm's length transaction with a Person not an Affiliate of such Borrower. All such transactions existing as of the Closing Date are described on Schedule 6.4(a).

              (b) Neither Borrower shall, or shall cause or permit any Subsidiary to, enter into any lending or borrowing transaction with any of its employees, except (i) loans to their respective employees on an arm's-length basis in the ordinary course of business for travel advances and relocation expenses up to $100,000 for any single employee and $500,000 in the aggregate for all such employees at any one time outstanding and (ii) loans to members of senior management of Borrowers or their respective Subsidiaries for the purpose of purchasing capital stock of Holdings up to $200,000 for any single individual and $500,000 in the aggregate for all such management personnel at any one time outstanding.

              6.5 Capital Structure and Business. Neither Borrower shall, or shall cause or permit any Subsidiary to, (i) make any changes in any of its business or operations which would in any way adversely affect the repayment of the Revolving Credit Loan, Term Loan C or any of the other Obligations or could have or result in a Material Adverse Effect, (ii) except as described on
Schedule 3.10, make any change in its capital structure (including the issuance of any shares of Stock, warrants or other securities convertible into Stock or any revision of the terms of its outstanding Stock), or (iii) amend, modify, terminate or waive, nor suffer the amendment, modification, termination or waiver of, any of the terms or provisions of the Partnership Agreement or amend the certificate or articles of incorporation, bylaws (unless required by law), or other constitutional documents of any Subsidiary in a manner which would have a Material Adverse Effect. Neither of the Borrowers nor any Subsidiary shall engage in any business other than the oilfield service industry or any lines of business reasonably related thereto (excluding the wellhead manufacturing business).

              6.6 Guaranties. Neither Borrower shall, or shall cause or permit any Subsidiary to, incur any Guaranties except (i) by endorsement of instruments or items of payment for deposit or collection to the general account of such Borrower or such Subsidiary, (ii) Guaranties of the Obligations, (iii) the Holdings Subordinated Canada Guaranty, (iv) the US Borrower Subordinated Canada Guaranty, (v) the NOW International Subordinated Canada Guaranty, (vi) unsecured Guaranties of performance entered into in the ordinary course of business for Holdings' foreign Subsidiaries in connection with purchases and sales of Inventory; and (vii) Guaranties in existence on the Closing Date and disclosed on Schedule 6.6. Neither US Borrower nor NOW International shall change or amend any of the subordination provisions of the US Borrower Subordinated Canada Guaranty or the NOW International Subordinated Canada Guaranty, respectively.

              6.7 Liens. Neither Borrower shall, or shall cause or permit any Subsidiary to, create, incur, assume or permit to exist any Lien on or with respect to any of its properties or assets (including Accounts, instruments, or chattel paper), whether now owned or hereafter acquired except (i) Permitted Encumbrances, (ii) presently existing or hereinafter created Liens in favor of Administrative Agent, on behalf of Lenders to secure the Obligations, (iii) Liens granted pursuant to the Stock Pledge Agreements, (iv) Liens granted by NOW International on the Stock of its Subsidiaries to secure its obligations under the NOW International Subordinated Canada Guaranty, (v) Liens created by conditional sale or other title retention agreements (including, without limitation, Capital Leases) or in connection with purchase money indebtedness with respect to Equipment acquired by such Borrower or any of its Subsidiaries in the ordinary course of business, involving the incurrence of an aggregate amount of purchase money indebtedness and Capital Lease Obligations of not more than $2,000,000 outstanding at any one time for all such Liens (provided that such Liens attach only to the assets subject to such purchase money debt and such Indebtedness is incurred within twenty (20) days following such purchase and does not exceed 100% of the purchase price of the subject assets), (vi) Liens granted by Singapore on its assets to secure Indebtedness permitted by
Section 6.3(v), (vii) Liens granted by Australia on its assets to secure Indebtedness permitted by Section 6.3(vi), (viii) Liens granted by Venezuela on its assets to secure Indebtedness permitted by Section 6.3(vii), (ix) Liens granted by NOW Canada on its assets to secure Indebtedness permitted by Section 6.3(iv), (x) Liens granted by US Borrower on its partnership interest in UNOC to secure Indebtedness of UNOC; provided that neither Borrower nor any Subsidiary has any additional or further obligation or liability with respect to such Indebtedness, and (xi) Liens existing on the Closing Date and disclosed on Schedule 6.7. Neither Borrower shall, or shall cause or permit any Subsidiary to, directly or indirectly, enter into, assume or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Loan Documents and the NOW Canada Credit Agreement) which restricts, prohibits or requires the consent of any Person with respect to the creation or assumption of any Lien upon its property or assets, whether now owned or hereafter acquired, except leases or licenses which prohibit Liens on the property subject thereto.

              6.8 Sale of Assets. Neither Borrower shall, or shall cause or permit any Subsidiary to, sell, transfer, lease, sublease, convey, assign or otherwise dispose of or grant any Person an option to acquire, in one transaction or a series of transactions, any of its properties or other assets, including the capital stock of any such Subsidiary or such Borrower or any of its Accounts, other than (i) the sale or lease of Inventory in the ordinary course of business, (ii) the sale, transfer, conveyance or other disposition of fixed assets having a value not exceeding $250,000 in any single transaction or $750,000 in the aggregate in any Fiscal Year, (iii) the sale, transfer, conveyance or other disposition of assets which are obsolete, worn-out or otherwise not useable in such Borrower's or such Subsidiary's business (up to $2,000,000 in sales proceeds in the aggregate for Borrowers and their Subsidiaries in any Fiscal Year), and (iv) assets to be sold pursuant to the Asset Sale Program as set forth on Schedule 6.8. Borrowers shall promptly deliver to Administrative Agent all of the Net Proceeds of sales or dispositions permitted under clauses (ii), (iii) and (iv) of this Section 6.8, which proceeds shall be applied to the repayment of the Obligations in accordance with Section 1.3. With respect to any disposition of assets or other properties permitted pursuant to this Section 6.8, Administrative Agent agrees on reasonable prior written notice to release its Lien on such assets or other properties in order to permit Borrowers to effect such disposition and shall execute and deliver to
Borrowers, at Borrowers' expense, appropriate   UCC-3 termination statements
and other releases as reasonably requested by Borrowers; provided that Borrowers have delivered to Administrative Agent all Net Proceeds from such disposition required to be delivered to Administrative Agent.

              6.9 ERISA. Neither Borrower shall, or shall cause or permit any Subsidiary or ERISA Affiliate thereof (without Administrative Agent's prior written consent) to, (i) acquire any ERISA Affiliate that maintains or has an obligation to contribute to a Pension Plan that has either an "accumulated funding deficiency", as defined in Section 302 of ERISA, or any "unfunded vested benefits", as defined in Section 4006(a)(3)(e)(iii) of ERISA, in the case of any Plan other than a Multiemployer Plan, and in Section 4211 of ERISA in the case of a Multiemployer Plan, in excess of $500,000, (ii) permit or suffer any representation set forth in Schedule 3.14 to cease to be met and satisfied at any time if the effect thereof would be a liability in excess of $500,000, (iii) terminate any Pension Plan that is subject to Title IV of ERISA where such termination could reasonably be anticipated to result in liability in excess of $500,000, (iv) permit any accumulated funding deficiency, as defined in Section 302(a)(2) of ERISA, to be incurred with respect to any Pension Plan, in excess of $500,000, (v) fail to make any material contributions or fail to pay any material amounts due and owing as required by the terms of any Plan before such contributions or amounts become delinquent,
(vi) make a complete or partial withdrawal (within the meaning of Section 4201 of ERISA) from any Multiemployer Plan where such withdrawal could have a Material Adverse Effect, or (vii) fail to promptly provide Administrative Agent with copies of any Plan documents or governmental reports or filings, if requested by Administrative Agent.

              6.10 Financial Covenants. Borrowers shall not breach or fail to comply with any of the Financial Covenants (the "Financial Covenants") set forth in Schedule I.

              6.11 Hazardous Materials. Neither Borrower shall, or shall cause or permit any Subsidiary or any other Person within its control to, cause or permit a Release or the presence, use, generation, manufacture, installation or storage of any Hazardous Materials on, under, in, above or about any of its real estate or the transportation of any Hazardous Materials to or from any of its real estate that would violate in any material respect, or result in any material liability under, any Environmental Laws. If a Default or Event of Default shall have occurred and be continuing, each Borrower, at its own expense, shall cause the performance of such environmental audits and preparation of such environmental reports as Administrative Agent may from time to time request as to any location at which Collateral is then located, by reputable environmental consulting firms reasonably acceptable to Administrative Agent, and in form and substance reasonably acceptable to Administrative Agent.

              6.12 Sale-Leasebacks. Neither Borrower shall, or shall cause or permit any Subsidiary to, engage in any sale-leaseback or similar transaction involving any of its assets; except that US Borrower may sell and leaseback its Store Locations, subject to the following conditions;

              (i) aggregate sale proceeds shall be subject to the limitations set forth in clause (ii) of Section 6.8

              (ii) no such sale-leaseback transaction shall be entered into with respect to the following locations: New Iberia, Louisiana (Sugarmill Road); McAlester, Oklahoma; Kilgore, Texas; and Casper, Wyoming;

              (iii) the lease for each such location shall be on commercially reasonable terms, disclosed to Administrative Agent in advance of the execution thereof; and

              (iv) each lessor of any such property shall have entered into a landlord waiver in favor of Administrative Agent for the benefit of Lenders satisfactory in form and substance to Administrative Agent.

              6.13 Cancellation of Indebtedness. Neither Borrower shall, or shall cause or permit any Subsidiary to, cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm's-length basis and in the ordinary course of its business consistent with past practices.

              6.14 Restricted Payments. (a) Neither Borrower shall, or shall cause or permit any Subsidiary to, make any Restricted Payment, other than (i) distributions from Borrowers to Holdings in an amount necessary to enable Holdings (x) to satisfy its Federal, state and local income tax obligations to the extent such obligations are the result of the net consolidated income of US Borrower and its Subsidiaries being attributed to Holdings for tax purposes; provided that each Borrower's contribution shall not be greater than or paid sooner than its ratable share of such income taxes then due and payable by Holdings; provided further, that if either Borrower pays more to Holdings than its ratable share of income taxes paid in cash by Holdings for any Fiscal Year, as finally determined, it shall either demand and obtain reimbursement from Holdings or set off the amount of such overpayment against other amounts owing by such Borrower to Holdings, (y) to pay the necessary fees and expenses to maintain its corporate existence and good standing and to pay the reasonable costs of its directors' and officers' insurance, and (z) to pay legal and accounting fees to the extent such fees relate to legal or accounting services provided by entities which are not Affiliates of Borrowers and which services are directly related to Borrowers or their Subsidiaries, (ii) intercompany loans by US Borrower or a Subsidiary to the extent permitted by Section 6.22,
(iii) Restricted Payments consisting of reasonable compensation or indemnification to Affiliates who are individuals and serve as directors, officers or employees of a Borrower or any Subsidiary, (iv) so long as no Default or Event of Default has occurred and is continuing, Restricted Payments consisting of distributions of US Borrower to Holdings to enable Holdings to make repurchases of its Stock from members of management pursuant to the terms and conditions of the Stock Incentive Plan in effect as of the Closing Date in form and substance satisfactory to Administrative Agent; provided that the aggregate sum of distributions by US Borrower in any Fiscal Year in connection with all such redemptions shall not exceed $1,000,000, and (v) redemption of its Stock by NOW Canada permitted by the terms of the NOW Canada Credit Agreement.

              (b) In addition to the foregoing but without duplication of distributions under subsection 6.14(a), US Borrower may make distributions to the Partners in an amount necessary to enable the Partners (x) to satisfy its state and local income tax obligations to the extent such obligations are the result of the net consolidated income of US Borrower and its Subsidiaries being attributed to the Partners for tax purposes; provided that US Borrower's contribution shall not be greater than or paid sooner than its ratable share of such income taxes then due and payable by the Partners; provided further, that if US Borrower pays more to the Partners than its ratable share of income taxes paid in cash by each Partner for any Fiscal Year, as finally determined, it shall either demand and obtain reimbursement from the Partners or set off the amount of such overpayment against other amounts owing by US Borrower to the Partners, (y) to pay the necessary fees and expenses to maintain its corporate existence and good standing and to pay the reasonable costs of its directors' and officers', and (z) to pay legal and accounting fees to the extent such fees relate to legal or accounting services provided by entities which are not Affiliates of US Borrower and which services are directly related to US Borrower or its Subsidiaries.

              (c) In addition to the foregoing, so long as no Event of Default shall have occurred and be continuing and to the extent that no Event of Default would result after giving effect to the payment thereof, US Borrower may pay management or other fees in the amount of $300,000 on the Closing Date to DPI and First Reserve and in the aggregate amount of $1,000,000 to DPI and First Reserve in each Fiscal year in four quarterly installments of $250,000 each, payable in each year on the first day of each calendar quarter, commencing with a payment on January 1, 1997.

              6.15 Leases. (a) Neither Borrower shall, or shall cause or permit any Subsidiary to, enter into any lease of real property or similar agreement or arrangement if the aggregate of all such lease payments payable in any Fiscal Year by Borrowers and their Subsidiaries would exceed $5,000,000.

              (b) Neither Borrower shall, or shall cause or permit any Subsidiary to, enter into any operating lease for equipment or personal property, if the aggregate of all such operating lease payments payable in any Fiscal Year for Borrowers and their Subsidiaries would exceed $7,500,000.

              6.16 Fiscal Year. Neither Borrower shall, or shall cause or permit any Subsidiary to, change its Fiscal Year.

              6.17 Change of Corporate Name or Location. (a) Neither Borrower shall, or shall cause or permit any Material Subsidiary to, (i) change its partnership or corporate name, as applicable, or (ii) change its chief executive office, principal place of business, partnership or corporate offices or the location of its records concerning the Collateral, or (iii) change any existing or establish any additional warehouse or other Collateral location, unless such Borrower has given Administrative Agent at least thirty (30) days' prior written notice and Administrative Agent has delivered to such Borrower its written acknowledgment that all reasonable actions requested by Administrative Agent in connection therewith, including, without limitation, to continue the perfection of any Liens in favor of Administrative Agent, on behalf of Lenders, in any Collateral have been completed or taken; provided that any such new location with respect to US Borrower shall be in the continental United States; and (b) in furtherance of and without limiting the scope of clause (a) above, neither Borrower shall, or shall permit any Subsidiary, to change its name, identity or partnership or corporate structure, as applicable, in any manner which might make any financing or continuation statement or similar filing filed in connection herewith seriously misleading within the meaning of Section 9.402(7) or any other then applicable provision of the Code or any other applicable foreign law except upon prior written notice to Administrative Agent and Lenders and after Administrative Agent's written acknowledgment that any reasonable action requested by Administrative Agent in connection therewith, including, without limitation, to continue the perfection of any Liens in favor of Administrative Agent, on behalf of Lenders, in any Collateral has been completed or taken. All Collateral located at any such new location shall automatically be deemed ineligible without further action by Administrative Agent or any Lender to constitute Eligible Accounts, Eligible Equipment or Eligible Inventory, as applicable, until such Borrower shall have complied with the requirements of this Section 6.17 and Section 5.11.

              6.18 Sale of Stock. Neither Borrower shall, or shall cause or permit any Subsidiary to, sell (whether in a public or private offering or otherwise) any of its Stock.

              6.19 Cash Management. Neither Borrower shall, or shall cause or permit any Subsidiary to, accumulate or maintain cash in disbursement or payroll accounts as of any date of determination more than $50,000 in the aggregate in excess of checks outstanding against such accounts as of that date and amounts necessary to meet minimum balance requirements.

              6.20 No Impairment of Upstreaming. Neither Borrower shall, or shall cause or permit any Subsidiary to, directly or indirectly, enter into, assume or become bound by any agreement, instrument, indenture or other obligation (other than this Agreement, the other Loan Documents and the NOW Canada Credit Agreement) which could directly or indirectly restrict, prohibit or require the consent of any Person with respect to the payment of dividends or distributions or the making of intercompany loans by a Subsidiary of either Borrower to either Borrower or between Borrowers.

              6.21 Subordinated Debt. US Borrower shall not, nor shall it cause or permit any Subsidiary to:

              (a) pay any interest or principal on the Sellers' Notes prior to the seventh anniversary of the date thereof; or

              (b) prepay, defease, purchase, redeem, retire or otherwise acquire any Subordinated Debt except that US Borrower may make voluntary and mandatory prepayments in accordance with the terms of any Subordinated Debt incurred pursuant to Section 6.22(ii); provided that in each such case (i) no Default or Event of Default has occurred and is continuing or would result after giving effect to any such prepayment, (ii) no mandatory prepayment of the Revolving Credit Loan or Term Loan C is due and owing pursuant to Section 1.3(a) or Section 1.1(b), as applicable, and (iii) after giving effect to any such payment, US Borrower shall have unused Borrowing Availability equal to at least ten percent (10%) of the Borrowing Base of the US Borrower in effect at the time of such payment.

              6.22 Intercompany Loans. Notwithstanding any provision contained in this Section 6 to the contrary, US Borrower and the Subsidiaries may create, incur or permit to exist intercompany loans as follows: (i) Indebtedness existing on the Closing Date owing from a Subsidiary to US Borrower and described on Schedule 6.22; provided that any payment or prepayment of such Indebtedness shall not be reborrowed by such Subsidiary except as permitted by clauses (iii), (iv), (v), (vi) and (vii) of this Section 6.22, (ii) Subordinated Debt incurred after the Closing Date by US Borrower in the form of intercompany loans from a Subsidiary, (iii) additional loans to NOW Canada from US Borrower or UK Borrower; provided that the principal amount of
(x) Letter of Credit Obligations incurred by US Borrower on behalf of NOW Canada and (y) loans incurred by NOW Canada under this Section 6.22 at any one time outstanding shall not in the aggregate exceed $3,000,000; (iv) additional loans to UK Borrower from US Borrower in an aggregate principal amount at any one time outstanding not to exceed $5,000,000, (v) loans to Singapore from US Borrower or UK Borrower; provided that the principal amount of (x) Letter of Credit Obligations incurred by US Borrower on behalf of Singapore, (y) Indebtedness incurred by Singapore pursuant to subsection 6.3(v), and (z) loans incurred by Singapore under this Section 6.22 at any one time outstanding shall not in the aggregate exceed $2,000,000; (vi) loans to Australia from US Borrower or UK Borrower; provided that the principal amount of (x) Letter of Credit Obligations incurred by US Borrower on behalf of Australia, (y) Indebtedness incurred by Australia pursuant to subsection 6.3(vi), and (z) loans incurred by Australia under this Section 6.22 at any one time outstanding shall not in the aggregate exceed $3,000,000; (vii) loans to Venezuela from US Borrower or UK Borrower; provided that the principal amount of (x) Letter of Credit Obligations incurred by US Borrower on behalf of Venezuela, (y) Indebtedness incurred by Venezuela pursuant to subsection 6.3(vii), and (z) loans incurred by Venezuela under this Section 6.22 at any one time outstanding shall not in the aggregate exceed $4,000,000; provided further that (a) all such intercompany loans shall be unsecured and shall be payable upon demand;
(b) after giving effect to each such loan, both US Borrower or UK Borrower, as applicable, and the Subsidiary receiving such intercompany loans shall be Solvent; (c) the obligor of such loan shall use the proceeds thereof for its own working capital requirements and general partnership or corporate purposes, as applicable, arising in the ordinary course of its business; (d) after giving effect to each such loan from US Borrower or UK Borrower, as applicable, US Borrower or UK Borrower, as applicable, shall have Borrowing Availability in an amount equal to or greater than its working capital requirements for the next succeeding thirty (30) days, based upon its historical cash needs and taking into account all of its payment obligations under the Loan Documents and under any of its other Indebtedness; (e) US Borrower shall have delivered to Administrative Agent a current list of intercompany loans outstanding in accordance with clause (l) of Schedule G; and (f) all such intercompany loans by US Borrower or UK Borrower to any Subsidiary shall be evidenced by promissory notes satisfactory in form and substance to Administrative Agent and pledged to Administrative Agent for the ratable benefit of Lenders.

              6.23 Inconsistent Agreements. Neither Borrower shall, or shall cause or permit any Subsidiary to, become party to any agreement, note, indenture, instrument or other arrangement, or take any other action, which, directly or indirectly, (i) requires a sharing of any interest in the Collateral or prohibits the creation of a Lien on any of its properties or other assets in favor of Administrative Agent, on behalf of the Lenders, as additional collateral for the Obligations, except operating leases, Capital Leases or intellectual property licenses which prohibit Liens upon the assets that are subject thereto and the documents granting Liens on the assets of Australia and Singapore as permitted by Section 6.7; (ii) prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the granting of Liens to secure the Obligations, amending the Loan Documents, or
(iii) contains any provision which would be violated or breached by the making of the Revolving Credit Advances or by the performance by Borrowers or Holdings or any Subsidiary of any of its obligations under any Loan Document.

              6.24 Acquisition Documents. US Borrower shall not, nor shall it cause or permit any Subsidiary to amend, waive or modify in any manner any provision of any of the Acquisition Documents.

7.     TERM

              7.1 Termination. The Revolving Credit Loan shall be in effect until the Commitment Termination Date, and the Revolving Credit Loan, Term Loan C and all other Obligations related thereto shall be automatically due and payable in full on such date.

              7.2 Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of Borrowers or the rights of Administrative Agent and Lenders relating to any unpaid portion of the Revolving Credit Loan, Term Loan C or any other Obligation, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Commitment Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon Holdings, Borrowers, the Subsidiaries and the Partners, and all rights of Administrative Agent and each Lender, all as contained in the Loan Documents shall not terminate or expire, but rather shall survive such termination or cancellation and shall continue in full force and effect until such time as all of the Obligations have been paid in full in accordance with the terms of the Loan Documents creating such Obligations and the Commitments have been terminated.

8.     EVENTS OF DEFAULT: RIGHTS AND REMEDIES

              8.1 Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an "Event of Default" hereunder:

              (a) Either Borrower shall fail to make any payment of principal of, or interest on, or any other amount owing by it in respect of, the Revolving Credit Loan, Term Loan C or any Fees, costs or expenses payable or reimbursable by it under this Agreement or under any other Loan Document or any of the other Obligations when due and payable or declared due and payable.

              (b) Either Borrower shall fail or neglect to perform, keep or observe any of the provisions of (i) Sections 1.4, 1.9, 5.1, 5.2, 5.5 or 6, or any of the provisions set forth in Schedules E, G (paragraph (f) only) or I, respectively.

              (c) Either Borrower shall fail or neglect to perform, keep or observe any provisions set forth in Section 4 or Schedules G (other than paragraph (f) thereof) or H, respectively, within twenty (20) days after the earlier to occur of (i) US Borrower's receipt of written notice from Administrative Agent or any Lender or (ii) actual knowledge of such failure by the applicable Borrower.

              (d) Either Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for thirty (30) days or more after the earlier to occur of (i) US Borrower's receipt of written notice of any such failure from Administrative Agent or any Lender or (ii) actual knowledge of such failure by the applicable Borrower.

              (e) Any Guarantor shall fail or neglect to perform, keep or observe any provision of any Guaranty Agreement (other than any provision embodied in or covered by any other clause of this Section 8.1) and the same shall remain unremedied for ten (10) days or more after the earlier of (i) US Borrower's receipt of written notice of any such failure from Administrative Agent or any Lender or (ii) actual knowledge of such failure by US Borrower.

              (f) A default or breach shall occur under any Loan Document (other than this Agreement or the Notes) or the Acquisition Documents which default or breach continues beyond any period of grace therein provided.

              (g) A default or breach shall occur under any other agreement, document or instrument to which Holdings, either Borrower or any Subsidiary is a party and such default is not cured within any applicable grace period and such default or breach (i) involves the failure to make any payment when due in respect of any Indebtedness (other than the Obligations) of Holdings, either Borrower or any Subsidiary in excess of $1,000,000 in the aggregate, or (ii) causes such Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, or (iii) permits any holder of such Indebtedness or a trustee to cause such Indebtedness or a portion thereof in excess of $1,000,000 in the aggregate to become due prior to its stated maturity or prior to its regularly scheduled dates of payment, regardless of whether such right is exercised or waived by such holder or trustee.

              (h) Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to any Lender by or on behalf of Holdings, either Borrower or any Subsidiary or either Partner shall be untrue or incorrect in any material respect, as of the date when made or deemed made.

              (i) Any representation or warranty in any Guaranty Agreement or in any written statement pursuant thereto, or in any report, financial statement or certificate made or delivered to any Lender by any Guarantor shall be untrue or incorrect in any material respect, as of the date when made or deemed made.

              (j) Assets of Holdings, either Borrower or any Subsidiary or either Partner with a fair market value of $500,000 or more shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of Holdings, either Borrower or any Subsidiary and such condition shall continue for thirty (30) days or more.

              (k) A case or proceeding shall have been commenced against Holdings, either Borrower or any Subsidiary or either Partner in a court having competent jurisdiction seeking a decree or order in respect of Holdings, either Borrower or any Subsidiary or either Partner (i) under Title 11 of the United States Code, as now constituted or hereafter amended, the Insolvency Act of 1986, as now constituted or hereafter amended in the case of UK Borrower, or any other applicable federal, state or foreign bankruptcy or other similar law,
(ii) appointing a custodian, receiver, administrative receiver, liquidator, assignee, trustee or sequestrator (or similar official) for Holdings, either Borrower or any Subsidiary or either Partner or of any substantial part of any such Person's assets, or (iii) ordering the winding-up, dissolution, or liquidation of the affairs of Holdings, either Borrower or any Subsidiary or either Partner and such case or proceeding shall remain undismissed or unstayed for sixty (60) days or more or such court shall enter a decree or order granting the relief sought in such case or proceeding.

              (l) Holdings, either Borrower or any Subsidiary or either Partner shall (i) file a petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, the Insolvency Act of 1986, as now constituted or hereafter amended in the case of UK Borrower, or any other applicable federal, State or foreign bankruptcy or other similar law,
(ii) consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment of or taking possession by a custodian, receiver, administrative receiver, liquidator, assignee, trustee or sequestrator (or similar official) of Holdings, either Borrower or any Subsidiary or either Partner or of any substantial part of any such Person's assets, (iii) make an assignment for the benefit of creditors, or proposes or enters into any composition of or other arrangement for the benefit of creditors generally or any class of creditors, (iv) suspend payment of its debts or become unable to pay its debts as they become due, or (v) take any partnership or corporate action, as applicable, in furtherance of any such action.

              (m) A final judgment or judgments for the payment of money in excess of $750,000 in the aggregate shall be rendered against Holdings, either Borrower or any Subsidiary or either Partner and the same shall not (i) be fully covered by insurance in accordance with Section 5.5, or (ii) within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged prior to the expiration of any such stay.

              (n) With respect to any Plan: (i) either Borrower, any Subsidiary or any ERISA Affiliate thereof or any other party-in-interest or disqualified Person shall engage in any transactions which in the aggregate result in a final assessment to either Borrower or any Subsidiary in excess of $500,000 under Section 409 or 502 of ERISA or IRC Section 4975 which assessment has not been paid within thirty (30) days of final assessment and which is not being contested pursuant to subsections 6.2(b) or 6.2(c) hereof; (ii) either Borrower, any Subsidiary or any ERISA Affiliate thereof shall incur any accumulated funding deficiency, as defined in IRC Section 412, in the aggregate in excess of $500,000, or request a funding waiver from the IRS for contributions in the aggregate in excess of $500,000; (iii) either Borrower, any Subsidiary or any ERISA Affiliate thereof shall not pay any withdrawal liability which involves annual withdrawal liability payments which exceed $500,000, as a result of a complete or partial withdrawal within the meaning of
Section 4203 or 4205 of ERISA, within 30 days after the date such payment becomes due, unless such payment is being contested pursuant to subsections 6.2(b) or (c); (iv) either Borrower, any Subsidiary or any ERISA Affiliate thereof shall fail to make a required contribution by the due date under
Section 412 of the IRC or Section 302 of ERISA which would result in the imposition of a lien under Section 412 of the IRC or Section 302 of ERISA within 30 days after the date such payment becomes due; or (v) an ERISA Event (other than an event described in 29 CFR Section 2615.23) with respect to a Pension Plan has occurred which could have a Material Adverse Effect, and within thirty (30) days US Borrower has not contested such ERISA Event by appropriate proceedings.

              (o) Any material provision of any Loan Document shall for any reason cease to be valid or enforceable in accordance with its terms or Holdings, either Borrower or any Guarantor or any other Person (other than Administrative Agent or any Lender) shall disavow its obligations thereunder or shall deny that it has any or further obligations thereunder, or shall contest the validity or enforceability of any thereof, or any Lien created under any Loan Document shall cease to be a legal, valid and perfected first priority Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby.

              (p) Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any substantial portion of the property of either Borrower or any Material Subsidiary (other than Venezuela).

              (q) A criminal or civil action, suit or proceeding is commenced against any of Holdings, either Borrower or any Subsidiary or either Partner under any federal or state racketeering statute (including, without limitation, the Racketeer Influenced and Corrupt Organizations Act of 1970), which action, suit or proceeding could reasonably be expected to result in a Material Adverse Effect.

              (r)    Any Change of Control shall occur.

              (s) Any event shall occur that gives any holder of Subordinated Debt a mandatory right of redemption or other right to prepayment with respect thereto.

              (t) Holdings or either Partner or NOW International shall conduct or transact any business (other than being the owner of Stock held by it as of the Closing Date) or incur any Indebtedness or other obligation or liability or make any Investment or grant or suffer any Lien or issue any Guaranties other than, in each case, pursuant to, or as permitted by, the Loan Documents.

              8.2 Remedies. (a) If any Default shall have occurred and be continuing, Administrative Agent may (and at the written request of the Requisite Lenders shall) terminate this facility with respect to further Revolving Credit Advances or Term Loan C advances, whereupon any further Revolving Credit Advances or Term Loan C advances, shall be made in the sole discretion of Administrative Agent or the sole discretion of the Requisite Lenders' (if termination occurred at the request of the Requisite Lenders); provided that such further Revolving Credit Advance or Term Loan C advance shall not cause the aggregate outstanding principal amount thereof to exceed the Borrowing Availability or the UK Borrowing Base, respectively. Upon such termination, Administrative Agent shall notify US Borrower of such action.

              (b) If any Event of Default shall have occurred and be continuing, Administrative Agent may (and at the written request of the Requisite Lenders shall), without notice, (a) terminate or suspend the obligations of the Lenders to make Loans hereunder, (b) declare all or any portion of the Obligations, including all or any portion of the Revolving Credit Loan and/or Term Loan C, to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided on Schedule B; (c) increase the Letter of Credit Fees and rates of interest applicable to the Revolving Credit Loan and/or Term Loan C to the Default Rate, as provided in subsection 1.5(d); and (d) exercise any rights and remedies provided to Administrative Agent under the Loan Documents and/or at law or equity, including all remedies provided under the Code; provided that upon the occurrence of an Event of Default specified in subsections 8.1 (k) or (l), all of the Obligations, including the Revolving Credit Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

              8.3 Waivers by Borrowers. Except as otherwise provided for in this Agreement or by applicable law, each of the Borrowers waives: (i) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Administrative Agent on which either Borrower may in any way be liable, and hereby ratifies and confirms whatever Administrative Agent may do in this regard, (ii) all rights to notice and a hearing prior to Administrative Agent's taking possession or control of, or to Administrative Agent's replevy, attachment or levy upon, the Collateral or any part thereof or any bond or security which might be required by any court prior to allowing Administrative Agent to exercise any of its remedies, and (iii) the benefit of all valuation, appraisal and exemption laws. Each of the Borrowers acknowledges that it has been advised by counsel of its choice with respect to this Agreement, the other Loan Documents and the transactions evidenced by this Agreement and the other Loan Documents.

9.     ASSIGNMENT AND PARTICIPATIONS; APPOINTMENT OF ADMINISTRATIVE AGENT

              9.1 Assignment and Participations. (a) Borrowers hereby consent to Administrative Agent's and any Lender's sale of participations, and to Administrative Agent's and any Lender's assignment, at any time or times, of any of the Loan Documents, any Commitment or of any portion thereof or interest therein, including, without limitation, Administrative Agent's and any Lender's rights, title, interests, remedies, powers or duties thereunder, whether evidenced by a writing or not; provided that any assignment by a Lender of all or any part of its Commitment shall (i) require the consent of Administrative Agent which consent shall not be unreasonably withheld and the execution of a Lender Addition Agreement in form and substance satisfactory to Administrative Agent; (ii) be conditioned on such assignee Lender representing to the assigning Lender and the Administrative Agent that it is purchasing the Revolving Credit Loans and/or Term Loan C to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; provided that the foregoing shall not prohibit the sale of such Loans to commercial banks, finance companies and investment funds; (iii) if a partial assignment, be in an amount at least equal to $5,000,000 and, after giving effect to any such partial assignment, the assigning Lender shall have retained Commitments in an amount at least equal to $5,000,000; and (iv) include a payment by the assigning Lender to the Administrative Agent of an assignment fee of $3,500; provided further, that any participation by a Lender of all or any part of its Commitments shall be made with the understanding that all amounts payable by Borrowers hereunder shall be determined as if that Lender had not sold such participation, and that the holder of any such participation shall not be entitled to require such Lender to take or omit to take any action hereunder, except actions directly affecting (i) any reduction in the principal amount, interest rate or fees payable hereunder in which such holder participates, (ii) any extension of the final scheduled maturity date of the principal amount of the Revolving Credit Loan and/or Term Loan C in which such holder participates, (iii) any release of all or substantially all of the Collateral (other than in accordance with the terms of this Agreement or the other Loan Documents) and (iv) any increase in the percentage advance rates set forth in the definition of "Borrowing Base" or "UK Borrowing Base". Each Borrower hereby acknowledges and agrees that any participation will give rise to a direct obligation of Borrowers to the participant and the participant shall for purposes of Sections 1.15, 1.16 and 9.8 be considered to be a "Lender".

              (b)    In the case of an assignment by a Lender under this
Section 9.1, the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would if it were a Lender hereunder. Except as provided in subsection 9.1(e),the assigning Lender shall be relieved of its obligations hereunder with respect to its Commitments or assigned portion thereof. Each Borrower hereby acknowledges and agrees that any assignment will give rise to a direct obligation of Borrowers to the assignee and that the assignee shall be considered to be a "Lender". In all instances, each Lender's liability to make Loans hereunder shall be several and not joint and shall be limited to such Lender's Pro Rata Share.

              (c) Except as otherwise provided in this Section 9.1, no Lender shall, as between any such Borrower and that Lender, be relieved of any of its obligations hereunder as a result of any sale, assignment, transfer or negotiation of, or granting of participation in, all or any part of the Loans, the Notes or other Obligations owed to such Lender.

              (d) Borrowers shall assist any Lender permitted to sell assignments or participations under this Section 9.1 as reasonably required to enable the assigning or selling Lender to effect any such assignment or participation, including the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the preparation of informational materials for, and the participation of management in meetings with, potential assignees or participants. Borrowers shall certify the correctness, completeness and accuracy of all descriptions of Borrowers and their affairs contained in any selling materials provided by Borrowers and all other information provided by Borrowers and included in such materials, except that any projections delivered by Borrowers shall only be certified by Borrowers as having been prepared by Borrowers in good faith and based on reasonable assumptions consistent with Borrowers' anticipated business plans.

              (e) A Lender may furnish any information concerning Borrowers in the possession of such Lender from time to time to assignees and participants (including prospective assignees and participants); provided that such Lender shall utilize commercially reasonable procedures to cause such assignees or participants to maintain the confidentiality of confidential information of Borrowers. In the event Administrative Agent or any Lender assigns or otherwise transfers all or any part of a Note, Administrative Agent or any such Lender shall so notify Borrowers and Borrowers shall, upon the request of Administrative Agent or such Lender, execute new Notes in exchange for the Notes being assigned.

              9.2 Appointment of Administrative Agent. GE Capital is hereby appointed Administrative Agent to act on behalf of all Lenders as Administrative Agent under this Agreement and the other Loan Documents. The provisions of this Section 9.2 are solely for the benefit of Administrative Agent and Lenders and neither Borrower, any Subsidiary nor any other Person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Loan Documents, Administrative Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for either Borrower, any Subsidiary or any other Person. Administrative Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Loan Documents. The duties of Administrative Agent shall be mechanical and administrative in nature and Administrative Agent shall not have, or be deemed to have, by reason of this Agreement, any other Loan Document or otherwise a fiduciary relationship in respect of any Lender. Neither Administrative Agent nor any of its officers, directors, partners, employees, agents or representatives shall be liable to any Lender for any action taken or omitted to be taken by it hereunder or under any other Loan Document, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted.

              If Administrative Agent shall request instructions from Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Loan Document, then Administrative Agent shall be entitled to refrain from such act or taking such action unless and until Administrative Agent shall have received instructions from Requisite Lenders, and Administrative Agent shall not incur liability to any Person by reason of so refraining. Administrative Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Loan Document (a) if such action would, in the opinion of Administrative Agent, be contrary to law or the terms of this Agreement or any other Loan Document or (b) if Administrative Agent shall not first be indemnified to its satisfaction against any and all liability and expense (including Environmental Liabilities and Costs) which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting or refraining from acting hereunder or under any other Loan Document in accordance with the instructions of Requisite Lenders.

              9.3 Administrative Agent's Reliance. Neither Administrative Agent nor any of its directors, officers, partners, agents or employees shall be liable for any action taken or omitted to be taken by it or them under or in connection with this Agreement or the other Loan Documents, except for its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted. Without limitation of the generality of the foregoing, Administrative Agent:
(i) may treat the payee of any Amended Revolving Credit Note or Term C Note as the holder thereof until Administrative Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to Administrative Agent; (ii) may consult with legal counsel, independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (iii) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Loan Documents; (iv) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or the other Loan Documents on the part of Borrowers or to inspect the Collateral (including the books and records) of Borrowers unless requested to do so by the Requisite Lenders; (v) shall not be responsible to any

Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vi) shall incur no liability under or in respect of this Agreement or the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent by the proper party or parties.

              9.4 Administrative Agent and Affiliates. With respect to its commitment hereunder to make or continue Term Loan C advances and Revolving Credit Advances, Administrative Agent shall have the same rights, powers and obligations under this Agreement and the other Loan Documents as any other Lender and may exercise the same as though it were not Administrative Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include GE Capital in its individual capacity. GE Capital and its Affiliates may lend money to, invest in, and generally engage in any kind of business with, either Borrower, any of its Subsidiaries and Affiliates and any Person who may do business with or own securities of either Borrower or any such Subsidiary or Affiliate, all as if GE Capital were not Administrative Agent and without any duty to account therefor to Lenders. GE Capital and its Affiliates may accept fees and other consideration from either Borrower and any of the Subsidiaries for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GE Capital as Administrative Agent, GE Capital as a stockholder of Holdings and GE Capital Canada as a lender under the NOW Canada Credit Agreement.

              9.5 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Administrative Agent or any other Lender and based on the financial statements referred to in Section 3.4 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of the Loans, the creditworthiness of Borrowers and the Subsidiaries and the value and lien status of the Collateral and its own decision to enter into this Agreement. Each Lender also acknowledges that it will be responsible for making its own independent appraisal of the credit and financial condition of, and all other matters concerning, the Borrowers and will, independently and without reliance upon Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement.

              9.6 Indemnification. Lenders agree to indemnify Administrative Agent (to the extent required to be but not reimbursed by Borrowers and without limiting the Obligations of Borrowers hereunder), ratably according to their respective Pro Rata Shares, from and against any and all liabilities (including Environmental Liabilities and Costs), obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted by Administrative Agent in connection therewith; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent's gross negligence or wilful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted. Without limiting the foregoing, each Lender agrees to reimburse Administrative Agent promptly after demand for its ratable share of any out-of-pocket expenses (including counsel fees) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and each other Loan Document, to the extent that Administrative Agent is required to be but not reimbursed for such expenses by Borrowers.

              9.7 Successor Administrative Agent. Administrative Agent may resign at any time by giving not less than thirty (30) days' prior written notice thereof to Lenders and US Borrower. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Administrative Agent which shall be reasonably acceptable to US Borrower. If no successor Administrative Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment, within thirty (30) days after the resigning Administrative Agent's giving notice of resignation then the resigning Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution organized under the laws of the United States of America or of any State thereof having a combined capital and surplus of at least $300,000,000, which is reasonably acceptable to US Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning Administrative Agent, and the resigning Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents, except that any indemnity rights or other rights in favor of such resigning Administrative Agent shall continue. After any resigning Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

              9.8 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default, subject to subsection 9.10(f) each Lender and each holder of any Note is hereby authorized at any time or from time to time, without notice to either Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all balances held by it at any of its offices for the account of any Borrower (regardless of whether such balances are then due to such Borrower) and any other properties or assets any time held or owing by that Lender or that holder to or for the credit or for the account of Borrowers against and on account of any of the Obligations which are not paid when due. Any Lender or holder of any Note having a right to set off shall, to the extent the amount of any such set off exceeds its Pro Rata Share of the Obligations, purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender's or holder's Pro Rata Share of the Obligations as would be necessary to cause such Lender to share such excess with each other Lender or holder in accordance with their respective Pro Rata Shares. Each Borrower agrees, to the fullest extent permitted by law, that (a) any Lender or holder may exercise its right to set off with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such excess to other Lenders and holders and (b) any Lender or holders so purchasing a participation in the Revolving Credit Advances or Term Loan C made or other Obligations held by other Lenders or holders may exercise all rights of set-off, bankers' lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of Revolving Credit Advances, Term Loan C and other Obligations in the amount of such participation.

              9.9 Disbursement of Funds. Administrative Agent may, on behalf of Lenders, disburse funds to US Borrower for Revolving Credit Advances and Term Loan C advances requested. Each Lender with a Revolving Credit Loan Commitment or a Term Loan C Commitment shall reimburse Administrative Agent on demand for all such funds disbursed on its behalf by Administrative Agent, or if Administrative Agent so requests, such Lender will remit to Administrative Agent its Pro Rata Share of any Revolving Credit Advance or any Term Loan C advance before Administrative Agent disburses same to the applicable Borrower. If any Lender fails to pay the amount of its Pro Rata Share forthwith upon Administrative Agent's demand, Administrative Agent shall promptly notify the applicable Borrower and such Borrower shall immediately repay such amount to Administrative Agent. Nothing in this Section 9.9 or elsewhere in this Agreement or the other Loan Documents shall be deemed to require Administrative Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Revolving Credit Loan Commitment or Term Loan C Commitment, as applicable, hereunder or to prejudice any rights that Borrowers may have against any such Lender as a result of any default by such Lender hereunder.

              9.10   Advances; Payments; Information; Non-Funding Lenders.

              (a) Revolving Credit Advances; Term Loan C Advances; Payments; Fee Payments.

              (i) The Revolving Credit Loan and the Term Loan C balances may fluctuate from day to day through Administrative Agent's disbursement of funds to, and receipt of funds from, Borrowers. In order to minimize the frequency of transfers of funds between Administrative Agent and each Lender, Revolving Credit Advances and Term Loan C advances and payments in respect thereof will be settled according to the procedures described in subsections 9.10(a)(ii) and 9.10(a)(iii). Notwithstanding these procedures, each Lender's obligation to fund its portion of any advances made by Administrative Agent to either Borrower will commence on the date such advances are made by Administrative Agent. Such payments will be made by each Lender without setoff, counterclaim or reduction of any kind.

              (ii)  Not later than 12:00 noon (New York time) on the second
       (2nd) Business Day of each week, or more frequently (including daily) if Administrative Agent so elects or if US Borrower has requested a Revolving Credit Advance in excess of $5,000,000 (each such day being a "Settlement Date"), Administrative Agent will advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of the Revolving Credit Loan or Term Loan C balance, as applicable, as of the close of business on the first (1st) Business Day immediately preceding the Settlement Date. In the event that payments are necessary to adjust the amount of such Lender's portion of the Revolving Credit Loan or Term Loan C to such Lender's Pro Rata Share of the Revolving Credit Loan or Term Loan C as of any Settlement Date, the party from which such payment is due will pay the other, in same day funds, by wire transfer to the other's account not later than 2:00 p.m. (Chicago time) on the Settlement Date (excluding amounts charged to the Revolving Loan Account pursuant to Section 1.11, and which do not constitute Revolving Credit Advances). Notwithstanding the foregoing, if Administrative Agent so elects, Administrative Agent may require that each Lender make its Pro Rata Share of any requested Revolving Credit Advance or Term Loan C advance, as applicable, available to Administrative Agent for disbursement prior to the funding of such Revolving Credit Advance or Term Loan C advance. If Administrative Agent elects to require that such funds be so made available, Administrative Agent shall advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of such Loan no later than 12:00 noon (New York time) on the date of funding thereof, and each such Lender shall pay Administrative Agent such Lender's Pro Rata Share of such requested Revolving Credit Advance or Term Loan C advance, in same day funds, by wire transfer to the Administrative Agent's account not later than 2:00 p.m. (New York time) on the date of funding such Loan.

              (iii) For purposes of this subsection 9.10(a)(iii), the following terms and conditions will have the following meanings:

                     (A) "Daily Loan Balance" means, with respect to the Revolving Credit Loan or Term Loan C, an amount calculated as of the end of each calendar day by subtracting (i) the cumulative principal amount paid by Administrative Agent to a Lender with respect to such Loan from the Funding Date through and including such calendar day, from (ii) the cumulative principal amount of such Loan advanced by such Lender to Administrative Agent from the Funding Date through and including such calendar day.

                     (B) "Daily Interest Rate" means, with respect to the Revolving Credit Loan or Term Loan C, an amount calculated by dividing the interest rate payable to a Lender on such Loan (as set forth in Section 1.5) as of each calendar day by three hundred sixty (360) days.

                     (C) "Daily Interest Amount" means, with respect to the Revolving Credit Loan or Term Loan C, an amount calculated by multiplying the Daily Loan Balance of such Loan by the associated Daily Interest Rate applicable to such Loan.

                     (D) "Interest Ratio" means, with respect to the Revolving Credit Loan or Term Loan C, a number calculated by dividing the total amount of interest on such Loan received by Administrative Agent during the immediately preceding month by the total amount of interest on such Loan due from Borrowers during the immediately preceding month.

On the first (1st) Business Day of each calendar month (an "Interest Settlement Date"), Administrative Agent will advise each Lender by telephone, telex or telecopy of the amount of such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders on the Revolving Credit Loan and Term Loan C as of the end of the last day of the immediately preceding month. Provided that such Lender has made all payments required to be made by it under this Agreement and the other Loan Documents, Administrative Agent will pay to such Lender, by wire transfer to such Lender's account (as specified by such Lender on Schedule K or the applicable Lender Addition Agreement, as amended by such Lender from time to time after the Closing Date pursuant to the notice provisions contained herein or in the applicable Lender Addition Agreement) not later than 11:00 a.m. (New York time) on the next Business Day following the Interest Settlement Date, such Lender's Pro Rata Share of principal, interest and Fees paid for the benefit of Lenders on the Revolving Credit Loan and Term Loan C, as applicable. Such Lender's Pro Rata Share of interest on the Revolving Credit Loan and the Term Loan C, as applicable, will be calculated by adding together the Daily Interest Amounts for each calendar day of the prior month for such Loan and multiplying the total thereof by the Interest Ratio for such Loan.

              (b)    Availability of Lender's Pro Rata Share.

              (i) Administrative Agent may assume that each Lender will make its Pro Rata Share of each Revolving Credit Advance or Term Loan C advance, as applicable, available to Administrative Agent on the first
       (1st) Business Day following each Settlement Date. If such Pro Rata Share is not, in fact, paid to Administrative Agent by such Lender when due, Administrative Agent will be entitled to recover such amount on demand from such Lender without set-off, counterclaim or deduction of any kind.

              (ii) Nothing contained in this subsection 9.10(b) will be deemed to relieve any Lender of its obligation to fulfill its Commitments or to prejudice any rights Administrative Agent or Borrowers may have against any Lender as a result of any default by such Lender under this Agreement.

              (c)    Return of Payments.

              (i) If Administrative Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Administrative Agent from either Borrower and such related payment is not received by Administrative Agent, then Administrative Agent will be entitled to recover such amount from such Lender on demand without set-off, counterclaim or deduction of any kind.

              (ii) If Administrative Agent determines at any time that any amount received by it under this Agreement must be returned to either Borrower or paid to any other Person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Loan Document, Administrative Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Administrative Agent on demand any portion of such amount that Administrative Agent has distributed to such Lender, together with interest at such rate, if any, as Administrative Agent is required to pay to either Borrower or such other Person, without set-off, counterclaim or deduction of any kind.

              (d) Dissemination of Information. Administrative Agent will use reasonable efforts to provide Lenders with any information received by Administrative Agent from any Borrower which is required to be provided to Lenders hereunder, with any notice of Default or Event of Default received by Administrative Agent from either Borrower, with any notice of Default or Event of Default delivered by Administrative Agent to Borrowers, with notice of any Default or Event of Default of which Administrative Agent has actually become aware and with notice of any action taken by Administrative Agent following any Default or Event of Default; provided that Administrative Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Administrative Agent's gross negligence or willful misconduct as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted.

              (e) Non-Funding Lenders. The failure of any Lender with a Revolving Credit Loan Commitment or Term Loan C Commitment (such Lender, a "Non-Funding Lender") to make any Revolving Credit Advance or Term Loan C advance to be made by it on the date specified therefor shall not relieve any other applicable Lender (each such other Lender, an "Other Lender") of its obligations to make its Revolving Credit Advance or Term Loan C advance on such date, but neither any Other Lender nor Administrative Agent shall be responsible for the failure of any Non-Funding Lender to make a Revolving Credit Advance or Term Loan C advance to be made by such Non-Funding Lender, and no Non-Funding Lender shall have any obligation to Administrative Agent or any Other Lender for the failure by such Non-Funding Lender. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Loan Document or constitute a "Lender" (or be included in the calculation of "Requisite Lenders" hereunder) for any voting or consent rights under, or with respect to, any Loan Document.

              (f) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement or the Notes (including, without limitation, exercising any rights of set-off) without first obtaining the prior written consent of Administrative Agent or Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction of Administrative Agent.

10.    SUCCESSORS AND ASSIGNS

              10.1 Successors and Assigns. This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of Borrowers, Administrative Agent, Lenders and their respective successors and assigns, except as otherwise provided herein or therein. A Borrower's successors and assigns shall include, without limitation, any trustee, receiver or debtor in possession of or for such Borrower. Neither Borrower may assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Administrative Agent and all Lenders. Any such purported assignment, transfer, hypothecation or other conveyance by either Borrower without the prior express written consent of Administrative Agent and the Lenders shall be void. The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrowers, Administrative Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.    MISCELLANEOUS

              11.1 Complete Agreement; Modification of Agreement. The Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and may not be modified, altered or amended except as set forth in Section 11.2. As of the Closing Date, any letter of interest or commitment letter and/or fee letter (other than the GE Capital Fee Letter) between either Borrower and Administrative Agent or any of their respective affiliates, predating this Agreement and relating to a financing of substantially similar form, purpose or effect shall be superseded by this Agreement.

              11.2 Amendments and Waivers. (a) Except as otherwise provided herein, no amendment, modification, termination or waiver of any provision of this Agreement or any of the Notes or consent to any departure by either Borrower or any of the Subsidiaries therefrom, shall in any event be effective unless the same shall be in writing and signed by Administrative Agent, Requisite Lenders and Borrowers.

              (b) Notwithstanding the foregoing, no amendment, modification, termination or waiver shall, unless in writing and signed by Administrative Agent and each affected Lender, do any of the following: (i) increase the principal amount of the Commitment of any affected Lender; (ii) reduce the principal of, rate of interest on or Fees payable with respect to any Revolving Credit Advance or Letter of Credit Obligations or Term Loan C;
(iii) extend the final scheduled maturity date of any Loan or any scheduled installment or mandatory prepayment of the principal amount of any Loan; (iv) increase the percentage advance rates above that set forth on the Closing Date in the definition of "Borrowing Base" or "UK Borrowing Base"; (v) waive, forgive, defer, extend or postpone any payment of Obligations including interest or Fees required hereunder; (vi) release any Guaranty Agreement; (vii) except as otherwise contemplated herein or in one of the other Loan Documents, release all or any material portion of the Collateral; (viii) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Loans which shall be required for Lenders or any of them to take any action hereunder; and (ix) amend or waive Section 10.1 or this Section 11.2 or the definitions of the terms used in this Section 11.2 insofar as the definitions affect the substance of this Section 11.2 or subordinate the Obligations to any other Indebtedness; and provided further that no amendment, modification, termination or waiver affecting the rights or duties of an Administrative Agent under this Agreement or any other Loan Document shall in any event be effective, unless in writing and signed by such Administrative Agent, in addition to Lenders required hereinabove to take such action. Each amendment, modification, termination or waiver shall be effective only in the specific instance and for the specific purpose for which it was given. No amendment, modification, termination or waiver shall be required for Administrative Agent to take additional Collateral pursuant to any Loan Document. No amendment, modification, termination or waiver of any provision of any Note shall be effective without the written concurrence of the holder of that Note. No notice to or demand on either Borrower in any case shall entitle either Borrower to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 11.2 shall be binding upon each holder of the Notes at the time outstanding and each future holder of the Notes.

              (c) Upon indefeasible payment in full of all of the Obligations, other than Indemnified Liabilities under Section 1.13 hereof and termination of the Commitments; provided that no suits, actions, proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Administrative Agent shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

              11.3 Fees and Expenses. Borrowers shall jointly and severally reimburse Administrative Agent for all reasonable out-of-pocket expenses incurred in connection with (a) the preparation of the Loan Documents (including the reasonable fees and expenses of all of its special loan counsel, advisors, consultants and auditors retained in connection with the Loan Documents and the transactions contemplated thereby and advice in connection therewith), and (b) wire transfers to the account of Borrowers. Borrowers shall reimburse Administrative Agent (and, with respect to clauses (iii), (iv) and (v) below, each Lender) for all fees, costs and expenses, including the reasonable fees, costs and expenses of counsel or other advisors (including environmental and management consultants) for advice, assistance, or other representation in connection with:

              (i) the forwarding to either Borrower or any other Person on behalf of either Borrower by Administrative Agent of the proceeds of the Revolving Credit Advances and Term Loan C advances;

              (ii) consent with respect to, any of the Loan Documents or advice in connection with the administration of the loans made pursuant hereto or its rights hereunder or thereunder;

              (iii) any litigation, contest, dispute, suit, proceeding or action (whether instituted by Administrative Agent, any Lender, either Borrower or any other Person) in any way relating to the Collateral, any of the Loan Documents or any other agreement to be executed or delivered in connection therewith or herewith, whether as party, witness, or otherwise, including any litigation, contest, dispute, suit, case, proceeding or action, and any appeal or review thereof, in connection with a case commenced by or against any or all of the Borrowers or any other Person that may be obligated to Administrative Agent by virtue of the Loan Documents;

              (iv) any attempt to enforce any rights of Administrative Agent or any Lender against any or all of the Borrowers or any other Person that may be obligated to Administrative Agent or any Lender by virtue of any of the Loan Documents;

              (v) any refinancing or restructuring of the credit arrangements provided under the Loan Documents, whether in the nature of a "workout" or in connection with any insolvency or bankruptcy proceeding;

              (vi) efforts to (A) monitor the Loans or any of the other Obligations, (B) evaluate, observe, assess any or all of the Borrowers, any Subsidiary thereof or their respective affairs, and (C) verify, protect, evaluate, assess, appraise, collect, sell, liquidate or otherwise dispose of any of the Collateral;

including, without limitation, all the attorneys' and other professional and service providers' fees arising from such services, including those in connection with any appellate proceedings; and all expenses, costs, charges and other fees incurred by such counsel and others in any way or respect arising in connection with or relating to any of the events or actions described in this
Section 11.3 shall be payable, on demand, by Borrowers to Administrative Agent. Without limiting the generality of the foregoing, such expenses, costs, charges and fees may include: fees, costs and expenses of accountants, environmental advisors, appraisers, investment bankers, management and other consultants and paralegals; court costs and expenses; photocopying and duplication expenses; court reporter fees, costs and expenses; long distance telephone charges; air express charges; telegram charges; secretarial overtime charges; and expenses for travel, lodging and food paid or incurred in connection with the performance of such legal or other advisory services.

              11.4 No Waiver. Administrative Agent's or any Lender's failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Administrative Agent or such Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default under this Agreement or any of the other Loan Documents shall not suspend, waive or affect any other Event of Default under this Agreement and any of the other Loan Documents whether the same is prior or subsequent thereto and whether of the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of either Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by either Borrower under this Agreement and no defaults by either Borrower under any of the other Loan Documents shall be deemed to have been suspended or waived by Administrative Agent or any Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Administrative Agent and Requisite Lenders and directed to Borrowers specifying such suspension or waiver.

              11.5 Remedies. Administrative Agent's and Lenders' rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Administrative Agent or any Lender may have under any other agreement, including the other Loan Documents, by operation of law or otherwise. Recourse to the Collateral shall not be required.

              11.6 Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

              11.7 Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

              11.8 Authorized Signature. Until Administrative Agent shall be notified by the applicable Borrower to the contrary, the signature upon any document or instrument delivered pursuant hereto of an officer of such Borrower listed on Schedule 11.8 shall bind such Borrower and be deemed to be the act of such Borrower affixed pursuant to and in accordance with resolutions duly adopted by such Borrower's Board of Directors.

              11.9 GOVERNING LAW. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN ANY OF THE LOAN DOCUMENTS, IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAW PROVISIONS) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. EACH BORROWER

HEREBY CONSENTS AND AGREES THAT THE STATE OR FEDERAL COURTS LOCATED IN THE CITY OF NEW YORK, NEW YORK, SHALL HAVE EXCLUSIVE JURISDICTION TO HEAR AND DETERMINE ANY CLAIMS OR DISPUTES BETWEEN BORROWERS, ADMINISTRATIVE AGENT AND LENDERS PERTAINING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS; PROVIDED THAT ADMINISTRATIVE AGENT, LENDERS AND BORROWERS ACKNOWLEDGE THAT ANY APPEALS FROM THOSE COURTS MAY HAVE TO BE HEARD BY A COURT LOCATED OUTSIDE OF THE CITY OF NEW YORK, NEW YORK; AND PROVIDED FURTHER THAT NOTHING IN THIS AGREEMENT SHALL BE DEEMED OR OPERATE TO PRECLUDE ADMINISTRATIVE AGENT FROM BRINGING SUIT OR TAKING OTHER LEGAL ACTION IN ANY OTHER JURISDICTION TO REALIZE ON THE COLLATERAL OR ANY OTHER SECURITY FOR THE OBLIGATIONS, OR TO ENFORCE A JUDGMENT OR OTHER COURT ORDER IN FAVOR OF ADMINISTRATIVE AGENT. EACH BORROWER EXPRESSLY SUBMITS AND CONSENTS IN ADVANCE TO SUCH JURISDICTION IN ANY ACTION OR SUIT COMMENCED IN ANY SUCH COURT, AND EACH BORROWER HEREBY WAIVES ANY OBJECTION WHICH SUCH BORROWER MAY HAVE BASED UPON LACK OF PERSONAL JURISDICTION, IMPROPER VENUE OR FORUM NON CONVENIENS AND HEREBY CONSENTS TO THE GRANTING OF SUCH LEGAL OR EQUITABLE RELIEF AS IS DEEMED APPROPRIATE BY SUCH COURT. EACH BORROWER HEREBY WAIVES PERSONAL SERVICE OF THE SUMMONS, COMPLAINT AND OTHER PROCESS ISSUED IN ANY SUCH ACTION OR SUIT AND AGREES THAT SERVICE OF SUCH SUMMONS, COMPLAINTS AND OTHER PROCESS MAY BE MADE BY REGISTERED OR CERTIFIED MAIL ADDRESSED TO SUCH BORROWER AT THE ADDRESS SET FORTH IN SCHEDULE J AND THAT SERVICE SO MADE SHALL BE DEEMED COMPLETED UPON THE EARLIER OF SUCH BORROWER'S ACTUAL RECEIPT THEREOF OR THREE (3) DAYS AFTER DEPOSIT IN THE U.S. MAILS, PROPER POSTAGE PREPAID.

              11.10 Notices. Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give or serve upon any other party any communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be deemed to have been validly served, given or delivered (i) upon the earlier of actual receipt and three (3) Business Days after deposit in the United States Mail, registered or certified mail, return receipt requested, with proper postage prepaid, (ii) upon transmission, when sent by telecopy or other similar facsimile transmission (with such telecopy or facsimile promptly confirmed by delivery of a copy by personal delivery or United States Mail as otherwise provided in this
Section 11.10), (iii) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid or (iv) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address or facsimile number indicated on Schedule J or to such other address (or facsimile number) as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to any Person (other than Borrowers or Administrative Agent) designated on Schedule J to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

              11.11 Section Titles. The Section titles and Table of Contents contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of this Agreement between the parties hereto.

              11.12 Counterparts. This Agreement may be executed in any number of separate counterparts, each of which shall collectively and separately constitute one agreement.

              11.13 WAIVER OF JURY TRIAL. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMPLEX FINANCIAL TRANSACTIONS ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG ADMINISTRATIVE AGENT, LENDERS AND BORROWERS ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS RELATED THERETO.

              11.14 Press Releases and Public Announcements. Each Borrower hereby agrees that neither it nor its Subsidiaries is on the Closing Date issuing any press releases or other public announcements with respect to this Agreement or the Related Transactions which mentions or uses the name of GE Capital or any of its affiliates. Each Borrower further agrees that neither it nor its Subsidiaries will make in the future any press releases or other public announcements using the name of GE Capital or any of its affiliates referring to this Agreement without their prior written consent unless such Borrower or such Subsidiary is required to do so under law and then, in any event, such Borrower or such Subsidiary will consult with GE Capital before issuing such press release or other public announcements.

              11.15 Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any

Borrower's assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a "voidable preference," "fraudulent conveyance," or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

              11.16 Domicile of Loans. Each Lender may transfer and carry its Loans at, to or for the account of any office or lending installation of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 11.16 would, at the time of such transfer, result in increased costs under Section 1.16 from those being charged by the respective Lender prior to such transfer, then no Borrower shall be obligated to pay such increased costs (although each Borrower shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).

              11.17 Judgment Currency. If for the purposes of obtaining judgment against either Borrower in any court in any jurisdiction with respect to this Agreement, it becomes necessary to convert into the currency of such jurisdiction (herein called the "Judgment Currency") any amount due hereunder in Dollars, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, "rate of exchange" means the rate at which Administrative Agent would, on the relevant date at or about 12:00 noon (Chicago time), be prepared to sell a similar amount of Dollars in Chicago against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, such Borrower will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement in Dollars. Any additional amount due from such Borrower under this Section 11.17 will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of this Agreement.

              IN WITNESS WHEREOF, this Agreement has been duly executed and delivered October 23, 1996.

                                           NATIONAL-OILWELL, L.P.

                                           By:    NOW OILFIELD SERVICES, INC.
                                                  its general partner

                                           By:
                                              ------------------------------
                                           Title:
                                                 ---------------------------


                                           NATIONAL OILWELL (U.K.) LIMITED

                                           By:
                                              ------------------------------
                                           Title:
                                                 ---------------------------


Revolving Credit Loan                      GENERAL ELECTRIC CAPITAL
   Commitment:                               CORPORATION,
$41,517,000                                  as Administrative Agent and Lender
 Term Loan C
   Commitment:
$1,977,000                                 By:
                                              ------------------------------
                                           Title:
                                                 ---------------------------

Revolving Credit Loan                      THE BANK OF NEW YORK COMMERCIAL
   Commitment:                              CORPORATION
$17,493,000
Term Loan C                                By:
   Commitment:                                ------------------------------
$833,000                                   Title:
                                                 ---------------------------

Revolving Credit Loan                      BTM CAPITAL CORPORATION
   Commitment:
$20,002,500                                By:
Term Loan C                                   ------------------------------
   Commitment:                             Title:
$952,500                                         ---------------------------


Revolving Credit Loan                      THE MITSUBISHI TRUST AND BANKING
   Commitment:                                CORPORATION
$8,494,500
Term Loan C                                By:
   Commitment:                                ------------------------------
$404,500                                   Title:
                                                 ---------------------------


Revolving Credit Loan                      SANWA BUSINESS CREDIT CORPORATION
   Commitment:
$17,493,000                                By:
Term Loan C                                   ------------------------------
   Commitment:                             Title:
$833,000                                         ---------------------------

                                   SCHEDULE A
                                       to
                                CREDIT AGREEMENT


                                  DEFINITIONS

              Capitalized terms used in the Agreement shall have (unless otherwise provided elsewhere in the Agreement) the following respective meanings and all section references in the following definitions shall refer to Sections of the Agreement:

              "Account Debtor" shall mean any Person who may become obligated under, with respect to, or on account of, an Account.

              "Accounts" shall mean, as to any Person, all "accounts," as such term is defined in the Code, now owned or hereafter acquired by such Person and, in any event, including (a) all accounts receivable, other receivables, book debts and other forms of obligations (other than forms of obligations evidenced by chattel paper, documents or instruments) now owned or hereafter received or acquired by or belonging or owing to such Person, whether arising out of goods sold or services rendered by it or from any other transaction (including any such obligations which may be characterized as an account or contract right under the Code), (b) all of such Person's rights in, to and under all purchase orders or receipts now owned or hereafter acquired by it for goods or services, (c) all of such Person's rights to any goods represented by any of the foregoing (including unpaid sellers' rights of rescission, replevin, reclamation and stoppage in transit and rights to returned, reclaimed or repossessed goods), (d) all monies due or to become due to such Person, under all purchase orders and contracts for the sale of goods or the performance of services or both by such Person or in connection with any other transaction (whether or not yet earned by performance on the part of such Person, as appropriate) now or hereafter in existence, including the right to receive the proceeds of said purchase orders and contracts, and (e) all collateral security and guarantees of any kind, now or hereafter in existence, given by any Person with respect to any of the foregoing.

              "Acquired Companies" shall mean, collectively, Australia, Singapore and National-Oilwell and its Subsidiaries.

              "Acquisition" shall mean the acquisition by US Borrower of all of the issued and outstanding Partnership Interests and Purchased Stock pursuant to the Purchase Agreement.

              "Acquisition Documents" shall mean the Purchase Agreement, the Sellers' Notes, the Shareholders Agreement and all other documents, agreements and certificates executed in connection therewith excluding, however, all Loan Documents.

              "Administrative Agent" shall mean GE Capital in its capacity as administrative agent and not in its individual capacity, or its successor appointed pursuant to Section 9.2.

              "Affiliate" shall mean, with respect to any Person, (i) each Person that, directly or indirectly, owns or controls, whether beneficially, or as a trustee, guardian or other fiduciary, five percent (5%) or more of any class of the Stock or other equity interests of such Person or possesses, directly or indirectly, the power to direct or cause the direction of the management of such Person, whether through ownership of Stock or other equity interests, by contract or otherwise, (ii) each Person that controls, is controlled by or is under common control with such Person or any Affiliate of such Person or (iii) each of such Person's employees, officers, directors, joint venturers and partners. For the purposes of this definition, "control" of a Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of its management or policies, whether through the ownership of voting securities, by contract or otherwise; provided that, when used in reference to US Borrower or any Subsidiary, the term "Affiliate" shall specifically exclude Administrative Agent, Documentation Agent and each Lender.

              "Agreement" shall mean the Amended and Restated Credit Agreement by and among Borrowers, GE Capital, as Administrative Agent and Lender, and the other Lenders signatory from time to time to the Agreement, dated as of October 23, 1996, and shall include all restatements and modifications thereof and amendments and supplements thereto from time to time and any appendices, exhibits or schedules to any of the foregoing, and shall refer to the Agreement as the same may be in effect at any and all times such reference becomes operative.

              "Amended Revolving Credit Note" shall have the meaning assigned thereto in Section 1.1(a)(ii) and shall be substantially in the form of Exhibit A.

              "Amended Term C Note" shall have the meaning assigned thereto in
Section 1.1(b) and shall be substantially in the form of Exhibit B.

              "Applicable Index Margin" shall mean the per annum interest rate margin from time to time in effect and payable in addition to the Index Rate, as determined by reference to Section 1.5(a).

              "Applicable L/C Margin" shall mean the per annum fee, from time to time in effect, payable with respect to outstanding Letter of Credit Obligations as determined by reference to Section 1.5(a).

              "Applicable LIBOR Margin" shall mean the per annum interest rate from time to time in effect and payable in addition to the LIBOR Rate, as determined by reference to Section 1.5(a).

              "Applicable Line Margin" shall mean the per annum fee, from time to time in effect, payable with respect to the unused portion of the total Revolving Credit Commitment as determined by reference to Section 1.5(a).

              "Applicable Margins" shall mean collectively the Applicable L/C Margin, the Applicable Line Margin, the Applicable Index Margin, and the Applicable LIBOR Margin.

              "Asset Sale Program" shall mean the planned sale by US Borrower of the assets listed on Schedule 6.8 subject to the terms and conditions set forth in Schedule 6.8, which terms and conditions shall be satisfactory to Administrative Agent.

              "Australia" shall have the meaning assigned thereto in the Recitals to the Agreement.

              "Borrowers" shall mean UK Borrower and US Borrower, collectively.

              "Borrower Representative" shall mean National-Oilwell, L.P. in its capacity as Borrower Representative pursuant to the provisions of subsection 1.1(c).

              "Borrowing Availability" shall have the meaning assigned thereto in subsection 1.1(a).

              "Borrowing Base" shall mean, as of any date of determination by Administrative Agent, in its reasonable discretion from time to time, an amount equal to the sum at such time of:

              (a) eighty-five percent (85%) of US Borrower's Eligible Accounts, less reserves established by Administrative Agent from time to time in accordance with the Agreement; plus

              (b) sixty percent (60%) of the book value of US Borrower's Eligible Inventory valued on a first-in, first-out basis (at the lower of cost or market), less reserves established by Administrative Agent from time to time in accordance with the Agreement; plus

              (c) the lesser of $5,000,000 or fifty percent (50%) of the book value of Eligible On-Lease Inventory; plus

              (d)    the lesser of $15,000,000 or the sum of:

                     (i) 80% of the orderly liquidation value of Eligible Equipment owned as of the Closing Date based upon appraisals provided to Administrative Agent pursuant to the Prior Credit Agreement, subject to reserves established by Administrative Agent from time to time in accordance with the Agreement; plus

                     (ii) 50% of the net book value (not to exceed fair market value) of Eligible Equipment acquired after the Closing Date, including Equipment acquired as part of Permitted Acquisitions, subject to reserves established by Administrative Agent from time to time in accordance with the Agreement; plus

                     (iii) 50% of the fair market value of Eligible Real Estate owned as of the Closing Date based upon appraisals provided to Administrative Agent pursuant to the Prior Credit Agreement, subject to reserves established by Administrative Agent from time to time in accordance with the Agreement.

              "Borrowing Base Certificate" shall mean a certificate of US Borrower or UK Borrower in form and substance satisfactory to the Administrative Agent.

              "Borrowing Notice" shall mean a notice in form and substance satisfactory to Administrative Agent specifying therein (i) the requested date of a Loan, (ii) the amount and type of advance, conversion or continuation, as applicable, (iii) in the case of a Revolving Credit Advance or a Term Loan C advance at the LIBOR Rate, or a conversion into, or continuation of, a LIBOR Loan, the duration of the LIBOR Period applicable thereto, and (iv) such other information as may be required by Administrative Agent.

              "Business Day" shall mean (a) any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the State of Illinois or the State of New York, and (b) with respect to all notices, determinations, fundings and payments in connection with the LIBOR Rate or LIBOR Loans, any day that is a Business Day pursuant to clause (a) above and that is also a day on which banks in the city of London are generally open for interbank or foreign exchange transactions.

              "Capital Expenditures" shall mean expenditures (whether paid in cash or property or accrued as liabilities and including the principal portion of payments under Capital Leases, installment purchase agreements and other similar purchase money financing arrangements) for any fixed assets or improvements or for replacements, substitutions or additions thereto, that have a useful life of more than one year and that are required to be capitalized under GAAP, excluding expenditures of insurance proceeds in accordance with the terms of this Agreement to rebuild or replace any asset after a casualty loss.

              "Capital Lease" shall mean, with respect to any Person, any lease of any property (whether real, personal or mixed) by such Person as lessee that, in accordance with GAAP, either would be required to be classified and accounted for as a capital lease on a balance sheet of such Person or otherwise be disclosed as such in a note to such balance sheet, other than any such lease under which such Person is the lessor.

              "Capital Lease Obligation" shall mean, with respect to any Capital Lease, the amount of the obligation of the lessee thereunder that, in accordance with GAAP, would appear on a balance sheet of such lessee in respect of such Capital Lease or otherwise be disclosed in a note to such balance sheet.

              "Certificate of Exemption" shall have the meaning assigned thereto in subsection 1.16(e).

              "Change of Control" shall mean (i) relative to the Partners, the failure of Holdings at all times to own, beneficially and of record, with full voting and economic rights associated with ownership of 100% of the issued and outstanding Voting Stock of all classes of the Partners, (ii) relative to US Borrower, the failure of the Partners at all times to own 100% of the partnership interests of US Borrower and the economic benefits associated therewith, (iii) relative to Holdings, any Person or group of Persons (within the meaning of the Securities and Exchange Act of 1934, as amended (the "Exchange Act")) other than DPI and/or First Reserve shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of 30% or more of the issued and outstanding Stock of Holdings.

              "Charges" shall mean, as to any Person, all federal, state, county, city, municipal, local, foreign or other governmental taxes (including, without limitation, taxes owed to the PBGC at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to
(i) the Collateral, (ii) the Obligations, (iii) the employees, payroll, income or gross receipts of such Person, (iv) such Person's ownership or use of any properties or other assets, or (v) any other aspect of such Person's business.

              "Chattel Paper" shall mean, as to any Person, any "chattel paper," as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located.

              "Closing Date" shall mean the effective date of the Amended and Restated Credit Agreement which shall be any date prior to December 31, 1996 on which the conditions precedent to effectiveness thereof have been met or waived by Administrative Agent.

              "Code" shall mean the Uniform Commercial Code as the same may, from time to time, be in effect in the State of New York; provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Administrative Agent's or any Lender's security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term "Code" shall mean the Uniform Commercial Code as in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

              "Collateral" shall mean the property covered by the Security Agreement, the Mortgages and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Administrative Agent, on behalf of itself and Lenders, to secure the Obligations.

              "Collateral Documents" shall mean the Security Agreement, the Guaranty Agreements, the Partner Assignment, the Stock Pledge Agreements, the Mortgages, the Intellectual Property Security Agreements, the Pledge and Security Agreement, and all similar agreements entered into guarantying payment of, or granting a Lien upon property as security for payment of, the Obligations.

              "Collateral Reports" shall mean the reports with respect to the Collateral referred to in Schedule H.

              "Collection Account" shall mean that certain account of Administrative Agent, account number 50-232-854 in the name of Administrative Agent at Bankers Trust Company in New York, New York.

              "Commitment Termination Date" shall mean the earliest of (i) the fifth (5th) anniversary of the Closing Date, (ii) the date of termination of Lenders' obligation to make Revolving Credit Advances and Term Loan C advances pursuant to Section 8.2(b), and (iii) the date of indefeasible prepayment in full by US Borrower and UK Borrower of the Obligations, and the termination of the Revolving Credit Loan Commitment and Term Loan C Commitment.

              "Commitments" shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances and Term Loan C advances as set forth on the signature page to the Agreement or in the most recent Lender Addition Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances and Term Loan C advances, which aggregate commitment shall be One Hundred Five Million Dollars ($105,000,000) on the Closing Date as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

              "Concentration Account" shall have the meaning assigned thereto in Schedule E.

              "Contracts" shall mean, as to any Person, all "contracts," as such term is defined in the Code, now owned or hereafter acquired by such Person, and, in any event, including all contracts, undertakings, or agreements (other than rights evidenced by Chattel Paper, Documents or Instruments) in or under which such Person may now or hereafter have any right, title or interest, including any agreement relating to the terms of payment or the terms of performance of any Account.

              "Copyright License" shall mean, as to any Person, any and all rights now owned or hereafter acquired by such Person under any written agreement granting any right to use any Copyright or Copyright registration.

              "Currency Agreement" shall mean, as to any Person, any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement designed to protect such Person entering into same against fluctuations in currency values.

              "Debt Service" shall mean, for any period, an amount equal to the sum of (i) the Interest Charges for such period plus (ii) the scheduled or mandatory payments of any outstanding Indebtedness during such period.

              "Debt Service Coverage Ratio" shall mean, for any period, the ratio of EBITDA to Debt Service.

              "Default" shall mean any event which, with the passage of time or notice or both, would, unless cured or waived, become an Event of Default.

              "Default Rate" shall have the meaning assigned thereto in subsection 1.5(d).

              "Documents" shall mean, as to any Person, any "documents," as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located.

              "DOL" shall mean the United States Department of Labor or any successor thereto.

              "Dollars or $" shall mean lawful currency of the United States of America.

              "DPI" shall mean Duff & Phelps/Inverness L.L.C., a Connecticut limited liability company.

              "EBIT" shall mean, for any period, Holdings' consolidated net income from operations (before interest and income taxes) all as determined in accordance with GAAP.

              "EBITDA" shall mean, for any period, Holdings' consolidated net income from operations (before interest, taxes, depreciation, amortization and management fees paid, and expenses and costs directly incurred, in connection with the Acquisition and the consummation of the transactions contemplated by the Loan Documents), all as determined in accordance with GAAP.

              "Eligible Accounts" shall have the meaning assigned thereto (i) in Schedule C-1 with respect to US Borrower and (ii) in Schedule C-2 with respect to UK Borrower.

              "Eligible Equipment" shall mean Equipment (i) owned by US Borrower; (ii) located in the United States; (iii) in which Administrative Agent has a first and prior perfected security interest, subject to no other Liens, except Permitted Encumbrances as described in clauses (i) and (v) of the definition of that term; (iv) which is not a Fixture; (v) which, if located at leased premises, is covered by a landlord waiver acceptable to Administrative Agent; (vi) is in good operating condition; and (vii) is at a location where the aggregate fair market value of all Eligible Equipment and Eligible Inventory exceeds $100,000.

              "Eligible Inventory" shall have the meaning assigned thereto (i) in Schedule D-1 with respect to US Borrower and (ii) in Schedule D-2 with respect to UK Borrower.

              "Eligible On-Lease Inventory" shall mean Inventory consisting of power swivels, mud pumps or drawworks leased by U.S. Borrower to its customers as to which (i) Administrative Agent shall have a first and prior perfected security interest on the chattel paper constituting the underlying equipment leases, subject to no other Liens or Permitted Encumbrances; (ii) each of the original copies of the leases of such Inventory shall reflect the following legend on the cover page and signature page thereof: "This lease constitutes chattel paper in which National-Oilwell, L.P. has granted a security interest to General Electric Capital Corporation, as agent."; (iii) copies of each of those leases shall have been provided to Administrative Agent; (iv) the lessee's headquarters and the location at which such leased Inventory is used are in the United States; (v) US Borrower has perfected its interest in such leased Inventory by filing under the Code (which filings designate Administrative Agent as assignee); (vi) US Borrower has obtained casualty insurance in the fair value of such leased Inventory naming US Borrower and Administrative Agent as loss payees; and (vii) the lease payments from time to time owing by the lessee would qualify as Eligible Accounts, if permitted to be included therein.

              "Eligible Real Estate" shall mean Real Estate (i) fee simple title to which is held by US Borrower; (ii) located in the United States; (iii) in which Administrative Agent has a first mortgage Lien, subject to no other Liens, except Permitted Encumbrances as described in clauses (i), (v), (viii) and (ix) of the definition of that term; and (iv) as to which all material buildings and improvements are structurally sound and no material casualty event has occurred since the Closing Date which has not been repaired.

              "Environmental Laws" shall mean all federal, state, local and foreign laws, statutes, ordinances and regulations, now or hereafter in effect, and in each case as amended or supplemented from time to time, and any applicable judicial or administrative interpretation thereof, including any applicable judicial or administrative order, consent decree or judgment, relative to the applicable real estate, and any permit, license or authorization relating to the regulation and protection of human health, safety, the environment and natural resources (including ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation). Environmental Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601 et seq.) ("CERCLA"); the Hazardous Material Transportation Act, as amended (49 U.S.C. Sections 1801 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. Sections 136 et seq.); the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 6901 et seq.) ("RCRA"); the Toxic Substance Control Act, as amended (15 U.S.C. Sections 2601 et seq.); the Clean Air Act, as amended (42 U.S.C. Sections 740 et seq.); the Federal Water Pollution Control Act, as amended (33 U.S.C. Sections 1251 et seq.); the
Occupational Safety and Health Act, as amended    (29 U.S.C. Sections  651 et
seq.) ("OSHA"); and the Safe Drinking Water Act, as amended (42 U.S.C. Sections
 300(f) et seq.), and any and all regulations promulgated thereunder, and all analogous state, local and foreign counterparts or equivalents and any transfer of ownership notification or approval statutes.

              "Environmental Liabilities and Costs" shall mean all liabilities, obligations, responsibilities, remedial actions, removal actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim, suit, action or demand by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute or common law (including any thereof arising under any Environmental Law, permit, order or agreement with any Governmental Authority) and which relate to the environment, health and safety as regulated under any Environmental Law or in connection with any other environmental matter or

Release, threatened Release or the presence of a Hazardous Material or threatened Release of a Hazardous Material.

              "Equipment" shall mean, as to any Person, all "equipment," as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located and, in any event, including all of such Person's machinery and equipment, including processing equipment, conveyors, machine tools, data processing and computer equipment with software and peripheral equipment (other than software constituting part of the Accounts), and all engineering, processing and manufacturing equipment, office machinery, furniture, materials handling equipment, tools, attachments, accessories, automotive equipment, trailers, trucks, forklifts, molds, dies, stamps, motor vehicles, rolling stock and other equipment of every kind and nature, trade fixtures and fixtures not forming a part of real property, all whether now owned or hereafter acquired, and wherever situated, together with all additions and accessions thereto, replacements therefor, all parts therefor, all substitutes for any of the foregoing, fuel therefor, and all manuals, drawings, instructions, warranties and rights with respect thereto, and all products and proceeds thereof and condemnation awards and insurance proceeds with respect thereto.

              "ERISA" shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder.

              "ERISA Affiliate" shall mean, with respect to any plan subject to
Section 412 of the IRC or any obligation arising under Section 4980B of the IRC, any trade or business (whether or not incorporated) under common control with any Borrower or any Subsidiary thereof, and which, together with such Borrower or such Subsidiary, are treated as a single employer within the meaning of Sections 414(b), (c), (m) or (o) of the IRC and with respect to any plan subject to Title IV of ERISA, any trade or business (whether or not incorporated) under common control with any Borrower or any Subsidiary, and which, together with such Borrower or such Subsidiary is required to be aggregated under Section 4001 of ERISA.

              "ERISA Event" shall mean, with respect to any of the Borrowers, any Subsidiary or any ERISA Affiliate, (i) a Reportable Event with respect to a Title IV Plan or a Multiemployer Plan; (ii) the withdrawal of any Borrower or any Subsidiary or ERISA Affiliate thereof from a Title IV Plan subject to
Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of any Borrower, or any Subsidiary or ERISA Affiliate thereof from any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA; (v) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC; (vi) the failure to make required contributions to a Qualified Plan; or (vii) any other event or condition which might reasonably be expected to constitute grounds under
Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA.

              "Event of Default" shall have the meaning assigned thereto in
Section 8.1.

              "Federal Reserve Board" shall have the meaning assigned thereto in Section 3.11.

              "Fees" shall mean any and all fees payable to Administrative Agent or any Lender pursuant to the Agreement or any of the other Loan Documents.

              "Financial Statements" shall have the meaning assigned thereto in
Section 3.4.

              "First Reserve" shall mean First Reserve Corporation, a Delaware corporation.

              "Fiscal Month" shall mean any of the monthly accounting periods of Holdings.

              "Fiscal Quarter" shall mean any of the quarterly accounting periods of Holdings.

              "Fiscal Year" shall mean, as to any Person, any of the annual accounting periods of such Person ending on December 31 of each year.

              "Fixtures" shall mean, as to any Person, any "fixtures" as such term is defined in the Code, now owned or hereafter acquired by such Person.

              "Foreign Lender" shall have the meaning assigned thereto in
Section 1.16(e).

              "Funded Debt" shall mean, with respect to Holdings and its Subsidiaries, on a consolidated and consolidating basis, all of its Indebtedness which by the terms of the agreement governing or instrument evidencing such Indebtedness matures more than one year from, or is directly or indirectly renewable or extendible at its option under a revolving credit or similar agreement obligating the lender or lenders to extend credit over a period of more than one year from the date of creation thereof, including current maturities of long-term debt, revolving credit and short-term debt extendible beyond one year at the option of the debtor, and shall also include, without limitation, the Revolving Credit Loan, Term Loan C and the other Obligations.

              "Funded Debt/EBIT Ratio" shall mean , as of the last day of any Fiscal Quarter, the ratio of Funded Debt as of such date to EBIT for the four Fiscal Quarters ending on such date.

              "Funding Arrangements" shall have the meaning assigned thereto in
Section 1.13(c).

              "Funding Date" shall mean January 17, 1996, which is the date on which the initial Revolving Credit Advances and Loans were made under the Prior Credit Agreement.

              "GAAP" shall mean (a) with respect to US Borrower, generally accepted accounting principles in the United States of America as in effect on the Closing Date, consistently applied and (b) with respect to UK Borrower, generally accepted accounting principles in the United Kingdom as in effect on the Closing Date, consistently applied(subject, in each case, to Accounting Changes agreed to in accordance with the provisions set forth in the first paragraph under the heading "Other Definitional Provisions" in this Schedule A).

              "GE Capital" shall mean General Electric Capital Corporation, a New York corporation, in its individual capacity and not as Administrative Agent hereunder.

              "GE Capital Fee Letter" shall mean that certain fee letter between GE Capital and US Borrower dated October 1, 1996.

              "General Intangibles" shall mean, as to any Person, any "general intangibles," as such term is defined in the Code, now owned or hereafter acquired by such Person, and, in any event, including, without limitation, all right, title and interest which such Person may now or hereafter have in or under any Contract, all customer lists, Copyrights, Trademarks, Patents, service marks, trade names, business names, corporate names, trade styles, logos and other source or business identifiers, and all applications therefor and reissues, extensions or renewals thereof, rights in intellectual property, interests in partnerships, joint ventures and other business associations, licenses, permits, copyrights, trade secrets, proprietary or confidential information, inventions (whether or not patented or patentable), technical information, procedures, designs, knowledge, know-how, software, data bases, data, skill, expertise, experience, processes, models, drawings, materials and records, goodwill (including the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark license), all rights and claims in or under insurance policies (including insurance for fire, damage, loss and casualty, whether covering personal property, real property, tangible rights or intangible rights, all liability, life, key man and business interruption insurance, and all unearned premiums), uncertificated securities, chooses in action, deposit, checking and other bank accounts, rights to receive tax refunds and other payments and rights of indemnification.

              "General Partner" shall mean NOW Oilfield Services, Inc. f/k/a National-Oilwell, Inc., a Delaware corporation, in its capacity as the general partner of US Borrower, and its successors and assigns.

              "Goods" shall mean, as to any Person, all "goods" as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located.

              "Governmental Authority" shall mean any nation or government, any state or other political subdivision thereof, and any agency, department or other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

              "Guarantors" shall mean Holdings, US Borrower, each Partner, NOW International, and each other Person, if any, which executes a Guaranty in favor of Administrative Agent, for the benefit of the Lenders, in connection with the transactions contemplated by the Agreement and the other Loan Documents.

              "Guaranty" shall mean, as to any Person, any obligation of such Person guaranteeing any indebtedness, lease, dividend, or other obligation ("primary obligations") of any other Person (the "primary obligor") in any manner, including any obligation or arrangement of such Person (i) to purchase or repurchase any such primary obligation, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet condition of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or
(iv) to indemnify the owner of such primary obligation against loss in respect thereof. The amount of any Guaranty at any time shall be deemed to be an amount equal to the lesser at such time of (y) the stated or determinable amount of the primary obligation in respect of which such Guaranty is made or
(z) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guaranty; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

              "Guaranty Agreements" shall mean the Holdings Senior Guaranty, the Holdings Subordinated UK Guaranty, the US Borrower Subordinated UK Guaranty, the NOW Guaranty, the National Guaranty, the NOW International Senior Guaranty, the NOW International Subordinated UK Guaranty and any other guaranty or support agreement or similar agreement made in favor of Administrative Agent, for the benefit of Lenders, in form and substance satisfactory to Administrative Agent, together with all amendments, modifications and supplements thereto consented to in writing by Administrative Agent (subject to Section 11.2(b) of the Agreement), and shall refer to any such Guaranty as the same may be in effect at the time such reference becomes operative.

              "Hazardous Material" shall mean any substance, material or waste, the generation, handling, storage, treatment or disposal of which is regulated by or forms the basis of liability now or hereafter under, any Environmental Law in any jurisdiction in which any Borrower or any Subsidiary has owned, leased, or operated real property or disposed of hazardous waste or currently owns, leases or operates real property or disposes of hazardous waste including, without limitation, any material or substance which is (i) defined as a "solid waste," "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" or other similar term or phrase under any Environmental Laws, (ii) petroleum or any fraction or by-product thereof, asbestos, polychlorinated biphenyls (PCB's), any radioactive substance emitting radiation in excess of prevailing background conditions, methane, volative organic compounds or any industrial solvent, (iii) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. Sections 1251 et seq. (33 U.S.C. Sections 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. Section
1317), (iv) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq. (42 U.S.C. Section 6903), or (v) defined as a "hazardous substance" pursuant to
Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601).

              "Holdings" shall have the meaning assigned thereto in the Recitals to the Agreement.

              "Holdings Senior Guaranty" shall mean the Guaranty dated as of the Funding Date executed by Holdings in favor of Administrative Agent, on behalf of itself and Lenders, guarantying the Obligations of US Borrower, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "Holdings Senior Stock Pledge Agreement" shall mean the stock pledge agreement dated as of the Funding Date executed by Holdings in favor of Administrative Agent, on behalf of itself and Lenders, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "Holdings Subordinated Acquisition Guaranty" shall mean the Guaranty dated as of the Funding Date executed by Holdings in favor of Sellers, guarantying the obligations of US Borrower under the Sellers' Notes, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing.

              "Holdings Subordinated Canada Guaranty" shall mean the Guaranty dated as of the Funding Date executed by Holdings in favor of General Electric Capital Canada Inc., on behalf of itself and the lenders party to the NOW Canada Credit Agreement, guarantying the obligations of NOW Canada under the NOW Canada Credit Agreement, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing.

              "Holdings Subordinated Canada Stock Pledge Agreement" shall mean the stock pledge agreement dated as of the Funding Date executed by Holdings in favor of General Electric Capital Canada Inc., on behalf of itself and the lenders party to the NOW Canada Credit Agreement, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing.

              "Holdings Subordinated UK Guaranty" shall mean the Guaranty dated as of the Funding Date executed by Holdings in favor of Administrative Agent, on behalf of itself and Lenders, guarantying the obligations of UK Borrower, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "Holdings Subordinated UK Stock Pledge Agreement" shall mean the stock pledge agreement dated as of the Funding Date executed by Holdings in favor of Administrative Agent, on behalf of itself and Lenders, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "Indebtedness" shall mean, as to any Person, without duplication,
(i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than accounts payable arising in the ordinary course of such Person's business payable on terms customary in the trade), (ii) reimbursement and all other obligations with respect to letters of credit, bankers' acceptances and surety bonds, whether or not matured, (iii) all obligations evidenced by notes, bonds, debentures or similar instruments, (iv) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (v) all Capital Lease Obligations, (vi) all obligations of such Person under Interest Rate Agreements, Currency Agreements, commodity purchase or option agreements or other interest or exchange rate or commodity price hedging arrangements, (vii) all Indebtedness referred to in clause (i), (ii), (iii),
(iv), (v) or (vi) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property or other assets (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and (viii) the Obligations.

              "Indemnified Liabilities" shall have the meaning assigned thereto in subsection 1.13(a).

              "Index Rate" shall mean, for any day, a fluctuating rate equal to the higher of (i) the highest of the most recently published or announced prime, corporate base, reference or similar benchmark rate announced by the five largest member banks of the New York Clearing House Association, or (ii) the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as most recently published by the Federal Reserve Bank of New York plus one half of one percent (0.5%) per annum.

              "Index Rate Loan" shall mean a Revolving Credit Advance and/or portion of Term Loan C bearing interest by reference to the Index Rate.

              "Instruments" shall mean, as to any Person, any "instrument," as such term is defined in the Code, now owned or hereafter acquired by such Person, wherever located, and, in any event, including all certificated securities, all certificates of deposit, and all notes and other, without limitation, evidences of indebtedness, other than instruments that constitute, or are a part of a group of writings that constitute, Chattel Paper.

              "Intellectual Property Security Agreements" shall mean, collectively, the Patent Security Agreement and the Trademark Security Agreement.

              "Interest Charges" shall mean, for any period, the aggregate of all interest paid in cash by Holdings and its Subsidiaries on a consolidated basis including the interest portion of any Capital Lease Obligation and all Non-use Fees and Letter of Credit fees and expenses payable pursuant to Schedule B but excluding interest on any intercompany Indebtedness permitted by
Section 6.22, all as determined in accordance with GAAP for the relevant period.

              "Interest Coverage Ratio" shall mean, for any period, the ratio of EBITDA to Interest Charges.

              "Interest Payment Date" shall mean (a) as to any Index Rate Loan, the first Business Day of each month to occur while such Loan is outstanding, and (b) as to any LIBOR Loan, the last day of the LIBOR Period applicable thereto and, in the case of a LIBOR Period of six months, on the last day of each three-month interval during such LIBOR Period; provided that, in addition to the foregoing, each of (x) the date upon which both the Commitments have been terminated and the Loans have been paid in full; and (y) the Commitment Termination Date shall be deemed to be an "Interest Payment Date" with respect to any interest which is then accrued hereunder.

              "Interest Rate Agreement" shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which any Borrower is a party, designed to protect such Borrower against fluctuations in interest rates.

              "Inventory" shall mean, as to any Person, any "inventory," as such term is defined in the Code, now or hereafter owned or acquired by, such Person, wherever located, and, in any event, including inventory, merchandise, goods and other personal property which are held by or on behalf of such Person, for sale or lease or are furnished or are to be furnished under a contract of service or which constitute raw materials, work in process or materials used or consumed or to be used or consumed in such Person's business or in the processing, production, packaging, promotion, delivery or shipping of the same, including other supplies.

              "Investments" shall mean, as to any Person, any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than Investments consisting of accounts receivable arising in the ordinary course of business on terms customary in the trade), deposit account or contribution of capital by such Person to any other Person or any investment in, or purchase or other acquisition of, the Stock, notes, debentures or other securities of any other Person made by such Person.

              "IPO" means an initial public offering of common stock on Form S-1 by Holdings pursuant to a firm commitment underwriting by nationally recognized underwriters pursuant to which Holdings shall receive at least $45 million of Net Proceeds.

              "IRC" shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.

              "IRS" shall mean the Internal Revenue Service, or any successor thereto.

              "L/C Issuer" shall have the meaning assigned thereto in Schedule
B.

              "Leases" shall mean all leasehold estates in Real Estate now owned or hereafter acquired by either Borrower or any Subsidiary thereof, as lessee.

              "Lender Addition Agreement" shall mean an agreement in form and substance satisfactory to, and acknowledged by, Administrative Agent, whereby a portion of the Revolving

Credit Loan Commitment or Term Loan C Commitment is assigned to a Lender after the Closing Date.

              "Lenders" shall mean GE Capital, the other Lenders named on the signature pages of the Agreement, and, if any such Lender shall assign all or any portion of the Obligations in accordance with the terms of the Agreement, such term shall include such assignee.

              "Letter of Credit Obligations" shall mean all outstanding obligations incurred by Administrative Agent and Lenders at the request of US Borrower, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or a guaranty by Administrative Agent and Lenders with respect to or of Letters of Credit issued by the L/C Issuers. The amount of such Letter of Credit Obligations shall equal the maximum amount which may be payable by Administrative Agent or another Lender thereupon or pursuant thereto.

              "Letters of Credit" shall mean commercial or standby letters of credit issued at the request and for the account of US Borrower, and bankers' acceptances issued by US Borrower, for which Administrative Agent or another Lender has incurred Letter of Credit Obligations pursuant hereto.

              "LIBOR Lending Office" shall mean, as to any Lender, the first office of such Lender specified as its "LIBOR Lending Office" opposite its name on Schedule J or on the signature page of the applicable Lender Addition Agreement (or, if no such office is specified, its domestic lending office) or such other office of such Lender as such Lender may from time to time specify to Borrowers and the Administrative Agent.

              "LIBOR Loan" shall mean a Loan bearing interest by reference to the LIBOR Rate.

              "LIBOR Period" shall mean, as to any LIBOR Loan, each period commencing on a Business Day selected by either Borrower pursuant to this Agreement and ending one, two, three or six months thereafter, as selected by such Borrower's irrevocable Borrowing Notice to Administrative Agent as set forth in subsection 1.5(e); provided that the foregoing provision relating to LIBOR Periods is subject to the following:

              (1) if any LIBOR Period pertaining to a LIBOR Loan would otherwise end on a day that is not a Business Day, such LIBOR Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such LIBOR Period into another calendar month in which event such LIBOR Period shall end on the immediately preceding Business Day;

              (2) any LIBOR Period that would otherwise extend beyond the Commitment Termination Date with respect to the Revolving Credit Loan or the date of the last scheduled principal installment payment date of Term Loan C shall end two (2) Business Days prior to such date;

              (3) any LIBOR Period pertaining to a LIBOR Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such LIBOR Period) shall end on the last Business Day of a calendar month;

              (4) Such Borrower shall select LIBOR Periods so as not to require a payment or prepayment of any LIBOR Loan during a LIBOR Period for such Loan; and

              (5) Such Borrower shall select LIBOR Periods so that there shall be no more than five (5) separate LIBOR Loans in existence at any one time.

              "LIBOR Rate" shall mean for each LIBOR Loan for the relevant LIBOR Period, a rate of interest determined by Administrative Agent equal to:

              (a) the offered rate for deposits in United States Dollars which appears on Telerate Page 3750 as of 11:00 a.m., London time, on the second full Business Day next preceding the first day of each LIBOR Period (unless such date is not a Business Day, in which event the next succeeding Business Day will be used) for the applicable LIBOR Period and in an amount approximately equal to the amount of the LIBOR Loan; divided by

              (b) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) Business Days prior to the beginning of such LIBOR Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve system or other governmental authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as "Eurocurrency liabilities" in Regulation D of such Board), which are required to be maintained by a member bank of the Federal Reserve System.

              If such interest rates shall cease to be available from Telerate News Service, the LIBOR Rate shall be determined from such financial reporting service or other information as shall be mutually acceptable to Administrative Agent and Borrowers.

              "License" shall mean, as to any Person, any Copyright License, Patent License, Trademark License or other license of rights or interests now held or hereafter acquired by such Person.

              "Lien" shall mean any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, lien, charge, claim, security interest, easement or encumbrance, or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any lease or title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement perfecting a security interest under the Code or comparable law of any jurisdiction).

              "Limited Partner" shall mean Natoil, Inc. (f/k/a NOW, Inc. and National-Oilwell, Inc.), a Delaware corporation in its capacity as the limited partner of US Borrower, and its successors and assigns.

              "Loan Account" shall have the meaning assigned thereto in Section 1.12.

              "Loan Documents" shall mean the Agreement, the Amended Revolving Credit Notes, the Amended Term C Note, the Security Agreements, the Mortgages, the other Collateral Documents, all other agreements, instruments, documents and certificates identified in the Schedule of Documents in favor of Administrative Agent and/or Lenders all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other agreements, instruments, documents, certificates and other written matter whether heretofore executed in connection with the Prior Credit Agreement, now or hereafter executed by or on behalf of any Borrower or any of its Affiliates, or any employee of any Borrower, or any of its Affiliates, and delivered to Administrative Agent or any Lender in connection with the Agreement or the transactions contemplated hereby, in each case as the same may have been heretofore or may hereafter be amended, modified or supplemented from time to time.

              "Loans" shall mean the Revolving Credit Loan and Term Loan C.

              "Lock Box Account" shall have the meaning assigned thereto on Schedule E.

              "Margin Stock" shall have the meaning assigned thereto in Section 3.12.

              "Material Adverse Effect" shall mean a material adverse effect on
(i) the business, properties, assets, operations, prospects or financial or other condition of Holdings and its Subsidiaries considered as a whole, (ii) the industry in which Holdings or any of its Subsidiaries operates, (iii) Borrowers' ability to perform their Obligations under the Loan Documents, (iv) the Collateral or Administrative Agent's Liens, on behalf of itself and Lenders, on the Collateral or the priority of any such Lien, or (v) Administrative Agent's or any Lender's rights and remedies under the Agreement and the other Loan Documents. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event does not of itself have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then existing events would result in a Material Adverse Effect.

              "Material Subsidiaries" shall mean, collectively, NOW Canada, UK Borrower, Australia, Singapore, Venezuela and NOW International.

              "Maximum Lawful Rate" shall have the meaning assigned to it in subsection 1.5(g).

              "Maximum Revolving Credit Loan" shall mean, at any particular time, an amount equal to the Revolving Credit Loan Commitment of all Lenders.

              "Mortgages" shall mean each of the mortgages, deeds of trust, leasehold mortgages, leasehold deeds of trust, collateral assignments of leases or other real estate security documents delivered by Borrowers to Administrative Agent, with respect to the Mortgaged Properties, all in form and substance satisfactory to Administrative Agent.

              "Multiemployer Plan" shall mean a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA, and to which any Borrower, or any Subsidiaries or any ERISA Affiliate is making, is obligated to make, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

              "National Guaranty" shall mean the Guaranty dated as of the Funding Date executed by the General Partner in favor of Administrative Agent, on behalf of itself and Lenders, guarantying the Obligations of US Borrower, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "National-Oilwell" shall have the meaning assigned thereto in the Recitals to the Agreement.

              "Net Proceeds" shall mean (a) with respect to any asset disposition permitted by subsections 6.8(ii), (iii) or (iv) ("Asset Disposition"), the sum of cash or readily marketable cash equivalents received (including by way of a cash generating sale or discounting of a note or receivable, but excluding any other consideration received in the form of assumption by the acquiring Person of debt or other obligations relating to the assets so disposed of or received in any other non-cash form) therefrom, whether at the time of such disposition or subsequent thereto, or (b) with respect to any sale or issuance of any Stock of Holdings or any of its Subsidiaries after the Funding Date, cash or readily marketable cash equivalents received (but excluding any other non-cash form) therefrom, whether at the time of such disposition or subsequent thereto, net, in either case, of all legal, title and recording tax expenses, underwriting discounts, commissions and other reasonable fees, costs and expenses incurred and all federal, state, local and other taxes required to be accrued as a liability as a consequence of such transactions and, in the case of an Asset Disposition, net of all payments made on any Indebtedness which is secured by such assets pursuant to a permitted Lien upon or with respect to such assets or which must by the terms of such Lien, or in order to obtain a necessary consent to such Asset Disposition, or by applicable law be repaid out of the proceeds from such Asset Disposition.

              "Net Worth" shall mean the book value of the assets of Holdings and its Subsidiaries on a consolidated basis (inclusive of goodwill, patents, trademarks, tradenames, copyrights, organization expenses, treasury stock, debt discount and expense, deferred charges and other like intangibles), minus (i) reserves applicable thereto, and (ii) all liabilities of Holdings and its Subsidiaries on a consolidated basis (including accrued and deferred income taxes), all as determined in accordance with GAAP, but excluding Net Proceeds of the IPO and extraordinary items incurred as of the Closing Date..

              "Non-Use Fee" shall have the meaning assigned to it in Section 1.8(b).

              "Notes" shall mean, collectively, the Amended Revolving Credit Notes and the Amended Term C Note.

              "Notice of Revolving Credit Advance" shall have the meaning assigned thereto in Section 1.1.

              "NOW Canada" shall mean National-Oilwell Canada Ltd., a British Columbia corporation.

              "NOW Canada Credit Agreement" shall mean that certain Credit Agreement dated as of the Funding Date between General Electric Capital Canada Inc. and NOW Canada, as the same may be amended, restated, modified or otherwise supplemented from time to time in accordance with the terms thereof and the terms of the Agreement.

              "NOW Guaranty" shall mean the Guaranty dated as of the Funding Date executed by the Limited Partner in favor of Administrative Agent, on behalf of itself and Lenders, guarantying the Obligations of US Borrower, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "NOW International" shall mean NOW International, Inc., a Delaware corporation.

              "NOW International Senior Guaranty" shall mean the Guaranty dated as of the Funding Date executed by NOW International in favor of Administrative Agent, on behalf of itself and Lenders, guarantying the Obligations of US Borrower, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "NOW International Senior Stock Pledge Agreement" shall mean the stock pledge agreement dated as of the Funding Date executed by NOW International in favor of Administrative Agent, on behalf of itself and Lenders, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "NOW International Senior (Australia) Stock Pledge Agreement" shall mean the stock pledge agreement dated as of the Funding Date executed by NOW International in favor of Administrative Agent, on behalf of itself and Lenders, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "NOW International Subordinated Canada Guaranty" shall mean the Guaranty dated as of the Funding Date executed by NOW International in favor of General Electric Capital Canada Inc., on behalf of itself and the lenders party to the NOW Canada Credit Agreement, guarantying the Obligations of NOW Canada under the NOW Canada Credit Agreement, together with all amendments, modification and supplements thereto consented to by Administrative Agent in writing.

              "NOW International Subordinated Canada Stock Pledge Agreement" shall mean the stock pledge agreement dated as of the Funding Date executed by NOW International in favor of General Electric Capital Canada Inc., on behalf of itself and the lenders party to the NOW Canada Credit Agreement, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing.

              "NOW International Subordinated (Australia) Canada Stock Pledge Agreement" shall mean the stock pledge agreement dated as of the Funding Date executed by NOW International in favor of General Electric Capital Canada Inc., on behalf of itself and the lenders party to the NOW Canada Credit Agreement, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing.

              "NOW International Subordinated UK Guaranty" shall mean the Guaranty dated as of the Funding Date executed by NOW International in favor of Administrative Agent, on behalf of itself and Lenders, guarantying the Obligations of UK Borrower, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2).

              "NOW International Subordinated UK Stock Pledge Agreement" shall mean the stock pledge agreement dated as of the Funding Date executed by NOW International in favor of Administrative Agent, on behalf of itself and Lenders, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "NOW International Subordinated (Australia) UK Stock Pledge Agreement" shall mean the stock pledge agreement dated as of the Funding Date executed by NOW International in favor of Administrative Agent, on behalf of itself and Lenders, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "Obligations" shall mean all loans, advances, debts, liabilities and obligations (including any obligations to cash collateralize Letter of Credit Obligations), for the performance of covenants, tasks or duties or for payment of monetary amounts (whether or not such performance is then required or contingent, or amounts are liquidated or determinable) owing by either Borrower or any Subsidiary thereof to Administrative Agent or any Lender, and all covenants and duties regarding such amounts, of any kind or nature, present or future, whether or not evidenced by any note, agreement or other instrument, arising under the Prior Credit Agreement, the Agreement or any of the other Loan Documents. This term includes all principal, interest (including, without limitation, all interest which accrues after the commencement of any case or proceeds in bankruptcy after the insolvency of, or for the reorganization of, either Borrower or any Subsidiary thereof, whether or not allowed in such proceeding), Letter of Credit Obligations, Fees, Charges, expenses, indemnification obligations, attorneys' fees and any other sum chargeable to any Borrower or Subsidiary thereof under the Agreement or any of the other Loan Documents.

              "Other Taxes" shall have the meaning assigned thereto in Section 1.15.

              "Partner Assignment" shall mean that certain Collateral Assignment of Partnership Interests dated as of the Funding Date entered into by Administrative Agent, on behalf of itself and Lenders, and the Partners, including all amendments, restatements, modifications and supplements thereto.

              "Partners" shall mean, collectively, the General Partner and the Limited Partner.

              "Partnership Agreement" shall mean that certain Amended and Restated Partnership Agreement, dated the Funding Date, among the Partners, as the same may hereafter be amended, modified or supplemented from time to time in accordance with the terms of the Agreement.

              "Partnership Interests" shall have the meaning assigned thereto in the Recitals to the Agreement.

              "Patent License" shall mean, as to any Person, rights under any written agreement now owned or hereafter acquired by such Person granting any right with respect to any invention on which a Patent is in existence.

              "Patent Security Agreement" shall mean that certain Patent Security Agreement dated as of the Funding Date entered into by Administrative Agent, on behalf of itself and Lenders, and U.S. Borrower, including all amendments, restatements, modifications and supplements thereto.

              "Patents" shall mean, as to any Person, all of the following in which such Person now holds or hereafter acquires any interest: (i) all letters patent of the United States or any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or any other country, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country, and (ii) all reissues, continuations, continuations-in-part or extensions thereof.

              "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

              "Pension Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan), which is not an individual account plan, as defined in Section 3(34) of ERISA, and which either of the Borrowers or any Subsidiary thereof or, if a Title IV Plan, any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

              "Permitted Acquisitions" shall have the meaning ascribed thereto in Section 6.1.

              "Permitted Encumbrances" shall mean the following encumbrances:
(i) Liens for taxes or assessments or other governmental Charges or levies, not yet due and payable; (ii) pledges or deposits securing obligations under workmen's compensation, unemployment insurance, social security or public liability laws or similar legislation; (iii) pledges or deposits securing bids, tenders, contracts (other than contracts for the payment of money) or leases to which any Borrower or any Subsidiary is a party as lessee made in the ordinary course of business; (iv) deposits securing statutory obligations of any Borrower or any Subsidiary; (v) inchoate and unperfected workers', mechanics', suppliers' or similar liens arising in the ordinary course of business; (vi) carriers', warehousemen's or other similar possessory liens arising in the ordinary course of business of any Borrower or the applicable Subsidiary and securing liabilities (which are not overdue) in an outstanding aggregate amount not in excess of $25,000 at any time; (vii) deposits securing, or in lieu of, surety, appeal or customs bonds in proceedings to which any Borrower or any Subsidiary is a party; (viii) any attachment or judgment lien, unless the judgment it secures shall not, within 30 days after the entry thereof, have been discharged or execution thereof stayed pending appeal, or shall not have been discharged within 30 days after the expiration of any such stay; and (ix) zoning restrictions, easements, licenses, or other restrictions on the use of real property or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real property, lease or leasehold estate.

              "Person" shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, public benefit corporation, other entity or government (whether federal, state, county, city, municipal, local, foreign, or otherwise, including any instrumentality, division, agency, body or department thereof).

              "Plan" shall mean, with respect to any Borrower or any Subsidiary or ERISA Affiliate thereof at any time, an employee benefit plan, as defined in
Section 3(3) of ERISA, which any Borrower or any Subsidiary thereof maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

              "Pledge and Security Agreement" shall mean that certain Pledge and Security Agreement dated as of the Funding Date entered into between Administrative Agent, on behalf of itself and Lenders, and the Partners, including all amendments, restatements, modifications and supplements thereto (subject to Section 11.2(b)).

              "Prior Credit Agreement" shall have the meaning assigned thereto in the Recitals to the Agreement.

              "Pro Forma" shall mean the unaudited consolidated balance sheet of Holdings and its Subsidiaries and the balance sheets of US Borrower, UK Borrower and NOW Canada, each as of September 30, 1996 after giving effect to the IPO, and the payment of the Subordinated Loan, Term Loan A and Term Loan B, as such terms are defined in the Prior Credit Agreement.

              "Proceeds" shall mean, as to any Person, "proceeds," as such term is defined in the Code and, in any event, shall include (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to such Person from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to such Person from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any governmental body, authority, bureau or agency (or any person acting under color of governmental authority), (iii) any claim of such Person against third parties (a) for past, present or future infringement of any Patent or Patent License, (b) for past, present or future infringement or dilution of any Copyright or Copyright License or (c) for past, present or future infringement or dilution of any Trademark or Trademark License or for injury to the goodwill associated with any Trademark, Trademark registration or Trademark licensed under any Trademark License, (iv) any recoveries by such Person against third parties with respect to any litigation or dispute concerning any of the Collateral, and (v) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral, upon disposition or otherwise.

              "Projections" shall mean Holdings' forecasted consolidated and consolidating: (a) balance sheets; (b) profit and loss statements; (c) cash flow statements; and (d) capitalization statements, all prepared on a subsidiary by subsidiary or division by division basis, if applicable, and otherwise consistent with the historical financial statements of the Acquired Companies, together with appropriate supporting details and a statement of underlying assumptions.

              "Pro Rata Share" shall mean with respect to all matters relating to any Lender (a) with respect to the Revolving Credit Loan, the percentage (to the third decimal point) obtained by dividing (i) the Revolving Credit Loan Commitment of that Lender by (ii) the aggregate Revolving Credit Loan Commitments of all Lenders, and, (b) with respect to Term Loan C, the percentage obtained by dividing (i) the Term Loan C Commitment of that Lender by (ii) the aggregate Term Loan C Commitments of all Lenders, as all such percentages may be adjusted by assignments permitted pursuant to Section 9.1.

              "Purchase Agreement" shall have the meaning assigned thereto in the Recitals to the Agreement.

              "Purchased Stock" shall have the meaning assigned thereto in the Recitals to the Agreement.

              "Qualified Plan" shall mean an employee pension benefit plan, as defined in Section 3(2) of ERISA, which is intended to be tax-qualified under
Section 401(a) of the IRC, and which any Borrower or any Subsidiary or ERISA Affiliate thereof maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

              "Real Estate" shall have the meaning assigned to it in Section
3.7.

              "Related Transactions" shall mean the IPO, each borrowing under the Revolving Credit Loan and Term Loan C on the Closing Date, the repayment of the Subordinated Loan and Term Loan A and Term Loan B (as such terms are defined in the Prior Credit Agreement), the payment of all fees, costs and expenses associated with all of the foregoing and the execution and delivery of all agreements and documents necessary to consummate all such transactions.

              "Release" shall mean, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Materials in the indoor or outdoor environment by such Person, including the movement of Hazardous Materials through or in the air, soil, surface water, ground water or property.

              "Reportable Event" shall mean any of the events described in
Section 4043(b)(1),(2),(3),(5),(6),(8) or (9) of ERISA except to the extent the reporting requirements have been waived or are not required.

              "Requisite Lenders" shall mean (a) Lenders having more than sixty-six and two-thirds percent (66 2/3%) of the Commitments of all Lenders, or (b) if the Commitments have been terminated, more than sixty-six and two-thirds percent (66 2/3%) of the aggregate outstanding principal amount of the outstanding Loans and Letter of Credit Obligations.

              "Restricted Payment" shall mean, as to any Person, (i) the declaration or payment of any dividend or other distribution of cash or other property or assets or the incurrence of any liability to make any payment or distribution of cash or other property or assets in respect of such Person's Stock, (ii) any payment on account of the purchase, prepayment, conversion, exchange, surrender, redemption, defeasance or other retirement of such Person's Stock or any other payment or distribution made in respect thereof, either directly or indirectly, (iii) any payment, loan, contribution, or other transfer of funds or other property to any stockholder, partner or other equity owner or Affiliate of such Person, either directly or indirectly, (iv) any payment made to redeem, purchase, repurchase or retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire Stock of any class of such Person now or hereafter outstanding, either directly or indirectly, and (v) any payment or prepayment of principal or premium, if any, or interest on, fees with respect to, redemption, conversion, exchange, purchase, retirement, defeasance, sinking fund or similar payment with respect to Subordinated Debt of such Person.

              "Retiree Welfare Plan" shall mean any Welfare Plan providing for continuing coverage or benefits for any participant or any beneficiary of a participant after such participant's termination of employment, other than continuation coverage provided pursuant to Section 4980B of the IRC and at the sole expense of the participant or the beneficiary of the participant.

              "Revolving Credit Advance" shall have the meaning assigned thereto in Section 1.1(a)(i).

              "Revolving Credit Loan" shall mean, as the context may require, the aggregate amount of Revolving Credit Advances outstanding at any time to US Borrower.

              "Revolving Credit Loan Commitment" shall mean (a) as to any Lender, the aggregate commitment of such Lender to make Revolving Credit Advances as set forth in the signature page to the Agreement or in the most recent Lender Addition Agreement executed by such Lender and (b) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Advances, which aggregate commitment shall be in an amount equal to One Hundred Five Million Dollars ($105,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Agreement minus the outstanding balance of Term Loan C from time to time.

              "Schedule of Documents" shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Agreement, the other Loan Documents and the transactions contemplated thereunder, substantially in the form attached hereto as Schedule F.

              "Security Agreements" shall mean those Security Agreements dated as of the Funding Date entered into between Administrative Agent, on behalf of itself and Lenders, and the respective Borrowers including all amendments, restatements, modifications and supplements thereto.

              "Sellers" shall have the meaning assigned thereto in the Recitals to the Agreement.

              "Sellers' Notes" shall mean those certain Subordinated Promissory Notes, dated as of the Funding Date, each in the original principal amount of $10,000,000 executed by US Borrower in favor of the Sellers, respectively, as the same may be amended, restated, modified or otherwise supplemented from time to time as permitted hereunder.

              "Shareholders Agreement" shall mean that certain Shareholder Agreement dated as of the Funding Date among the shareholders of Holdings, in form and substance satisfactory to Administrative Agent.

              "Singapore" shall have the meaning assigned thereto in the Recitals to the Agreement.

              "Solvent" shall mean, with respect to any Person, that (i) the fair salable value of its assets exceeds the fair present value of its liabilities (including all liabilities whether reflected on a balance sheet prepared in accordance with GAAP or otherwise and whether direct, indirect, fixed, contingent, disputed or undisputed); (ii) such Person is able to pay its debts when due; and (iii) such Person has capital sufficient to carry on its current business and all businesses in which it is about to engage. "Solvency" shall have a correlative meaning.

              "Stock" shall mean all shares, options, warrants, limited liability company units, participations, general or limited partnership interests or other equivalents (regardless of how designated) of or in a corporation, partnership or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other "equity security" (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended), and all agreements, instruments and documents convertible, in whole or in part, into any one or more of the foregoing.

              "Stock Incentive Plan" shall mean that certain stock incentive plan of Holdings in form and substance satisfactory to Administrative Agent.

              "Stock Pledge Agreements" shall mean the Holdings Senior Stock Pledge Agreement, the Holdings Subordinated UK Stock Pledge Agreement, the NOW International Senior Stock Pledge Agreement the NOW International Senior (Australia) Stock Pledge Agreement, the NOW International Subordinated UK Stock Pledge Agreement, the NOW International Subordinated (Australia) UK Stock Pledge Agreement and any other stock pledge agreement made in favor of Administrative Agent, on behalf of itself and Lenders, in form and substance satisfactory to Administrative Agent, together with all amendments, modifications and supplements thereto consented to in writing by Administrative Agent (subject to Section 11.2(b)), and shall refer to any such Stock Pledge Agreement as the same may be in effect at the time such reference becomes operative.

              "Store Locations" shall mean those owned or leased locations at which US Borrower maintains inventories for sale to its customers and at which no manufacturing activities occur.

              "Subordinated Debt" shall mean any Indebtedness (a) the payment of which is subordinated to the payment of the Obligations and (b) which is incurred pursuant to terms, conditions and documentation in form and substance satisfactory to the Lenders. Subordinated Debt shall include, without limitation, the Indebtedness of US Borrower in respect of the Sellers' Notes.

              "Subsidiary" shall mean, with respect to any Person, (i) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Stock whether by proxy, agreement, operation of law or otherwise and (ii) any partnership, association, trust, joint venture or similar business organization in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner. Notwithstanding the fact that NOW International is a direct wholly-owned Subsidiary of Holdings and each of the foreign Subsidiaries are direct wholly-owned Subsidiaries of NOW International, all of such Persons shall be deemed to be Subsidiaries of US Borrower for purposes of the representations, warranties and covenants of US Borrower as set forth in the Agreement.

              "Taxes" shall mean taxes, levies, imposts, deductions, Charges or withholdings, and all liabilities with respect thereto, excluding taxes imposed on or measured by the net income of Administrative Agent or a Lender by the jurisdictions under the laws of which Administrative Agent and Lenders are organized or any political subdivision thereof.

              "Term Loan C" shall mean the aggregate amount of Term Loan C advances outstanding at any time to UK Borrower pursuant to Section 1.1(b).

              "Term Loan C Commitment" shall mean (a) as to any Lender with a Term Loan C Commitment, the aggregate commitment of such Lender to make Term Loan C as set forth on the signature page to the Agreement, and (b) as to all Lenders, the aggregate commitment of all Lenders to make Term Loan C advances, which aggregate commitment shall be in an amount equal to Five Million Dollars ($5,000,000), as such amount may be adjusted, if at all, from time to time in accordance with the Agreement.

              "Termination Date" shall mean the date on which the Revolving Credit Loan and the Term Loans have been repaid in full in cash and all other Obligations under this Agreement and the other Loan Documents have been completely discharged and none of the Borrowers shall not have any further right to borrow any monies thereunder and the Lenders shall not have any further obligation to make any credit extensions or financial accommodations hereunder.

              "Title IV Plan" shall mean a Pension Plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA.

              "Trademark License" shall mean rights under any written agreement now owned or hereafter acquired by any Borrower or any of its Subsidiaries granting any right to use any Trademark or Trademark registration.

              "Trademark Security Agreement" shall mean that certain Trademark Security Agreement dated as of the Funding Date entered into by Administrative Agent, on behalf of itself and Lenders, and U.S. Borrower, including all amendments, restatements, modifications and supplements thereto.

              "Trademarks" shall mean all of the following now owned or hereafter acquired by any Borrower or any of its Subsidiaries: (i) all trademarks, trade names, corporate names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature (whether registered or unregistered), now owned or existing or hereafter adopted or acquired, all registrations and recordings thereof, and all applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state or territory thereof, or any other country or any political subdivision thereof; and (ii) all reissues, extensions or renewals thereof.

              "UK Borrower" shall mean National Oilwell (U.K.) Limited, an English corporation, and its successors and assigns.

              "UK Borrowing Base" shall mean, as any date of determination by Administrative Agent, in its reasonable discretion from time to time, an amount equal to the sum at such time of:

              a) eighty-five percent (85%) of UK Borrower's Eligible Accounts, less reserves established by Administrative Agent from time to time in accordance with the Agreement; plus

              b) sixty percent (60%) of the book value of UK Borrower's Eligible Inventory valued on a first-in, first-out basis (at the lower of cost or market), less reserves established by Administrative Agent from time to time in accordance with the Agreement.

              "UK Eligible Accounts" shall have the meaning assigned thereto on Schedule C-2.

              "UK Eligible Inventory" shall have the meaning assigned thereto on Schedule D-2.

              "UNOC" shall mean UNOC Equipment and Supply, L.L.C., a Delaware limited liability company, in which US Borrower holds a thirty percent (30%) interest.

              "Unfunded Pension Liability" shall mean, at any time, the aggregate amount, if any, of the sum of (i) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions in effect under such Title IV Plan, and (ii) for a period of five (5) years following a transaction reasonably likely to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any Borrower, any Subsidiary thereof or any ERISA Affiliate as a result of such transaction.

              "US Borrower" shall mean National-Oilwell, L.P., a Delaware limited partnership, and its permitted successors and assigns.

              "US Borrower Accounts" shall have the meaning assigned thereto in Schedule E.

              "US Borrower Subordinated Canada Guaranty" shall mean the Guaranty dated as of the Funding Date executed by US Borrower in favor of General Electric Capital Canada Inc., on behalf of itself and the lenders party to the NOW Canada Credit Agreement, guarantying the obligations of NOW Canada under the NOW Canada Credit Agreement, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing.

              "US Borrower Subordinated UK Guaranty" shall mean the Guaranty dated as of the Funding Date executed by US Borrower in favor of Administrative Agent, on behalf of itself and Lenders, guarantying the Obligations of UK Borrower, together with all amendments, modifications and supplements thereto consented to by Administrative Agent in writing (subject to Section 11.2(b)).

              "US Disbursement Account" shall have the meaning assigned thereto in Schedule E.

              "Venezuela" shall mean National-Oilwell de Venezuela, C.A., a Venezuelan corporation.

              "Voting Stock" shall mean, as to any Person, Stock of such Person of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of members of the board of directors (or Persons performing similar functions) of such Person.

              "Welfare Plans" shall mean any welfare plan, as defined in
Section 3(1) of ERISA, which is maintained or contributed to by either of the Borrowers, any Subsidiary thereof or ERISA Affiliate thereof.

              "Withdrawal Liability" shall mean, at any time, the aggregate amount of the liabilities, if any, pursuant to Section 4201 of ERISA, and any increase in contributions pursuant to Section 4243 of ERISA with respect to all Multiemployer Plans.

                         OTHER DEFINITIONAL PROVISIONS

              Any accounting term used in the Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed, unless otherwise specifically provided herein, in accordance with GAAP consistently applied. That certain items or computations are explicitly modified by the phrase "in accordance with GAAP" shall in no way be construed to limit the foregoing. In the event that any "Accounting Changes" (as defined below) occur and such changes result in a change in the calculation of the financial covenants, standards or terms used in the Agreement or any other Loan Document, then Borrowers, Administrative Agent and Lenders agree to enter into negotiations in order to amend such provisions of the Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating Holdings and its Subsidiaries' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made; provided, that the agreement of Requisite Lenders to any required amendments of such provisions shall be sufficient to bind all Lenders. "Accounting Changes" means (a) (i) with respect to US Borrower, changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions) and (ii) with respect to UK Borrower, changes in accounting principles or standards required by the promulgation of any rule, regulation, pronouncement or opinion by the Accounting Standards Board of the United Kingdom (or successor thereto or any agency with similar functions) or
(b) changes in accounting principles concurred in by Holdings' certified public accountants. In the event, if any, that Administrative Agent, Borrowers and Requisite Lenders shall have agreed upon the required amendments, then after such agreement has been evidenced in writing and the underlying Accounting Change with respect thereto has been implemented, any reference to GAAP contained in the Agreement or in any other Loan Document shall, only to the extent of such Accounting Change, refer to GAAP, consistently applied after giving effect to the implementation of such Accounting Change. If Administrative Agent, Borrowers and

Requisite Lenders cannot agree upon the required amendments within thirty (30) days following the date of implementation of any Accounting Change, then all financial statements delivered and all calculations of financial covenants and other standards and terms in accordance with the Agreement and the other Loan Documents shall be prepared, delivered and made without regard to the underlying Accounting Change.

              All other undefined terms contained in the Agreement or any of the other Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code as in effect in the State of New York to the extent the same are used or defined therein. The words "herein," "hereof" and "hereunder" and other words of similar import refer to the Agreement as a whole, including the Exhibits and Schedules hereto, as the same may from time to time be amended, modified or supplemented, and not to any particular section, subsection or clause contained in the Agreement.

              Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. Unless otherwise expressly provided or the context requires otherwise, all references in the Agreement to Sections, subsections, clauses, Schedules and Exhibits shall mean and refer to Sections, subsections, clauses, Schedules and Exhibits of this Agreement. The words "including", "includes" and "include" shall be deemed to be followed by the words "without limitation"; references to Persons include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations.

                            SCHEDULE B (Section 1.2)
                                       to
                                CREDIT AGREEMENT


                               LETTERS OF CREDIT

              (a) Issuance. Subject to the terms and conditions of the Agreement, the Revolving Credit Loan Commitment may, in addition to Revolving Credit Loan Advances, be utilized, upon the request of US Borrower, for the issuance of Letters of Credit by any bank (including any bank that is a Lender) or the issuance of reimbursement agreements with respect thereto by Administrative Agent so long as GE Capital is Administrative Agent, on behalf of each Lender (severally and not jointly) according to such Lender's Pro Rata Share of the Revolving Credit Loan Commitment to guaranty payment to banks (whether or not such banks are Lenders) which issue (or have previously issued prior to the Funding Date) Letters of Credit for the account of US Borrower or any Subsidiary. The aggregate amount of all Letter of Credit Obligations incurred by Administrative Agent and the Lenders pursuant to this paragraph (a) shall not at any time exceed Twenty-Five Million Dollars ($25,000,000) and (1) no such Letter of Credit shall have an expiry date which is more than two years following the date of issuance thereof and (2) Administrative Agent and the Lenders shall be under no obligation to incur Letter of Credit Obligations in respect of any Letter of Credit having an expiry date which is later than the Commitment Termination Date. It is understood that the selection of the bank or other legally authorized Person (including any Lender) which shall issue any Letter of Credit contemplated by this paragraph (a) shall be made by Administrative Agent, in its sole discretion.

              (b) Advances Automatic. In the event that Administrative Agent or any Lender shall make any payment on or pursuant to any Letter of Credit Obligation, to satisfy its reimbursement obligation US Borrower hereby authorizes and directs Administrative Agent to make a Revolving Credit Advance under Section 1.1(a) in the amount of such payment regardless of whether a Default or Event of Default shall have occurred and be continuing.

              (c) Cash Collateral. In the event that any Letter of Credit Obligation, whether or not then due and payable, shall for any reason be outstanding on the Commitment Termination Date including upon termination of the Commitments pursuant to Section 8.2(b), US Borrower will pay to Administrative Agent for the benefit of the Lenders cash or cash equivalents acceptable to Administrative Agent ("Cash Equivalents") in an amount equal to the maximum amount then available to be drawn under the applicable Letter of Credit. Such funds or Cash Equivalents shall be held by Administrative Agent in a cash collateral account (the "Cash Collateral Account") maintained at a bank or financial institution acceptable to Administrative Agent. The Cash Collateral Account shall be in the name of Administrative Agent (as a cash collateral account), and shall be under the sole dominion and control of Administrative Agent and subject to the terms of this Schedule B. US Borrower hereby pledges, and grants to Administrative Agent, on behalf of Lenders, a security interest in all such funds and Cash Equivalents held in the Cash Collateral Account from time to time and all proceeds thereof, as security for the payment of all amounts due in respect of the

Letter of Credit Obligations, whether or not then due. The Agreement, including this Schedule B, shall constitute a security agreement under applicable law.

              From time to time after funds are deposited in the Cash Collateral Account, Administrative Agent may apply such funds or Cash Equivalents then held in the Cash Collateral Account to the payment of any amounts, in such order as Administrative Agent may elect, as shall be or shall become due and payable by US Borrower to the Lenders with respect to such Letter of Credit Obligations, or, if all Letter of Credit Obligations have been satisfied, to other Obligations then due.

              Neither US Borrower nor any Person claiming on behalf of or through US Borrower shall have any right to withdraw any of the funds or Cash Equivalents held in the Cash Collateral Account, except that upon indefeasible payment in full of all the Obligations, any funds remaining in the Cash Collateral Account shall be returned to US Borrower or as otherwise required by law.

              Administrative Agent shall at the direction of US Borrower invest the funds in the Cash Collateral Account in short term investments guaranteed by the United States government or an agency thereof, and to the extent not necessary to satisfy the Obligations, interest and earnings thereon, if any, shall be the property of US Borrower.

              (d) Fees and Expenses. In the event that the Lenders shall incur any Letter of Credit Obligation pursuant hereto at the request or on behalf of US Borrower, US Borrower agrees to pay (I) to Administrative Agent for the benefit of the Lenders, as compensation to the Lenders for such Letter of Credit Obligation, (i) all reasonable costs and expenses incurred by Administrative Agent or any Lender on account of such Letter of Credit Obligation, (ii) commencing with the month in which such Letter of Credit Obligation is incurred by the Lenders and monthly thereafter for each month during which such Letter of Credit Obligation shall remain outstanding, a fee in an amount equal to the Applicable L/C Margin per annum from time to time in effect multiplied by the maximum amount available from time to time to be drawn under the applicable Letter of Credit, and (II) to any issuer of a Letter of Credit, if not Administrative Agent (the "L/C Issuer"), on demand, such fees (including, without limitation, all per annum fees), charges and expenses of the L/C Issuer in respect of the issuance, negotiation, acceptance, amendment, transfer and payment of such Letter of Credit or otherwise payable pursuant to the application and related documentation under which such Letter of Credit is issued. All fees due under this paragraph (d) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be paid to Administrative Agent for the benefit of the Lenders or the L/C Issuer, as the case may be, in arrears, on the first day of each month.

              (e) Request for Lender Guaranty Agreements. US Borrower shall give Administrative Agent at least two (2) Business Days prior written notice as to the issuance of a Letter of Credit or a reimbursement agreement with respect thereto, specifying the date such Letter of Credit or reimbursement agreement is to be issued, identifying the beneficiary and describing the nature of the transactions proposed to be supported thereby. The notice shall be accompanied by the form of the Letter of Credit acceptable to the L/C Issuer to be guarantied or issued.

              (f) Obligation Absolute. US Borrower shall be irrevocably and unconditionally obligated without presentment, demand, protest or other formalities of any kind, to reimburse Administrative Agent and Lenders for any amounts paid by Administrative Agent or any Lender with respect to Letter of Credit Obligations including, without limitation, all amounts paid under any draw with respect to a Letter of Credit, any guaranty or reimbursement obligation paid upon any draw of a Letter of Credit and all fees, costs and expenses paid by Administrative Agent or any Lender to any L/C Issuer. The obligation of US Borrower to reimburse Administrative Agent and Lenders for payments made with respect to any Letter of Credit Obligation shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including the following circumstances:

              (1) any lack of validity or enforceability of any Letter of Credit or any other agreement;

              (2) the existence of any claim, set-off, defense or other right which US Borrower or any of its Affiliates or any Lender may at any time have against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), any Lender, or any other Person, whether in connection with the Agreement, the transactions contemplated herein or therein or any unrelated transaction (including any underlying transaction between US Borrower or any of its Affiliates and the beneficiary for which the Letter of Credit was procured);

              (3) any draft, demand, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

              (4) payment by Administrative Agent, any Lender, or the L/C Issuer under or in connection with any Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of such Letter of Credit; provided that, in the case of any payment by Administrative Agent or any Lender under or in connection with any Letter of Credit, Administrative Agent or such Lender has not acted with gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof;

              (5) any other circumstance or happening whatsoever, which is similar to any of the foregoing; or

              (6) the fact that a Default or an Event of Default shall have occurred and be continuing.

              (g) Indemnification; Nature of Lenders' Duties. In addition to amounts payable as elsewhere provided in the Agreement, US Borrower hereby agrees to pay, and to protect, indemnify and save harmless each Agent, each Lender and any L/C Issuer from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable attorneys' fees and allocated costs of internal counsel) which such Agent, Lender or L/C Issuer may incur or be subject to as a consequence, direct or indirect, of (1) the issuance of any Letter of Credit or guaranty thereof, other than primarily as a result of the gross negligence or willful misconduct of the Agent, Lender or L/C Issuer seeking indemnification (as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted) or (2) the failure of any Agent, any Lender or any L/C Issuer to honor a demand for payment under or in connection with any Letter of Credit or guaranty thereof as a result of any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

              As among Administrative Agent, any Lender and any L/C Issuer and US Borrower, US Borrower assumes all risks of the acts and omissions of, or misuse of any Letter of Credit by beneficiaries of any Letter of Credit. In furtherance and not in limitation of the foregoing, to the fullest extent permitted by law neither Administrative Agent, any L/C Issuer nor any Lender shall be responsible: (i) for the form, validity, sufficiency, accuracy, genuineness or legal effect of any document issued by any party in connection with the application for and issuance of any Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason;
(iii) for failure of the beneficiary of any Letter of Credit to comply fully with conditions required in order to demand payment under such Letter of Credit; provided that, in the case of any payment by Administrative Agent, any Lender or any L/C Issuer under or in connection with any Letter of Credit or guaranty thereof, Administrative Agent or any L/C Issuer has not acted with gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction after all possible appeals have been exhausted) in determining that the demand for payment under such Letter of Credit or guaranty thereof complies on its face with any applicable requirements for a demand for payment under such Letter of Credit or guaranty thereof; (iv) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) for errors in interpretation of technical terms; (vi) for any loss or delay in the transmission or otherwise of any document required in order to make a payment under any Letter of Credit or guaranty thereof or of the proceeds thereof; (vii) for the credit of the proceeds of any drawing under any Letter of Credit or guaranty thereof; and (viii) for any consequences arising from causes beyond the control of Administrative Agent, any Lender or any L/C Issuer. None of the above shall affect, impair, or prevent the vesting of any of Administrative Agent's, any L/C Issuer's or any Lender's rights or powers hereunder or under the Agreement.

                           SCHEDULE C-1 (Section 1.6)
                                       to
                                CREDIT AGREEMENT


                               ELIGIBLE ACCOUNTS

              Eligible Accounts shall include all Accounts of US Borrower, except any Account:

              (a) which does not arise from the sale of goods or the performance of services by US Borrower in the ordinary course of its business or which constitutes payments receivable under leases for Eligible On-Lease Inventory;

              (b) upon which (i) US Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) US Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

              (c) against which is asserted any defense, counterclaim, setoff or dispute;

              (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the Account Debtor obligated upon such Account;

              (e) with respect to which an invoice, acceptable to Administrative Agent in form and substance, has not been sent;

              (f) that (i) is not owned by US Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than the Lien in favor of Administrative Agent, on behalf of itself and Lenders;

              (g) that arises from a sale to any director, officer, other employee or Affiliate of US Borrower or any Subsidiary (other than operating companies in which First Reserve or DPI is an investor so long as the same arise in the ordinary course on an arm's-length basis);

              (h) that is the obligation of an Account Debtor that is the United States government or a political subdivision thereof, unless Administrative Agent, in its sole discretion, has agreed to the contrary in writing and the US Borrower, if necessary or desirable, has complied with the Federal Assignment of Claims Act of 1940, and any amendments thereto, with respect to such obligation;

              (i) that is the obligation of an Account Debtor not located in the United States or Canada (other than the provinces of Prince Edward Island, Newfoundland and Nova Scotia and the Northwest Territories) unless such Account Debtor has supplied the US Borrower with an irrevocable letter of credit denominated in U.S. Dollars in form and substance satisfactory to the





                                     C-1-1

Administrative Agent, issued by a financial institution satisfactory to the Administrative Agent, sufficient to cover the applicable Account and without right to setoff;

              (j) that is the obligation of an Account Debtor to whom US Borrower or any Subsidiary is liable for goods sold or services rendered by the Account Debtor to US Borrower or any Subsidiary (but such Account shall be ineligible only to the extent of such liability);

              (k) that arises with respect to goods which are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

              (l) that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

              (i) the Account is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date;

              (ii) if any Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

              (iii) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other federal, state or foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

              (m) which is the obligation of an Account Debtor that is in default (as defined in subparagraph (l)(i) above) on fifty percent (50%) or more of the dollar amount of Accounts upon which such Account Debtor is obligated;

              (n) as to which Administrative Agent's security interest, on behalf of itself and Lenders, therein is not a first priority perfected security interest or as to which any other Person has a security interest;

              (o) as to which any of the representations or warranties pertaining to Accounts set forth in the Agreement or any of the other Loan Documents is untrue;

              (p) to the extent such Account exceeds any credit limit established by Administrative Agent in its reasonable discretion;

              (q) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper; or

              (r) which is otherwise unacceptable to Administrative Agent in its reasonable discretion.





                                     C-1-2

                           SCHEDULE C-2 (Section 1.6)
                                       to
                                CREDIT AGREEMENT


                               ELIGIBLE ACCOUNTS

              Eligible Accounts shall include all Accounts of UK Borrower, except any Account:

              (a) which does not arise from the sale of goods or the performance of services by UK Borrower in the ordinary course of its business;

              (b) upon which (i) UK Borrower's right to receive payment is not absolute or is contingent upon the fulfillment of any condition whatsoever or (ii) UK Borrower is not able to bring suit or otherwise enforce its remedies against the Account Debtor through judicial process;

              (c) against which is asserted any defense, counterclaim, setoff or dispute;

              (d) that is not a true and correct statement of bona fide indebtedness incurred in the amount of the Account for merchandise sold to or services rendered and accepted by the Account Debtor obligated upon such Account;

              (e) with respect to which an invoice, acceptable to Administrative Agent in form and substance, has not been sent;

              (f) that (i) is not owned by UK Borrower or (ii) is subject to any right, claim, security interest or other interest of any other Person, other than the Lien in favor of Administrative Agent, on behalf of itself and Lenders;

              (g) that arises from a sale to any director, officer, other employee or Affiliate of UK Borrower, US Borrower or any Subsidiary (other than operating companies in which First Reserve or DPI is an investor so long as the same arise in the ordinary course on an arm's-length basis);

              (h) that is the obligation of an Account Debtor not located in England unless such Account Debtor has supplied UK Borrower with an irrevocable letter of credit denominated in U.S. Dollars in form and substance satisfactory to the Administrative Agent, issued by a financial institution satisfactory to the Administrative Agent, sufficient to cover the applicable Account and without right to setoff;

              (i) that is the obligation of an Account Debtor to whom UK Borrower, US Borrower or any Subsidiary is liable for goods sold or services rendered by the Account Debtor to UK Borrower, US Borrower or any Subsidiary (but such Account shall be ineligible only to the extent of such liability);





                                     C-2-1

              (j) that arises with respect to goods which are delivered on a bill-and-hold, cash-on-delivery basis or placed on consignment, guaranteed sale or other terms by reason of which the payment by the Account Debtor is or may be conditional;

              (k) that is in default; provided that, without limiting the generality of the foregoing, an Account shall be deemed in default upon the occurrence of any of the following:

              (i) the Account is not paid within the earlier of: sixty (60) days following its due date or ninety (90) days following its original invoice date;

              (ii) if any Account Debtor obligated upon such Account suspends business, makes a general assignment for the benefit of creditors or fails to pay its debts generally as they come due; or

              (iii) if any petition is filed by or against any Account Debtor obligated upon such Account under any bankruptcy law or any other foreign (including any provincial) receivership, insolvency relief or other law or laws for the relief of debtors;

              (l) which is the obligation of an Account Debtor that is in default (as defined in subparagraph (l)(i) above) on fifty percent (50%) or more of the dollar amount of Accounts upon which such Account Debtor is obligated;

              (m) as to which Administrative Agent's security interest, on behalf of itself and Lenders, therein is not a first priority perfected security interest or as to which any other Person has a security interest;

              (n) as to which any of the representations or warranties pertaining to Accounts set forth in the Agreement or any of the other Loan Documents is untrue;

              (o) to the extent such Account exceeds any credit limit established by Administrative Agent in its reasonable discretion;

              (p) to the extent such Account is evidenced by a judgment, Instrument or Chattel Paper; or

              (q) which is otherwise unacceptable to Administrative Agent in its reasonable discretion.





                                     C-2-2

                           SCHEDULE D-1 (Section 1.7)
                                       to
                                CREDIT AGREEMENT


                               ELIGIBLE INVENTORY

       Eligible Inventory shall include all Inventory of US Borrower, except any Inventory which:

              (a) is not owned by US Borrower free and clear of all Liens and rights of any other Person, except the Liens in favor of Administrative Agent, on behalf of itself and Lenders;

              (b) is not (i) located on premises owned, leased or operated by US Borrower or its Subsidiaries or (ii) stored with a bailee, warehouseman or similar person, with Administrative Agent's prior consent and, except as provided in Section 5.11, as to which a satisfactory landlord or bailee letter has been delivered to Administrative Agent;

              (c) is placed on consignment (unless such Inventory otherwise meets the criteria herein set forth and unless the Administrative Agent shall otherwise consent), in transit or is otherwise not located on premises owned or leased by US Borrower;

              (d) is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory have been delivered to Administrative Agent;

              (e) in Administrative Agent's reasonable determination, is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

              (f) consists of display items or packing or shipping materials, work-in-process Inventory or replacement parts for Equipment;

              (g) consists of goods which have been returned by the buyer if defective or otherwise not salable;

              (h) is not of a type held for sale in the ordinary course of US Borrower's business;

              (i) as to which Administrative Agent's interest, on behalf of itself and Lenders, therein is not a first priority perfected security interest;

              (j) as to which any of the representations or warranties pertaining to Inventory set forth in the Agreement or any of the other Loan Documents is untrue;

              (k) inventory consisting of any costs associated with "freight-in" charges other than the initial transportation thereof to a location under US Borrower's control;





                                     D-1-1

              (l)    is Eligible On-Lease Inventory; or

              (m) is otherwise unacceptable to Administrative Agent in its reasonable discretion.

              In addition, Eligible Inventory shall be subject to the reserve provisions set forth in Section 5.11.





                                     D-1-2

                           SCHEDULE D-2 (Section 1.7)
                                       to
                                CREDIT AGREEMENT


                               ELIGIBLE INVENTORY

       Eligible Inventory shall include all Inventory of UK Borrower, except any Inventory which:

              (a) is not owned by UK Borrower free and clear of all Liens and rights of any other Person, except the Liens in favor of Administrative Agent, on behalf of itself and Lenders;

              (b) is not (i) located on premises owned, leased or operated by UK Borrower or its Subsidiaries or (ii) stored with a bailee, warehouseman or similar person, with Administrative Agent's prior consent and, except as provided in Section 5.11, as to which a satisfactory landlord or bailee letter has been delivered to Administrative Agent;

              (c) is placed on consignment (unless such Inventory otherwise meets the criteria herein set forth and unless the Administrative Agent shall otherwise consent), in transit or is otherwise not located on premises owned or leased by UK Borrower;

              (d) is covered by a negotiable document of title, unless such document and evidence of acceptable insurance covering such Inventory have been delivered to Administrative Agent;

              (e) in Administrative Agent's reasonable determination, is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;

              (f) consists of display items or packing or shipping materials, work-in-process Inventory or replacement parts for Equipment;

              (g) consists of goods which have been returned by the buyer if defective or otherwise not salable;

              (h) is not of a type held for sale in the ordinary course of UK Borrower's business;

              (i) as to which Administrative Agent's interest, on behalf of itself and Lenders, therein is not a first priority perfected security interest;

              (j) as to which any of the representations or warranties pertaining to Inventory set forth in the Agreement or any of the other Loan Documents is untrue;

              (k) inventory consisting of any costs associated with "freight-in" charges other than the initial transportation thereof to a location under UK Borrower's control; or





                                     D-2-1

              (l) is otherwise unacceptable to Administrative Agent in its reasonable discretion.

              In addition, Eligible Inventory shall be subject to the reserve provisions set forth in Section 5.11.





                                     D-2-2

                            SCHEDULE E (Section 1.9)
                                       to
                                CREDIT AGREEMENT


                            CASH MANAGEMENT SYSTEMS

       US Borrower shall establish and maintain the Cash Management Systems described below:

              (a) On or before the Closing Date and for so long as the Revolving Credit Loan or any other Obligations are outstanding, US Borrower shall (i) establish lock boxes ("Lock Boxes") at one or more of the banks set forth on Schedule 3.22 (each, a "Relationship Bank"), and shall request in writing and otherwise take such reasonable steps to ensure that all Account Debtors forward payment directly to such Lock Boxes, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all cash, checks, drafts or other similar items of payment relating to or constituting payments made in respect of any and all Collateral (whether or not otherwise delivered to a Lock Box) into bank accounts in US Borrower's name (collectively, the "Borrower Accounts") at Relationship Banks. On or before the Closing Date, the US Borrower shall have established a concentration account in US Borrower's name (the "Concentration Account") at the bank which shall be designated as the Concentration Account bank on Schedule 3.22 (the "Concentration Account Bank"), in accordance with a blocked account agreement in form and substance and with such bank as shall be satisfactory to Administrative Agent, in its sole discretion.

              (b) On or before the Closing Date, the Concentration Account Bank, the bank where the Disbursement Account (as hereinafter defined) is located and all Relationship Banks, shall have entered into tri-party blocked account agreements with Administrative Agent, for the benefit of itself and Lenders, and US Borrower, in form and substance acceptable to Administrative Agent, which shall become operative on or prior to the Closing Date at the applicable banks at which accounts are maintained. Each such blocked account agreement shall provide, among other things, that (i) all items of payment deposited in such account and proceeds thereof deposited in such Concentration Account are held by such bank as agent or bailee-in-possession for Administrative Agent, on behalf of itself and Lenders, (ii) the bank executing such agreement has no rights of setoff or recoupment or any other claim against such account, as the case may be, other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (iii) from and after the Closing Date (A) with respect to banks at which a Borrower Account is located, such bank agrees to forward immediately all amounts in each Borrower Account to the Concentration Account Bank and to commence the process of daily sweeps from such Borrower Account into the Concentration Account and (B) with respect to the Concentration Account Bank, such bank agrees to forward immediately all amounts received in the Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account.

              (c) US Borrower shall cause each Relationship Bank at which any Borrower Account and Lock Box is located to (i) deposit any checks, drafts or other similar items of payment received in any Lock Box directly into a Borrower Account, (ii) forward immediately, and in no event less frequently than once each Business Day, all amounts in the Borrower Accounts at such bank to the Concentration Account and (iii) commence, and continue each Business Day, the process of daily sweeps from each Borrower Account into the Concentration Account. From and after the Closing Date, US Borrower shall cause the Concentration Account Bank to forward immediately all amounts received in the Concentration Account to the Collection Account through daily sweeps from such Concentration Account into the Collection Account.

              (d) So long as no Default or Event of Default has occurred and is continuing, US Borrower may amend Schedule 3.22 to add or replace a Lock Box or Borrower Account or to replace the Concentration Account; provided that (i) Administrative Agent shall have consented in writing to the opening of such Borrower Account or Lock Box or replacement of the Concentration Account with the relevant bank and (ii) prior to the time of the opening of such US Borrower Account or Lock Box or replacement of the Concentration Account, US Borrower and such bank shall have executed and delivered to Administrative Agent a tri-party blocked account agreement, in form and substance satisfactory to Administrative Agent.

              (e) The Lock Boxes, Borrower Accounts, Disbursement Account and the Concentration Account shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment of the Loans and all other Obligations, and in which US Borrower shall have granted a Lien to Administrative Agent, on behalf of itself and Lenders, pursuant to the Security Agreement.

              (f) All amounts deposited in the Collection Account shall be deemed received by Administrative Agent in accordance with Section 1.10 of the Agreement and shall be applied (and allocated) by Administrative Agent in accordance with Section 1.11 of the Agreement. In no event shall any amount be so applied unless and until such amount shall have been credited in immediately available funds to the Collection Account.

              (g) US Borrower may maintain, in its name, an account (the "Disbursement Account") at a bank acceptable to Administrative Agent into which, Administrative Agent shall, from time to time, deposit proceeds of Revolving Credit Advances made pursuant to Section 1.1 for use by US Borrower solely in accordance with the provisions of Section 1.4.

              (h) US Borrower shall (i) hold in trust for the Administrative Agent, for the benefit of itself and Lenders, all checks, cash and other items of payment received by US Borrower, and (ii) within one (1) Business Day after receipt by US Borrower of any checks, cash or other items or payment, deposit the same into a Borrower Account. US Borrower acknowledges and agrees that all cash, checks or items of payment constituting proceeds of Collateral are the property of Administrative Agent and Lenders. All proceeds of the sale or other disposition of any Collateral, shall be deposited directly into the Borrower Accounts.

              (i) Notwithstanding the foregoing, US Borrower may maintain a local store cash deposit account at First Nichols National Bank, P.O. Box 18, Kenedy, Texas 78119-0018 (Account No. 58853901) (the "First Nichols Bank Account") into which not more than one thousand five hundred dollars ($1,500) shall be deposited each month and as to which no tri-party blocked account agreements shall be required; provided that not more than five thousand dollars ($5,000) shall be accumulated at any time in the First Nichols Bank Account.

                          SCHEDULE G (Section 4.1(a))
                                       to
                                CREDIT AGREEMENT


               FINANCIAL STATEMENTS AND PROJECTIONS -- REPORTING

              US Borrower shall deliver or cause to be delivered to Administrative Agent or to Administrative Agent and Lenders, as indicated, the following:

              (a)    Monthly Financials.   To Administrative Agent and Lenders,
within twenty-five (25) days after the end of each Fiscal Month, financial information regarding Holdings and its Subsidiaries, certified by the Chief Financial Officer of US Borrower, consisting of consolidated (and consolidating as to US Borrower, NOW Canada and UK Borrower only) unaudited balance sheets and statements of income and cash flow for such Fiscal Month and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Month, setting forth in each case, in comparative form, the figures for the corresponding periods in the preceding Fiscal Year and a comparison to budget for such Fiscal Year, all prepared in accordance with GAAP (subject to normal year-end adjustments), with all of such financial information for the last Fiscal Month of each Fiscal Quarter to be accompanied by a statement in reasonable detail showing the calculations used in determining compliance with the financial covenants set forth on Schedule I and a management discussion and analysis which includes a comparison to budget for that Fiscal Quarter and a comparison of performance for that period to the corresponding period in the preceding Fiscal Year.

              All of such financial information shall be accompanied by the certification of the Chief Financial Officer of US Borrower that (i) such financial information presents fairly in accordance with GAAP (subject to normal year-end adjustments) the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries, on both a consolidated and consolidating basis, in each case as at the end of such Fiscal Month and for the period then ended and (ii) any other information presented is true, correct and complete in all material respects and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

              (b) Operating Plan. To Administrative Agent and Lenders, as soon as available, but not later than thirty (30) days after the end of each Fiscal Year, an annual operating plan, approved by the Board of Directors of Holdings, for the following year, which will include a statement of all of the material assumptions on which such plan is based, will include monthly balance sheets and a monthly budget for the following year and will integrate sales, gross profits, operating expenses, operating profit, cash flow projections and borrowing availability projections, all prepared on the same basis and in similar detail as that on which operating results are reported (and, in the case of cash flow projections, representing management's good faith estimates of future financial performance based on historical performance), and plans for personnel, Capital Expenditures and facilities;

              (c) Annual Audited Financials. To Administrative Agent and Lenders, within ninety (90) days after the end of each Fiscal Year, audited financial statements, for Holdings and its Subsidiaries on a consolidated (and consolidating as to US Borrower, NOW Canada and UK Borrower only) basis, consisting of balance sheets and statements of income and retained earnings and cash flows, setting forth in comparative form in each case the figures for the previous Fiscal Year, which financial statements shall be prepared in accordance with GAAP, certified without qualification by an independent certified public accounting firm of national standing or otherwise acceptable to Administrative Agent, and accompanied by (i) a statement prepared in reasonable detail showing the calculations used in determining compliance with each of the financial covenants set forth on Schedule I, (ii) a report from such accounting firm to the effect that, in connection with their audit examination, nothing has come to their attention to cause them to believe that a Default or Event of Default has occurred (or specifying those Defaults and Events of Default that they became aware of), it being understood that such audit examination extended only to accounting matters and that no special investigation was made with respect to the existence of Defaults or Events of Default, (iii) a letter addressed to Administrative Agent, on behalf of itself and Lenders, in form and substance reasonably satisfactory to Administrative Agent and subject to standard qualifications taken by nationally recognized accounting firms, signed by such accounting firm acknowledging that Administrative Agent and Lenders are entitled to rely upon such accounting firm's certification of such audited financial statements, (iv) the annual letters to such accountants in connection with their audit examination detailing contingent liabilities and material litigation matters and (v) the certification of the Chief Executive Officer or Chief Financial Officer of US Borrower that all such financial statements present fairly in accordance with GAAP the financial position, results of operations and statements of cash flows of Holdings and its Subsidiaries on a consolidated and consolidating basis, as at the end of such year and for the period then ended, and that there was no Default or Event of Default in existence as of such time or, if a Default or Event of Default shall have occurred and be continuing, describing the nature thereof and all efforts undertaken to cure such Default or Event of Default;

              (e) Management Letters. To Administrative Agent and Lenders, within ten (10) Business Days after receipt thereof by Holdings or US Borrower, copies of all management letters, exception reports or similar letters or reports from its independent certified public accountants;

              (f) Default Notices. To Administrative Agent and Lenders, as soon as practicable, and in any event within ten (10) Business Days after an executive officer of US Borrower has actual knowledge of the existence of any Default, Event of Default or the existence of any other event which has had a Material Adverse Effect, telephonic or telecopied notice specifying the nature of such Default or Event of Default or other event including the anticipated effect thereof, which notice, if given telephonically, shall be promptly confirmed in writing on the next Business Day;

              (g) SEC Filings and Press Releases. To Administrative Agent and Lenders, promptly upon their becoming available, copies of: (1) all financial statements, reports, notices and proxy statements made publicly available by Holdings, US Borrower or any of their respective Subsidiaries to its security holders; (2) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings, US Borrower or any of their respective Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any Governmental Authority or private regulatory authority; and (3) all press releases and other statements made available by Holdings, US Borrower or any of their respective Subsidiaries to the public concerning material adverse changes or developments in the business of any such Person;

              (h) Subordinated Debt and Equity Notices. To Administrative Agent and Lenders, as soon as practicable, copies of all material written notices given or received by Holdings, US Borrower or any of their respective Subsidiaries with respect to any of the Subordinated Debt or Stock of such Person, and US Borrower shall notify Administrative Agent within two (2) Business Days after US Borrower obtains knowledge of any matured or unmatured event of default with respect to the Sellers' Notes or any other Subordinated Debt;

              (i) Supplemental Schedules. To Administrative Agent, supplemental disclosures, if any, required by Section 5.8.

              (j) Insurance Notices. To Administrative Agent, disclosure of losses or casualties required by Section 5.5;

              (k) Claims under Purchase Agreement. To Administrative Agent, as soon as practicable, and in any event within ten (10) business days after Holdings or US Borrower makes any indemnity claim or demand under the Purchase Agreement in excess of $100,000 individually or together with related claims, a copy of each such claim or demand, together with any other documents of a material nature delivered to or sent by it in any way relating to such claim or demand; and

              (l) Other Documents. To Administrative Agent and Lenders, such other financial and other information respecting US Borrower's or any Subsidiary's businesses, financial condition as Administrative Agent or any Lender shall, from time to time, request.

              Administrative Agent shall deliver copies of materials received pursuant to paragraphs (i) through (k) above to any Lender requesting copies thereof in writing.

                          SCHEDULE H (Section 4.1(b))
                                       to
                                CREDIT AGREEMENT


                               COLLATERAL REPORTS

              (a) To Administrative Agent and each Lender, upon its request, and in no event less frequently than fifteen (15) days after the end of each Fiscal Month, each of the following:

              (i) a Borrowing Base Certificate, in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion;

              (ii) a summary of Inventory by location and type with a supporting perpetual Inventory report, in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion;

              (iii) a monthly trial balance showing Accounts outstanding aged from invoice due date as follows: 1 to 30 days, 31 to 60 days, 61 to 90 days and 90 days or more, accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion; and

              (iv) upon the request of Administrative Agent from time to time (together with a copy of all or any part of such delivery requested by any Lender in writing after the Closing Date), collateral reports including all additions and reductions (cash and non-cash) with respect to Accounts, in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion;

              (b) To Administrative Agent, at the time of delivery of each of the monthly financial statements delivered pursuant to Schedule G, a reconciliation of the Accounts trial balance and month-end Inventory reports to the applicable Borrower's general ledger and monthly financial statements delivered pursuant to such Schedule G, in each case accompanied by such supporting detail and documentation as shall be requested by Administrative Agent in its reasonable discretion;

              (c) To Administrative Agent, at the time of delivery of the financial statements for the last Fiscal Month of each Fiscal Quarter delivered pursuant to Schedule G, a listing, as to US Borrower only, of government contracts subject to the Federal Assignment of Claims Act of 1940;

              (d) Each Borrower, at its own expense, shall deliver to Administrative Agent the results of each physical verification, if any, which such Borrower may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory; and

              (e) Such other reports, statements and reconciliations with respect to the Borrowing Base or Collateral as Administrative Agent shall from time to time request in its reasonable discretion.

                           SCHEDULE I (Section 6.10)
                                       to
                                CREDIT AGREEMENT

                              FINANCIAL COVENANTS

              Borrowers shall not breach or fail to comply with any of the following financial covenants, each of which shall be calculated in accordance with GAAP consistently applied:

              (a) Maximum Capital Expenditures. Borrowers and their Subsidiaries on a consolidated basis shall not make Capital Expenditures (other than Capital Expenditures incurred as part of a Permitted Acquisition) during the following periods that exceed in the aggregate the amounts set forth opposite each of such periods:

       Period                                     Maximum Capital
       ------                                     ---------------
                                                  Expenditures per Period
                                                  -----------------------
       Fiscal Year 1996                           $     6,000,000
                                                   ---------------------
       Fiscal Year 1997                           $     8,000,000
                                                   ---------------------
       Fiscal Year 1998                           $     8,000,000
                                                   ---------------------
       Fiscal Year 1999
       and each Fiscal Year thereafter            $    10,000,000
                                                   ---------------------

              (b) Minimum Net Worth. Borrowers and their Subsidiaries on a consolidated basis shall maintain at all times during each of the Fiscal Years set forth below, a minimum Net Worth equal to or greater than the following:

       Period                                     Minimum Net Worth
       ------                                     -----------------
                                                  per Period
                                                  ----------
       Fiscal Year 1997                           $   40,000,000
                                                   ----------------
       Fiscal Year 1998                           $   51,300,000
                                                   ----------------
       Fiscal Year 1999                           $   64,700,000
                                                   ----------------
       Fiscal Year 2000                           $   79,700,000
                                                   ----------------
       Fiscal Year 2001                           $   85,000,000
                                                   ----------------

              (c) Minimum Interest Coverage Ratio. Borrowers and their Subsidiaries on a consolidated basis shall have at the end of each Fiscal Quarter set forth below, an Interest Coverage Ratio for the 12-month period then ended, of not less than the following:

       3.5 to 1 for the Fiscal Quarter ending December 31, 1996;
       4.1 to 1 for each Fiscal Quarter ending during Fiscal Year 1997;
       4.5 to 1 for each Fiscal Quarter ending during Fiscal Year 1998 and for each Fiscal Quarter ending thereafter.

                           SCHEDULE J (Section 11.10)
                                       to
                                CREDIT AGREEMENT


(a)    If to Administrative Agent or GE Capital, at

       General Electric Capital Corporation
       105 West Madison Street - Suite 1600
       Chicago, Illinois 60602
       Attention: National-Oilwell Account Manager
       Telecopier No.: (312) 419-5992
       Telephone No.:  (312) 419-0985

       with copies to:

       Winston & Strawn
       35 West Wacker Drive
       Chicago, Illinois 60601
       Attention:  David G. Crumbaugh, Esq.
       Telecopier No.: (312) 558-5700
       Telephone No.:  (312) 558-5600

       and

       General Electric Capital Corporation
       201 High Ridge Road
       Stamford, Connecticut 06927-5100
       Telecopier No.: (203) 316-7889
       Telephone No.:  (203) 316-7556

(b) If to any Lender (copies should also be sent in accordance with paragraph (a) above)

       BTM Capital Corporation
       Trammel Crow Center
       Suite 3160
       2001 Ross Avenue
       L.B. 101
       Dallas, Texas 75201
       Attention: H. Milton Amos, Vice President
       Telecopier No.: (214) 954-0781
       Telephone No.:  (214) 954-0770

       BNY Commercial Corporation
       1290 Avenue of the Americas
       3rd Floor
       New York, New York 10104
       Attention: Daniel Murray, Vice President
       Telecopier No.: (212) 408-4313
       Telephone No.: (212) 408-4088

       Mitsubishi Trust
       520 Madison Avenue
       25th Floor
       New York, New York 10022
       Attention: Susan Le Fevre, Vice President
       Telecopier No.: (212) 644-6825
       Telephone No.:  (212) 891-8243

       Sanwa Business Credit
       500 Glenpointe Centre West
       4th Floor
       Teaneck, New Jersey 07666-6803
       Attention: Oleh Szczupak
       Telecopier No.: (201) 836-4744
       Telephone No.:  (201) 836-4006

(c)    If to either Borrower, at

       National-Oilwell
       P.O. Box 4638
       Houston, Texas 77210-4638
       Attention: Chief Financial Officer
       Telecopier No.: (713) 960-5212
       Telephone No.:  (713) 960-5506

       With copies to:

       National-Oilwell
       P.O. Box 4638
       Houston, Texas 77210-4638
       Attention: General Counsel
       Telecopier No.: (713) 960-5237
       Telephone No.:  (713) 960-5406

                       SCHEDULE K (Section 9.10(a)(iii))
                                       to
                                CREDIT AGREEMENT


                           WIRE TRANSFER INFORMATION




1.     For The Bank of New York Commercial Corporation:

              The Bank of New York
              48 Wall Street
              New York, NY 10015
              Account No.: 0000016608
              ABA No.: 021000018
              Re: National-Oilwell
              Attn: Guardatt Jagnanan
              Phone No.: (212) 408-4188
              Fax No.:   (212) 408-4319

2.     For Sanwa Business Credit Corporation:

              Harris Bank & Trust Company
              111 West Monroe Street
              Chicago, Illinois 60690
              Account No.: 401-686-1
              ABA No.: 071-000-288
              Re: National-Oilwell
              Attn: Robert Nadler, Operations Supervisor
              Phone No.: (201) 836-4006
              Fax No.:   (201) 836-4744

3.     For BTM Capital Corporation:

              Bank of Boston
              125 Summer Street
              Boston, MA 02110
              Account No.: 521-11235
              ABA No.: 011-000-390
              Attn: Tim Gilbert
              Phone No.: (617) 345-5614
              Fax No.:   (617) 345-5250

4.     For The Mitsubishi Trust and Banking Corporation:

              Bankers Trust
              1 Bankers Trust Plaza
              New York, NY 10006
              Account No.: MTBC, New York
              MTBC Account No.: 04201547
              ABA No.: 0210-0103-3
              Ref.: SL-840 National-Oilwell
              Attn: Loan Administration
              Phone No.: (212) 891-8256
              Fax No.:   (212) 755-2349





                                      K-2